SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to Section 240.14a-12

UIL Holdings Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF THE SHAREOWNERS

Date:	May 14, 2008

Time:	10:00 a.m.

Place:	Quinnipiac University
School of Law Center – Grand Courtroom
275 Mount Carmel Avenue
Hamden, Connecticut

Matters to be voted on:

1.	Election of Directors.

2.	Ratification of the selection of PricewaterhouseCoopers LLP as UIL Holdings Corporation’s independent registered public accounting firm for 2008.

3.	Proposal to approve the UIL Holdings Corporation 2008 Stock and Incentive Compensation Plan.

4.	Any other matters properly brought before the shareowners at the annual meeting or any adjournment of the annual meeting.

You can vote your shares of common stock at the annual meeting if UIL Holdings Corporation’s records show that you owned the shares on March 13, 2008.

The Company is pleased to take advantage of the new U.S. Securities and Exchange Commission rules that allow companies to furnish their proxy material over the Internet. As a result, the Company is mailing to most of our shareowners a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of our proxy statement and 2007 Annual Report. The Notice contains instructions on how to access those documents over the Internet and instructions on how to request a paper copy of our proxy materials, including the proxy statement, our 2007 Annual Report and proxy card. All shareowners who did not receive a Notice will receive a paper copy of the proxy material by mail. The Company believes that this new process will allow the Company to continue to provide shareowners with the information they need in a timely manner while reducing the environmental impact, and lowering the costs, of printing and distributing our proxy material.

If you plan on personally attending the meeting, you will be asked to verify that you are a shareowner by presenting an attendance ticket (attached to your proxy card) or the Notice you received regarding the availability of proxy materials for the Shareowners meeting, together with a proper form of identification. If shares are held in the name of a broker, trust, bank, or other nominee, you should bring with you a statement, proxy or a letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting. For the safety of attendees, all bags, packages, and briefcases are subject to inspection. Your compliance is appreciated.

Whether you plan to attend the annual meeting or not, please vote as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet. If you received a proxy card, please fill in, sign, date and promptly return the enclosed proxy card in the postage prepaid envelope provided.

April 4, 2008
By Order of the Board of Directors,
LINDA L. RANDELL
Senior Vice President, General Counsel and Corporate Secretary

YOUR VOTE IS IMPORTANT

In order to save UIL Holdings Corporation the expense of further solicitation to ensure that a quorum is present at the annual meeting, please return your proxy promptly - regardless of the number of shares you own, and regardless of whether you plan to attend the meeting.

Directions to Quinnipiac University appear at the end of the accompanying Proxy Statement.

PROXY STATEMENT

UIL Holdings Corporation (“UIL Holdings,” the “Corporation,” “UIL” or the “Company”) is mailing either (1) a Notice of its Annual Meeting of the Shareowners, this proxy statement and the accompanying proxy form, or (2) a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about April 4, 2008 to all of its shareowners who, according to its records, held common stock as of the close of business on March 13, 2008, in connection with the solicitation of proxies for use at the 2008 Annual Meeting of the Shareowners (the “Annual Meeting”). The Annual Meeting will be held on Wednesday, May 14, 2008 at 10:00 a.m. at Quinnipiac University, School of Law Center – Grand Courtroom, 275 Mount Carmel Avenue, Hamden, Connecticut, for the purposes listed in the accompanying Notice of Annual Meeting of the Shareowners. UIL Holdings is making this solicitation, and it will bear the expense of printing and mailing proxy materials to shareowners. UIL Holdings will ask banks, brokers and other custodians, nominees and fiduciaries to send proxy materials to beneficial owners of shares and to secure their voting instructions, if necessary, and UIL Holdings will reimburse them for their reasonable expenses in so doing. Directors, officers and employees of UIL Holdings may also solicit proxies personally or by telephone, but they will not be specifically compensated for soliciting proxies. In addition, UIL Holdings has retained Georgeson Shareholder Communications, Inc. of New York, New York, at a cost to UIL Holdings of $12,500 plus expenses to aid in the solicitation of proxies by similar methods.

SHAREOWNERS ENTITLED TO VOTE

At the close of business on March 13, 2008, the record date for the Annual Meeting, 25,197,711 shares of UIL Holdings common stock were outstanding. Shareowners of all outstanding shares of common stock will be entitled to vote at the meeting, each share being entitled to one vote, on each matter coming before the meeting as listed in the accompanying Notice of Annual Meeting of the Shareowners. In accordance with UIL Holdings’ bylaws, the President will appoint inspectors of proxies and tellers to count all votes on each matter coming before the meeting.

Shareowners who are participants in Investors Choice, a Dividend Reinvestment & Direct Stock Purchase and Sale Plan for the shares of UIL Holdings common stock, will receive proxy notice or forms, upon request, that cover the shares held in their accounts under the plan.

If you properly return a proxy form, in accordance with the instructions listed on the Notice or proxy card, then the shares covered by that proxy form:

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will be voted or not voted, in accordance with the instructions you give on the proxy form, to elect as Directors for the ensuing year the eleven persons named in this proxy statement, or any other person or persons that the present Board of Directors names as a substitute nominee if one or more of the eleven persons named is unable to serve;

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will be voted for or against, or not voted, in accordance with the instructions you give on the proxy form, with respect to the proposal to ratify the retention of PricewaterhouseCoopers LLP as UIL Holdings’ independent registered public accounting firm for fiscal year 2008;

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will be voted for or against, or not voted, in accordance with the instructions you give on the proxy form, with respect to the proposal to approve the UIL Holdings Corporation 2008 Stock and Incentive Compensation Plan; and

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will be voted in accordance with the discretion of the person or persons designated as proxies on the proxy form with respect to other matters, if any, which come before the meeting. UIL Holdings is not aware of any other matters to be presented at the meeting.

You may revoke your proxy at any time prior to its use. In order to revoke your proxy, you must file with UIL Holdings’ Corporate Secretary a written notice of revocation or another properly signed proxy form bearing a later date. If you attend the meeting in person, you may, if you wish, vote by ballot at the meeting. If you do vote by ballot at the meeting, then the proxy you previously gave will be cancelled.

Under Connecticut law and UIL Holdings’ bylaws, shareowners holding a majority of the shares of outstanding common stock will constitute a quorum for purposes of considering and acting upon the matters listed in the accompanying Notice of Annual Meeting of the Shareowners.

Under Connecticut law and UIL Holdings’ bylaws, assuming that a quorum is present at the meeting, Directors will be elected by a plurality of the votes cast at the meeting. Withholding authority to vote for a Director nominee will not prevent that Director nominee from being elected. Cumulative voting for Directors is not permitted under Connecticut law unless a corporation’s certificate of incorporation provides for cumulative voting rights. UIL Holdings’ certificate of incorporation does not contain a provision for cumulative voting rights.

Under Connecticut law and UIL Holdings’ bylaws, assuming that a quorum is present at the meeting, the proposal to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as UIL Holdings’ independent registered public accounting firm will be approved if the votes cast in favor of this action exceed the votes cast against it. Proxies marked to abstain from voting with respect to this action will not have the legal effect of voting against it.

Under the rules of the New York Stock Exchange, assuming a quorum is present at the meeting, the minimum vote that will constitute shareowner approval of the proposal regarding the UIL Holdings Corporation 2008 Stock and Incentive Compensation Plan is approval by a majority of votes cast on the proposal, provided that the total vote cast on the proposal represents over 50% in interest of all shares entitled to vote on the proposal. Since, under New York Stock Exchange rules, abstentions are treated as “votes cast” and broker non-votes are treated as “entitled to vote,” proxies marked to abstain from voting and broker non-votes with respect to this action will have the legal effect of voting against it.

PRINCIPAL SHAREOWNERS

In statements filed with the Securities and Exchange Commission, except as otherwise indicated herein, the entity identified in the table below has disclosed beneficial ownership of shares of UIL Holdings common stock as shown in the table. The entity identified in the table has not acknowledged that it has acted, or is acting, as a partnership, limited partnership or syndicate, or as a group of any kind for the purpose of acquiring, holding or disposing of UIL Holdings common stock.

The percentage shown in the right-hand column is calculated based on the 25,197,711 shares of UIL Holdings common stock outstanding as of the close of business on March 13, 2008.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	Barclays Global Investors, NA	1,409,217 shares (1)	5.59%
	45 Fremont Street San Francisco, CA 94105

(1)

Based upon information provided in a Schedule 13G filed by Barclays Global Investors, NA and its affiliates on February 5, 2008. Barclays Global Investors, NA, Barclays Global Fund Advisors and Barclays Global Investors, LTD have sole voting power with respect to 490,901, 548,269 and no shares, respectively and dispositive power with respect to 625,558, 757,915 and 25,744 shares, respectively. The Schedule 13G notes that the shares reported are held in trust accounts for the economic benefit of the beneficiaries of those accounts.

David T. Chase reported beneficial ownership of 2,294,499 shares, or approximately 9.1%, of outstanding UIL Holdings common stock, as of December 31, 2007, on a Schedule 13G/A (the “David Chase 13G”) filed by Mr. Chase on February 13, 2008. Mr. Chase subsequently advised us that, as of March 13, 2008, as a result of changes in governance of entities directly holding shares that are attributed to Mr. Chase or accounts in which such shares are held (and not the result of the sale of any shares of UIL Holdings common stock reported as beneficially owned by him in the David Chase 13G), his beneficial ownership had been reduced to below 5% of any class of our voting securities. As a consequence, we do not report beneficial ownership by Mr. Chase. Mr. Chase has indicated that the governance and related changes occurred subsequent to December 31, 2007, and affected his ability to vote and/or dispose of certain shares of UIL Holdings common stock.

Cheryl A. Chase reported beneficial ownership of 1,692,498 shares, or approximately 6.7%, of outstanding UIL Holdings common stock, as of December 31, 2007, on a Schedule 13G/A (the “Cheryl Chase 13G”) filed by Ms. Chase on February 13, 2008. Ms. Chase subsequently advised us that, as of March 13, 2008, as a result of changes in governance of entities directly holding shares that are attributed to Ms. Chase or accounts in which such shares are held (and not the result of the sale of any shares of UIL Holdings common stock reported as beneficially owned by her in the Cheryl Chase 13G), her beneficial ownership had been reduced to below 5% of any class of our voting securities. As a consequence, we do not report beneficial ownership by Ms. Chase. Ms. Chase has indicated that the governance and related changes occurred subsequent to December 31, 2007, and affected her ability to vote and/or dispose of certain shares of UIL Holdings common stock.

Arnold L. Chase, a UIL Holdings director, reported beneficial ownership of 1,957,369 shares, or approximately 7.8%, of outstanding UIL Holdings common stock, as of December 31, 2007, on a Schedule 13G/A (the “Arnold Chase 13G”) filed by Mr. Chase on February 13, 2008. Mr. Chase subsequently advised us that, as of March 13, 2008, as a result of changes in governance of entities directly holding shares that are attributed to Mr. Chase or accounts in which such shares are held (and not the result of the sale of any shares of UIL Holdings common stock reported as beneficially owned by him in the Arnold Chase 13G), his beneficial ownership, which includes the shares held by RLC Investments LLC, had been reduced to below 5% of any class of our voting securities. As a consequence, we do not report beneficial ownership by Mr. Chase in this table, but include him in the table below under the title “Stock Ownership of Directors and Officers.” Mr. Chase has indicated that the governance and related changes occurred subsequent to December 31, 2007, and affected his ability to vote and/or dispose of certain shares of UIL Holdings common stock.

There is no other person or group of persons known to UIL Holdings to be the beneficial owner of more than 5% of the shares of UIL Holdings common stock as of the close of business on March 13, 2008.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Unless you instruct otherwise on the proxy form, shares to which the signed and returned form relates will be voted in favor of the persons listed below for election as Directors of UIL Holdings. Although UIL Holdings knows of no reason why any of the persons listed below will be unable to serve as a Director, if that should occur, your shares will be voted for any other person that the present Board of Directors of UIL Holdings (the “Board of Directors” or the “Board”) names as a substitute nominee. All of the nominees listed below were elected Directors at the last annual meeting. The stated age of the Director nominees will be their age at May 14, 2008. The Board of Directors has adopted a policy that states that a Director will not be a candidate for re-election after his or her seventy-second birthday.

Name, Principal Occupation, Other Corporate and Civic Affiliations and Principal Occupations During the Past Five Years of Nominee	Age	Director Since
Thelma R. Albright	61	1995

Former President, Carter Products Division, Carter-Wallace, Inc., Cranbury, New Jersey, a consumer and healthcare products manufacturer. Currently, Director, UIL Holdings Corporation, The United Illuminating Company and Church and Dwight, Inc.

Marc C. Breslawsky	65	1995

Former Chairman of the Board of Directors and Chief Executive Officer, Imagistics International Inc., Trumbull, Connecticut, a sales, service and marketing organization offering enterprise office imaging and document solutions in the United States and Europe. Currently, Director, UIL Holdings Corporation, The United Illuminating Company, C.R. Bard, Inc. and The Brinks Company. Former Director of Océ America Holding Company.

Name, Principal Occupation, Other Corporate and Civic Affiliations and Principal Occupations During the Past Five Years of Nominee	Age	Director Since
Arnold L. Chase	56	1999

Member of the Board of Directors and President, Gemini Networks, Inc., and Chase Enterprises, Hartford, Connecticut, privately owned investment holding companies. Also, Director, UIL Holdings Corporation, The United Illuminating Company and Connecticut Public Broadcasting, Inc.

John F. Croweak	71	1987

Former Chairman of the Board of Directors and Chief Executive Officer, Anthem Blue Cross & Blue Shield of Connecticut, Inc., North Haven, Connecticut, a healthcare insurance provider. Currently, Director, UIL Holdings Corporation, The United Illuminating Company and NewAlliance Bank Corporation.

Betsy Henley-Cohn	55	1989

Chairperson of the Board of Directors and Chief Executive Officer, Joseph Cohn & Son, Inc., North Haven, Connecticut, a construction sub-contracting business operating in New England. Also Director, UIL Holdings Corporation and The United Illuminating Company. Former Chairperson of BIW Limited, a water utility holding company, and former Director of The Aristotle Corporation and Citizens Bank of Connecticut.

John L. Lahey	61	1994

President, Quinnipiac University, Hamden, Connecticut. Also, Trustee Yale New Haven Hospital. Director, UIL Holdings Corporation, The United Illuminating Company, The NYC Saint Patrick’s Day Parade, Inc., Standard Security Life Insurance Company of New York, The Aristotle Corporation and the Independence Holding Company, and Member of the Council of the American Bar Association Section of Legal Education and Admissions to the Bar.

F. Patrick McFadden, Jr.	70	1987

Former Chairman of the Board of Directors, Citizen’s Bank of Connecticut, New Haven, Connecticut, a commercial banking institution. Currently, Vice-Chairman of the Board of Directors, Yale-New Haven Health Services Corporation; Non-Executive Chairman and Director, UIL Holdings Corporation and The United Illuminating Company; Director, Higher One, a banking company and Goodspeed Opera, Haddam, Connecticut. Member, Representative Policy Board of the South Central Connecticut Regional Water Authority.

Daniel J. Miglio	67	1999

Former Chairman of the Board of Directors, President and Chief Executive Officer of SNET Corporation and the Southern New England Telephone Company, New Haven, Connecticut, telecommunications companies. Currently, Director, UIL Holdings Corporation, The United Illuminating Company and Yale-New Haven Health Services Corporation.

William F. Murdy	66	2001

Chairman of the Board of Directors and Chief Executive Officer of Comfort Systems USA, a national consolidation of heating, ventilation, air conditioning and related services companies serving the commercial and industrial markets. Also, Director, UIL Holdings Corporation, The United Illuminating Company, Kaiser Aluminum, NetVersant Solutions, and Compact Power Inc. Member, National Board and Executive Committee of Business Executives for National Security, the Council on Foreign Relations, the Board of Trustees of the Association of Graduates of the U.S. Military Academy, and the Corporate Council of the Vietnam Veterans Memorial.

Name, Principal Occupation, Other Corporate and Civic Affiliations and Principal Occupations During the Past Five Years of Nominee	Age	Director Since
James A. Thomas	69	1992

Former Associate Dean, Yale Law School, New Haven, Connecticut. Currently, Director, Yale New Haven Health Service Corporation; UIL Holdings Corporation, The United Illuminating Company and People’s United Financial.

James P. Torgerson	55	2006

Former President and Chief Executive Officer, Midwest Independent Systems Operator, Inc. Currently, President and Chief Executive Officer, UIL Holdings Corporation, Chief Executive Officer, The United Illuminating Company, and Director, UIL Holdings Corporation and The United Illuminating Company. Board Member, St. Raphael’s Healthcare System, Regional Growth Partnership, Edison Electric Institute and the Connecticut Business and Industry Association.

Information Regarding the Board of Directors

During the year 2007, the Board of Directors held 13 meetings. The average attendance record of the Directors was 98% for meetings of the Board of Directors and its committees held during 2007. All the members of the Board of Directors, except one member who was unable to attend due to illness, attended the 2007 Annual Meeting of Shareowners.

Mr. McFadden has been re-elected as the Non-Executive Chair by the Board of Directors and presides over the executive sessions. The responsibilities adopted by the Board of Directors as they relate to the Non-Executive Chair are included in the Corporate Governance Standards of UIL Holdings and described below in this proxy statement.

Director Independence

The Board of Directors is composed at all times of at least a majority of directors who are independent. As described below, the Board has determined that 9 of the Board’s 11 director nominees, or approximately 82%, are independent directors. In accordance with New York Stock Exchange corporate governance standards, all of the members of the Audit Committee, the Compensation and Executive Development Committee and the Corporate Governance and Nominating Committee are independent directors.

The Board has adopted categorical standards to assist it in making the annual affirmative determination of each director’s independence status and these standards are posted on our website, www.uil.com. A director will be considered “independent” if he or she meets the requirements of the categorical standards and the criteria for independence set forth from time to time in the listing standards of The New York Stock Exchange (“NYSE”).

The Board has evaluated the relationships between each nominee for director (and his or her immediate family members and related interests) and UIL Holdings and its subsidiaries. The Board has affirmatively determined, upon the recommendation of the Corporate Governance and Nominating Committee, that each of the following nominees is independent: Ms. Albright, Mr. Breslawsky, Mr. Croweak, Ms. Henley-Cohn, Mr. Lahey, Mr. McFadden, Mr. Miglio, Mr. Murdy and Mr. Thomas. The Board has determined that Messrs. Chase and Torgerson do not meet the Corporation’s independence standards. Mr. Chase is not independent because he has a beneficial interest in the building known as 157 Church Street, at which a wholly-owned subsidiary of the Corporation is a lessee. Mr. Torgerson is not independent because he is the President and Chief Executive Officer of UIL Holdings.

Committees of the Board of Directors

Ms. Henley-Cohn and Messrs. Croweak, McFadden and Torgerson serve on the Executive Committee of the Board of Directors. The Executive Committee is a standing committee that has and may exercise all the powers of the Board of Directors when it is not in session. No meetings of the Executive Committee were held during 2007.

Ms. Henley-Cohn and Messrs. Breslawsky, Miglio and Lahey serve on the Audit Committee of the Board of Directors. All members of the Audit Committee are independent as defined in the listing standards of The New York Stock Exchange. The Audit Committee is a standing committee that oversees financial accounting and reporting practices, evaluates the reliability of UIL Holdings’ system of internal controls, assures the objectivity of independent audits, explores other issues that it deems may potentially affect UIL Holdings, and makes recommendations regarding such matters to the officers and to the Board of Directors. Mr. Miglio is the Chair of the Audit Committee. Messrs. Breslawsky and Miglio are each an Audit Committee financial expert, as defined by the regulations of the Securities and Exchange Commission. In 2008, the Board of Directors amended the Audit Committee Charter to, among other things, authorize the Chair of the Committee to pre-approve specific services, subject to limitation, and advise the full Committee of such approval at the next regularly scheduled Audit Committee meeting. The Audit Committee Charter meets the current requirements of the Securities and Exchange Commission regulations and The New York Stock Exchange listing standards. The charter is attached to this proxy statement as Appendix A and is posted on the Corporation’s website, www.uil.com. The Corporation will send a copy to any shareowner who requests it by contacting the Corporate Secretary. The Audit Committee held six meetings during 2007.

Ms. Albright and Messrs. Croweak, Murdy and Thomas serve on the Compensation and Executive Development Committee of the Board of Directors. All members of the Compensation and Executive Development Committee are independent as defined in the listing standards of The New York Stock Exchange. Ms. Albright is the Chair of the Compensation and Executive Development Committee. The Compensation and Executive Development Committee is a standing committee that reviews and approves compensation levels for the Chief Executive Officer (CEO), the other executive officers of UIL Holdings and its business unit heads, reviews the performance of the officers, reviews and recommends to the Board of Directors the levels of compensation and other benefits paid and to be paid to the officers other than the CEO, the other executive officers and business unit heads, reviews and administers incentive compensation programs for the officers and reviews the recommendations of management for its succession planning and the selection of officers. In addition, the committee has the fiduciary responsibility for, and oversight of, the pension and benefit plans of the Corporation. The Compensation and Executive Development Committee has a charter that is available on UIL Holdings’ website, www.uil.com and the Corporation will send a copy to any shareowner who requests it by contacting the Corporate Secretary. The Compensation and Executive Development Committee held seven meetings during 2007.

Ms. Albright, Ms. Henley-Cohn and Messrs. Breslawsky, Lahey and Miglio serve on the Corporate Governance and Nominating Committee of the Board of Directors. Ms. Henley-Cohn is the Chair of the Corporate Governance and Nominating Committee. All members of the Corporate Governance and Nominating Committee are independent as defined in the listing standards of The New York Stock Exchange. The Corporate Governance and Nominating Committee is a standing committee that recommends policy with respect to the composition, organization, practices and compensation of the Board of Directors and makes recommendations to the Board of Directors on nominees to the Board. The Corporate Governance and Nominating Committee has a charter that is available on UIL Holdings’ website, www.uil.com and the Corporation will send a copy to any shareowner who requests it by contacting the Corporate Secretary. The Corporate Governance and Nominating Committee does not set specific, minimum qualifications that nominees must meet in order for the Committee to recommend them for election to the Board of Directors, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account the needs of UIL Holdings and the composition of the Board of Directors. Members of the Corporate Governance and Nominating Committee discuss and evaluate possible candidates in detail, and suggest individuals to explore in more depth. Outside consultants have also been employed to help in identifying candidates. Once a candidate is identified whom the Committee wants to seriously consider for nomination, the Chair of the Corporate Governance and Nominating Committee enters into a discussion with that prospective nominee. The Corporate Governance and Nominating Committee will consider nominees recommended by shareowners. Nominees recommended by shareowners are given appropriate consideration in the same manner as other nominees. Shareowners who wish to submit nominees for Director for consideration by the Corporate Governance and Nominating Committee for election at the UIL Holdings 2009 Annual Meeting of Shareowners may do so by submitting in writing, between December 1, 2008 and December 31, 2008, the names of such nominees with their qualifications and biographical information forwarded to the Committee in care of the Corporate Secretary of UIL Holdings. The Corporate Governance and Nominating Committee held three meetings during 2007.

Messrs. Chase, Croweak, Murdy and Thomas serve on the Finance Committee of the Board of Directors. Mr. Chase is the Chair of the Finance Committee. The Finance Committee is a standing committee that assists the CEO and senior management with the development of an overall strategic plan, taking into account key strategic issues and providing a focus for defining and implementing the annual goals and projects comprising corporate business and operational plans. The Finance Committee also reviews the financial decisions and transactions necessary to execute the strategic plan, and examines, at least annually, projected income, cash flow and capital structure. The Finance Committee has oversight of the investment standards, policies and objectives established for, and the performance and methods of, the pension plan and 401(k) investment managers. The Finance Committee held four meetings during 2007.

TRANSACTIONS WITH RELATED PARTIES

Under a lease agreement dated May 7, 1991, one of UIL Holdings’ direct subsidiaries, The United Illuminating Company (UI), leased its corporate headquarters offices in New Haven from 157 Church Street, LLC, which is controlled by Arnold L. Chase, a Director and shareowner of UIL Holdings (for further details see the Principal Shareowners disclosure above), and members of his immediate family. During 2007, UI’s lease payments to 157 Church Street, LLC totaled $10.4 million.

Other than as set forth in our Code of Business Conduct for the Board of Directors, UIL Holdings does not have a specific policy regarding review of transactions involving directors, management or other related parties. However, UIL Holdings discourages such transactions and have historically limited the approval of such transactions to specific and rare instances with the full disclosure to, and approval of, the disinterested members of the Board.

CORPORATE GOVERNANCE STANDARDS

The Board of Directors has adopted principles of corporate governance that govern the selection of Board candidates, compensation of Board members, rules regarding structure and operation of Committees and meetings of and agendas for the Board and its Committees. These practices are reviewed by the Corporate Governance and Nominating Committee periodically, and this review includes the evaluation by the Corporate Governance and Nominating Committee of board practices at other well-managed companies and emerging corporate governance issues. The Company makes available on its website, www.uil.com its corporate governance standards and code of business conduct for the Board of Directors as well as its code of business conduct for officers and employees, and UIL Holdings will send copies of any such documents to any shareowner who requests any of them by contacting the Corporate Secretary.

Primary Responsibilities of the Board of Directors

All Directors are expected to exercise their responsibilities and promote the best interests of the shareowners in terms of corporate governance, compliance with applicable laws and regulation; and maintenance of accounting, financial, and other controls. The Board’s primary responsibility is to provide effective guidance of the affairs of the Company for the benefit of its shareowners. This includes overseeing the conduct of the Company’s business and, where appropriate, approval of the Company’s financial objectives, major corporate plans and strategies. In addition, the Board selects the Company’s Chief Executive Officer (CEO), acts as an advisor and counselor to the CEO and senior management and evaluates the CEO’s performance.

Access to Management and Outside Advisors

The Directors have complete access to the Company’s senior management, including executive officers. The Board expects that executives and/or managers will be present regularly at Board meetings to provide additional insight into the items being discussed and to provide the Board the opportunity to evaluate their management skills. The Board also has access to the Company’s outside counsel and auditors and may retain outside counsel or other professional advisors of its choice with respect to any issue relating to its activities.

Non-Executive Chair of the Board

The Non-Executive Chair of the Board (“Non-Executive Chair”) directs the activities and meetings of the Board, acts as a liaison between the Board and management of the Company, and plays a complementary role to the CEO of the Company in interacting with shareowners of the Company and other third parties.

The Non-Executive Chair is selected by the Board to serve a one-year term. The Non-Executive Chair is selected from among those independent directors who are financially literate, as defined by the rules of The New York Stock Exchange. The Non-Executive Chair shall also be the chair of the Executive Committee, and shall not chair or serve on any other committee of the Board, but is invited to attend meetings of all such committees.

The Non-Executive Chair has the following responsibilities:

•	Provides leadership to the Board generally and establishes procedures to govern the Board’s work and ensure the Board’s full discharge of its duties

•	Schedules special meetings of the Board; works with committee chairs to coordinate the schedule of meetings for committees; organizes and presents the agenda for meetings of the Board

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Ensures proper flow of information to the Board; reviews adequacy of documentary materials in support of management’s proposals; ensures adequate lead time for effective study and discussion of business under consideration

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Presides at all meetings of the Board, including executive sessions of the non-management Directors and ensures minutes are duly recorded of all Board and Committee meetings, including executive sessions

•	Works with the Corporate Governance and Nominating Committee to ensure that each Director is making a significant contribution to the Board

•	Works with the Corporate Governance and Nominating Committee to ensure proper committee structure, including assignments of members and committee chairs

•	Acts as liaison between the Board and management

•	Advises the CEO on strategic matters and interacts with other members of senior management in a manner designed to facilitate the Board’s succession planning function

•	Ensures that he/she is available for consultation and direct communication with major shareowners; assists the CEO in communicating with third parties

•	Carries out other duties as requested by the CEO and the Board as a whole

Attendance at Meetings

Each Director is expected to attend all meetings of the Board and all meetings of Committees of which the Director is a member. Such attendance is expected to be in person, although telephonic attendance is acceptable as long as it is infrequent. The Board recognizes that participation of a Director may not be possible, either in person or by conference telephone, on occasions where meetings need to be scheduled on short notice and that conflicts may arise from time to time to prevent a Director from attending a regularly scheduled meeting. Nonetheless, the Board expects that Directors will make every possible effort to keep such absences to a minimum. All Directors are expected to attend the annual meeting of shareowners.

Establishment of Agenda and Conduct of Meetings

The Non-Executive Chair shall establish the agenda for each Board meeting. Any Director may suggest inclusion of additional items on the agenda. It is anticipated that the agenda will be distributed in advance of the Board meeting. Directors may also raise at any regular Board meeting subjects for discussion that are not on the formal agenda; however, the desire for inclusion of such items should be communicated to the Non-Executive Chair or Corporate Secretary in advance of the meeting, if possible. The agenda should provide for holding executive sessions of the non-management Directors at not less than two regularly scheduled meetings in each year.

The Non-Executive Chair shall preside at all meetings of the Board, including executive sessions, and should determine the order and manner of proceeding at meetings.

Distribution of Board Materials

In addition to the Board agenda, information that is important to the Board’s understanding of the business of the Company shall be distributed to Directors prior to each Board meeting. Directors also routinely receive quarterly financial reports as well as significant press releases, analyst reports, and other information designed to keep them informed of the significant aspects of the Company’s business performance and prospects. Directors are expected to review Board materials in advance of meetings.

Board Composition

The entire Board will be elected annually. A Director will not be a candidate for re-election after his or her seventy-second birthday. A Director will not be a candidate for election to a sixth term unless he or she is the beneficial owner, directly or indirectly, of at least 8,500 shares of UIL Holdings common stock.

At all times a majority of the Board shall be “Independent Directors” as that term is defined from time to time by relevant law and The New York Stock Exchange (NYSE) listing standards. Furthermore, the Board shall affirmatively determine the independence of Directors in accordance with relevant law, NYSE listing standards and such other factors as the Board may deem appropriate.

The Directors, taken as a whole, should have the expertise and ability to fulfill the responsibilities of the Board. In considering candidates to recommend for nomination or re-nomination to the Board, the Corporate Governance and Nominating Committee shall consider the knowledge, skills, abilities, expertise, character, and qualifications of such candidates, as well as other factors bearing on such candidates’ ability to serve effectively, including the ability to oversee the management and direct the affairs and business of UIL Holdings, and other Board and committee responsibilities. The Committee should consider whether the Directors as a group reflect a diversity of skills and demographics.

A Director is expected to submit a letter of resignation, subject to acceptance by the Board, upon any significant change in his or her primary employment. A Director is also expected to notify the Non-Executive Chair if he or she is asked to serve on another Board of Directors or on the compensation or audit committee of another Board of Directors. Generally, Directors should not serve on the Board of another energy utility.

Board Compensation

The Corporate Governance and Nominating Committee will evaluate and make recommendations to the Board with respect to Director compensation. Senior management of the Company shall report periodically to the Corporate Governance and Nominating Committee on the status of the Company’s Director compensation practices in relation to other companies in analogous industries and of comparable size. Any changes in Director compensation should come upon the recommendation of the Corporate Governance and Nominating Committee, and after full discussion and concurrence by the Board.

Board Committees

A substantial amount of the analysis and work of the Board is done by standing Board committees. Each Director is expected to participate actively in the meetings of each committee to which the Director is appointed.

The Board has established the following standing committees in addition to an Executive Committee:

Audit Committee: The Audit Committee’s functions include: assisting Board oversight of the integrity of the Company’s financial statements; assisting Board oversight of the Company’s compliance with legal and regulatory requirements, including monitoring the integrity of the Company’s reporting standards and systems of internal controls regarding finance, accounting and legal matters; retention and termination of independent auditors to conduct the annual audit; approval of non-audit relationships with the independent auditors; assisting Board oversight by monitoring the qualifications, independence, performance and scope of examination of the Company’s independent external auditors; assisting Board oversight by monitoring the performance of the Company’s internal audit function; providing an avenue of communication among the Company’s independent external auditors, management and the Board of Directors; and reviewing the quarterly and annual financial statements and the annual audit report.

Compensation and Executive Development Committee (“CEDC”): The CEDC’s functions include: discharging the responsibilities of the Board relating to compensation of the Company’s executives; ensuring that the officers of the Company are appropriately compensated by establishing competitive executive compensation policies that are targeted to comparable companies, and by establishing other supplemental compensation and benefit programs all of which are deemed internally equitable, externally competitive and are designed to align the interests of such officers with those of the Company’s shareowners; making recommendations to the Board regarding the selection of the Company’s CEO and reviewing the CEO’s nominees for other officers of the Company and its affiliates; evaluating the annual performance of the Company’s CEO; reviewing management development and succession matters; and administering aspects of compensation plans and stock plans and amending or recommending changes in such plans.

Corporate Governance and Nominating Committee (“Governance Committee”): The Governance Committee’s functions include: identifying individuals who are qualified to be nominated to the Board; making recommendations to the Board relating to the Company’s selection and nomination of Directors; reviewing and establishing the compensation of non-executive members of the Board; developing and recommending to the Board a set of corporate governance standards applicable to the Company; reviewing corporate governance trends, issues and best practices; and making recommendations to the Board regarding the adoption of best practices most appropriate for the governance of the affairs of the Board and the Company, including any recommended amendments to the Company’s corporate governance standards.

Finance Committee: The Finance Committee provides Board level review of financial decisions and transactions necessary to execute operating and strategic plans, and is the investment committee for the funded employee benefit plans and for any rabbi or other trusts established in connection with non-qualified deferred compensation plans. The Finance Committee is responsible for carrying out the Board’s duties in connection with the investment and management of plan assets held on behalf of the funded employee benefits plans and programs sponsored by the Company and its affiliates. At least annually, the Finance Committee examines the Company’s budget, projected income, cash flow and capital structure.

Charters:

Each standing committee shall have a Board-approved written charter detailing its purposes, duties and responsibilities. Each committee should periodically review its charter and recommend to the Board changes to the charter as appropriate. The Board may also establish other committees from time to time to deal with specific issues.

Composition of Committees: Only Directors deemed by the Board to be independent in accordance with applicable law and listing standards of the NYSE may serve on the Audit Committee, CEDC and Governance Committee. In addition, the composition of the Committees will be reviewed annually to ensure that each of its members meets the independence criteria set forth in applicable rules and regulations of the Securities and Exchange Commission, NYSE and Internal Revenue Service. Unless otherwise required by law or regulation, each standing committee shall have a minimum of three members.

The Non-Executive Chair of the Board shall be a member and Chair of the Executive Committee. Any management Director, including the Chief Executive Officer, shall be a member of the Executive Committee, if such exists, and shall attend meetings of all other committees of the Board as appropriate.

A committee member may resign without prior notice to the chair of the committee. The Board may remove a committee member without prior notice to the member.

Assignment and Rotation of Committee Members: The Governance Committee recommends to the Board the membership and chairs of the various committees, and the Board makes such committee assignments. In making its recommendations to the Board, the Governance Committee takes into consideration the continuity, subject matter expertise, tenure and experience of the individual Board members.

Committee Agendas/Reports to the Board: Appropriate members of management and staff will prepare draft agendas and related background information for each committee meeting which, to the extent desired by the relevant committee chair, will be reviewed and approved by such chair in advance of distribution to the other committee members. Background materials, together with such agenda, should be distributed to committee members in advance of the meeting for their review and discussion. In addition, each committee member may suggest items for inclusion on the agenda and to raise at any committee meeting subjects within the scope of the committee’s responsibilities that are not on the agenda for that meeting. Agendas for committee meetings shall include provision for executive sessions consisting of only non-management Directors at least two times per year. Reports on the items considered at each committee meeting are to be furnished to the full Board at its next meeting. In addition, all Directors are to be furnished copies of the minutes of all committee meetings.

Frequency of Board and Committee Meetings

The Board shall meet at least quarterly and special meetings are to be called as necessary. Meetings of the Board and its standing committees shall be of such frequency and duration as will allow the Board and its committees adequate time to fulfill their responsibilities.

Annual Performance Evaluation of the Board and Committees

The Governance Committee is responsible for overseeing a self-assessment of the conduct of the Board, as well as reviewing with the Board the results of these assessments, at least on an annual basis. The results will be summarized by the Company’s General Counsel. The evaluation will focus on the Board’s contribution to UIL and specifically focus on areas in which the Board or management believes that the Board could improve. In addition, each committee shall perform a self-evaluation, not less than annually, which will be summarized by the Company’s General Counsel and presented to the Governance Committee, the Chair of which will then make a presentation to the Board.

Succession Issues

The Board will discuss and determine succession planning for the Non-Executive Chair and the CEO, in the event of either of their deaths, disability, retirement, removal or resignation. Succession planning will be reviewed by the Board at least annually. The CEDC shall make recommendations to the Board regarding succession planning for the CEO and the Governance Committee shall make recommendations to the Board regarding succession planning for the Non-Executive Chair. The Governance Committee and the Board shall also consider succession planning for other members of the Board.

Evaluation of Chief Executive Officer

The CEDC is responsible for conducting an assessment of the performance of the CEO, at least on an annual basis, after soliciting input from other Directors. The results of the evaluation should be communicated to the CEO by the Chair of the Committee. The evaluation should be based on objective criteria, which should include the financial performance of the Company, accomplishment of financial and strategic objectives and the successful professional development of management personnel.

Director Orientation and Continuing Education

An orientation program for new Directors shall be conducted, which program shall include background information about the Company’s business; general information about the Board and committees; and a review of a Director’s duties and legal responsibilities. Some of these materials can be included in a Director’s handbook provided at meetings with key executives, preceding or promptly following the election of a new Director to the Board. The Board will periodically assess the need for continuing education programs for its members. Directors should participate at least once every two years in continuing education that will enhance their value to the Company. The reasonable expenses of attending any such events will be borne by the Company.

Communications with Directors

In order to provide shareowners and other interested parties with a direct and open line for communication to the independent members of the Board, the Board has adopted the following procedures for confidential communications to Directors. UIL Holdings’ shareowners and other interested persons may communicate with the non-management Directors of the Company by sending a letter to the following address:

Non-Executive Chair
UIL Holdings Corporation c/o Wiggin and Dana
One Century Tower
265 Church Street
New Haven, CT 06510

All communications received in accordance with these procedures will be reviewed by the Company’s General Counsel to determine whether the communication:

•	does not relate to the business or affairs of UIL Holdings or the functioning or constitution of the Board or any of its committees;

•	relates to routine or insignificant matters that do not warrant the attention of the Board;

•	is an advertisement or other commercial solicitation or communication;

•	is frivolous or offensive; or

•	is otherwise not appropriate for delivery to Directors.

The Company’s General Counsel shall determine whether the subject matter of the communication should be brought to the attention of the non-management Directors, the full Board, or one or more of its committees, as well as whether any response to the person sending the communication is appropriate. Any such response will be made only in accordance with applicable law and regulations relating to the disclosure of information.

The Company’s General Counsel will retain copies of all communications received pursuant to these procedures for a period of at least one year. The Governance Committee of the Board will review the effectiveness of these procedures from time to time and, if appropriate, recommend changes.

Vote Required for Approval

Under Connecticut law and UIL Holdings’ bylaws, assuming that a quorum is present at the meeting, Directors will be elected by a plurality of the votes cast at the meeting. Withholding authority to vote for a Director nominee will not prevent that Director nominee from being elected. Cumulative voting for Directors is not permitted under Connecticut law unless a corporation’s certificate of incorporation provides for cumulative voting rights. UIL Holdings’ certificate of incorporation does not contain a provision for cumulative voting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THIS PROPOSAL CONCERNING THE ELECTION OF DIRECTORS.

STOCK OWNERSHIP OF DIRECTORS AND OFFICERS

The following table shows the number of shares of UIL Holdings common stock beneficially owned, directly or indirectly, as of March 13, 2008, by (i) each Director of UIL Holdings (which includes all nominees for the Board of Directors listed above), (ii) the Chief Executive Officer and the Chief Financial Officer of UIL Holdings, (iii) each of the three other most highly compensated persons who are either executive officers of UIL Holdings or officers of its subsidiaries who play a policymaking role for UIL Holdings and (iv) the total of all of the Directors and executive officers of UIL Holdings serving as of December 31, 2007 as a group.

Name of Individual or Number of Persons in Group	Shares	Stock Options	Stock Units	Total Shares Beneficially Owned Directly or Indirectly
Thelma R. Albright	480	30,000	44,257	74,737
Marc C. Breslawsky	166	30,000	46,202	76,368
Arnold L. Chase (1)	956,869	22,500	14,675	994,044
John F. Croweak	1,897	7,500	27,595	36,992
Betsy Henley-Cohn	23,096	—	8,681	31,777
John L. Lahey	14,054	23,022	17,595	54,671
F. Patrick McFadden, Jr.	5,712	—	21,465	27,177
Daniel J. Miglio	15,831	7,500	14,165	37,496
William F. Murdy	5,000	7,500	25,904	38,404
James A. Thomas	7,694	20,000	7,556	35,250
James P. Torgerson	56,274	—	—	56,274
Richard J. Nicholas	31,417	8,361	—	39,778
Linda L. Randell	5,987	—	—	5,987
Anthony J. Vallillo	39,650	—	—	39,650
Richard J. Reed	7,859	—	—	7,859
All Directors, Executive Officers and highly compensated persons as a group (18 persons)* (2)	1,190,171	179,935	228,095	1,598,201

*	Group consisting of the individuals named in the table, plus three other executive officers, Susan E. Allen, Deborah C. Hoffman and Steven P. Favuzza.
(1)

The number of shares of common stock beneficially owned by Mr. Chase, as listed in the above stock ownership table, is approximately 3.94% of the 25,197,711 shares of common stock outstanding as of March 13, 2008, adjusted to reflect the additional shares which would be outstanding if Mr. Chase exercised his stock options and right to receive shares of common stock for his stock units. Shares reported as beneficially owned by Mr. Chase include 379,000 shares directly held by Mr. Chase, with respect to which he holds sole voting and investment power; 6,205 shares of restricted stock directly held by Mr. Chase acquired under the Company’s director compensation plans, with respect to which he holds sole voting power; 22,500 shares underlying currently exercisable options granted by UIL Holdings under its director compensation plans and directly held by Mr. Chase; 14,675 shares underlying currently exercisable stock units held by UIL Holdings under its non-employee directors’ plan; 44,166 shares directly held by The Sandra and Arnold Chase Family Foundation, Inc., a charitable foundation of which Mr. Chase serves as a director, president and chief executive officer, and with respect to which he may be deemed to hold shared voting and investment power; 527,000 shares directly held by RLC Investments LLC, of which Mr. Chase is a manager, and with respect to which he may be deemed to hold shared voting and investment power; and 498 shares of common stock held by Mr. Chase as custodian for his non-adult children, with respect to which he holds sole voting and investment power.

(2)

The number of shares of common stock beneficially owned by each of the other persons included in the table is less than 1.0% of the outstanding shares of common stock as of March 13, 2008; and the number of shares of common stock beneficially owned by all of the Directors and executive officers as a group represents approximately 6.24% of the shares of common stock outstanding as of March 13, 2008, adjusted to reflect the additional shares which would be outstanding if all of the directors and executive officers listed above exercised their stock options and right to receive shares of common stock for their stock units.

The number of shares listed in the above stock ownership table includes: shares held for the benefit of officers that are participating in the 401(k)/Employee Stock Ownership Plan; shares that may be acquired within sixty (60) days of March 13, 2008 through the exercise of stock options under UIL Holdings’ 1999 Amended and Restated Stock Plan; and stock units that are in stock accounts under both the UIL Holdings Deferred Compensation Plan and the Non-Employee Directors Common Stock and Deferred Compensation Plan of UIL Holdings, described below under “Director Compensation.” Stock units in these plans are payable, in an equivalent number of shares of UIL Holdings common stock.

The numbers in the above stock ownership table are based in part on reports furnished by the Directors and officers. Mr. Chase does not admit beneficial ownership of any shares other than those shown in the foregoing table, or that he has acted, or is acting, as a member of a partnership, limited partnership or syndicate, or group of any kind for the purpose of acquiring, holding or disposing of UIL Holdings common stock. With respect to other Directors and officers, the shares reported in the above stock ownership table include, in some instances, shares held by the immediate families of a Director or officer or entities controlled by a Director or officer, the reporting of which is not to be construed as an admission of beneficial ownership.

UIL Holdings believes that senior management should have a significant, sustained equity interest in UIL Holdings in order to more closely link their interests with those of shareowners. In order to promote this philosophy, UIL Holdings has adopted equity ownership guidelines for senior management, effective as of January 1, 2007. These guidelines require the senior management to own a certain number of shares of UIL Holdings common stock (not including unexercised options) equal in value to the following multiples of annual base salary: Chief Executive Officer—three times annual base salary; Chief Operating Officer, Chief Financial Officer, and Senior Vice Presidents—two times annual base salary; Vice Presidents—one times annual base salary; and Associate Vice Presidents—one-half annual base salary. Individuals subject to the guidelines as of the January 1, 2007 effective date are required to achieve applicable ownership levels by January 31, 2012. Exceptions may be approved by the Chief Executive Officer in the event of temporary economic hardship, upon notice provided to the Compensation and Executive Development Committee.

Each of the persons included in the above stock ownership table has sole voting and investment power as to the shares of common stock beneficially owned, directly or indirectly, by him or her, except that voting and investment power is held by the other people or entities described below with respect to the number of shares listed opposite their respective names:

Name	Number of Shares	Name of other person or entity holding voting and investment power
Betsy Henley-Cohn	3,391	Trust

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires UIL Holdings’ Directors and executive officers, and persons who own more than ten percent of a registered class of UIL Holdings’ equity securities, to file with the Securities and Exchange Commission (SEC) and The New York Stock Exchange, initial reports of ownership and reports of changes in ownership of UIL Holdings common stock and other equity securities of UIL Holdings. Directors, executive officers and greater-than-ten-percent shareowners are required by SEC regulations to furnish UIL Holdings with copies of all Section 16(a) forms they file.

To UIL Holdings’ knowledge, based solely on review of reports furnished to UIL Holdings and written representations that no other reports were required, during the fiscal year ended December 31, 2007, each of its Directors, executive officers and greater-than-ten-percent shareowners complied with all applicable Section 16(a) filing requirements.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Policies and Objectives

UIL Holdings Corporation’s (the “Company”) objective in establishing executive compensation is to provide overall compensation that will attract and retain qualified executives, and motivate them to produce strong operational and financial performance for the benefit of shareowners and customers. In order to achieve this objective, the Company offers its executives a total compensation package that is at or near market levels and is designed to reward achievement of specific, challenging goals tied to our business strategy. It is the Company’s philosophy to require that a significant percentage of each executive’s compensation be ‘at risk’ and variable, because it believes that this will encourage superior performance and achievement.

The key elements of executive compensation for the Chief Executive Officer and for other executives named in this proxy report (collectively, “Named Executive Officers”) for 2007 consisted of four cash and non-cash components:

1.	Annual base salary—intended to attract and retain executives of high ability by providing competitive base compensation.

2.

Annual short-term incentives—intended to promote the interests of UIL Holdings, its customers, and its shareholders by (i) motivating executives to attain goals that are in the interests of shareholders and customers, and (ii) encouraging effective management teamwork among the executives.

3.

Long-term incentives intended to reward longer term performance, to motivate executives to achieve long-range strategic goals and focus on the long-term implication of decisions, and to align further their interests with those of UIL Holdings’ shareowners. Long-term incentives are payable primarily in Company stock.

4.

Retirement benefits—both qualified and non-qualified savings plans, and qualified and non-qualified pension plans. These are designed to provide tax-efficient vehicles for executives to accumulate retirement savings on a tax-deferred basis, and to help provide adequate resources for retirement.

Health and welfare benefits are also a part of providing an overall competitive compensation package for Named Executive Officers. These benefits generally are provided at the same levels and on the same terms as to other management employees of the Company, except as noted in the “All Other Compensation” column of the Summary Compensation Table. Perquisites provided by the Company in 2007 did not exceed $10,000 for any Named Executive Officer. In addition to performance-based equity awards, executive compensation may include awards of restricted stock to encourage continued service.

The Compensation and Executive Development Committee of the UIL Board of Directors (the “CEDC”) sets compensation for the Named Executive Officers. It is the practice of the CEDC to set salaries and incentives by utilizing market data that is obtained from similar, or comparable, utility companies to determine appropriate levels for each element of compensation. In order to determine the base salary and the percentage allocation of short- and long-term incentives in relation to total compensation for the Chief Executive Officer and the Chief Financial Officer in 2007, the CEDC reviewed compensation data taken from the proxy statements of a group of utility and energy services companies comparable in size and sales (the “Comparator Companies”). The Comparator Companies are listed below:

• Allete	• Avista

• CH Energy	• CLECO

• DPL Inc.	• El Paso

• Hawaiian Electric Industries	• IDACORP

• NSTAR	• PNM Resources

• Portland General Electric	• Puget Energy

• Unisource Energy	• Westar Energy

The Comparator Companies represented companies with median revenues of $1.3 billion (and in the $737 million to $3.2 billion range) and they have a similar balance of service in terms of distribution and transmission of electricity. For all other executives, the CEDC considered survey data of energy services companies presented by Steven Hall & Partners, the outside compensation consultant retained by the CEDC. The CEDC established the market median of the Comparator Companies and the market survey group as a benchmark for each Named Executive Officer’s total compensation (annual base salary and incentives) and used it, along with its evaluation of the executive’s performance in light of goals and objectives it has established, to set compensation levels for the year. The base salary for individual executives deviated from the market median for the job title by amounts ranging from -12.2% to +6.1%.

Elements of Compensation

Annual Base Salary

Base salaries are set at levels intended to recognize the responsibility associated with the particular executive position, the executive’s own experience and skills, and to be competitive within the marketplace from which UIL Holdings draws its executive talent. In determining base salary levels for 2007, the CEDC determined that the base salary for Mr. Torgerson, Chief Executive Officer, was in line with the median salary ranges of other CEO positions in the Comparator Companies. Mr. Torgerson’s salary increase in 2007 was the result of the CEDC’s review of the market data and reflected his promotion to CEO of UIL on July 1, 2006. His contract specified no increase in salary could be granted prior to April 2007. Ms. Randell (Senior Vice President, General Counsel, and Corporate Secretary) was initially hired in March 2007 and her salary was determined by reviewing market data and negotiation between the Company and Ms. Randell. The CEDC also determined that the base salaries for Messrs. Vallillo, Nicholas, and Reed required adjustments.

Mr. Nicholas’ salary was based on the review of proxy data and the overall financial operations and reporting performance of the Company. Mr. Vallillo’s salary was based on the review of proxy and market data, United Illuminating’s (UI) achievement of its allowed return on equity in 2006, and managing the capital expenditure program and operations and maintenance expense for the utility. Mr. Reed’s salary was based on the market data and his role in managing UI’s operations and management expense, system reliability as measured by SAIDI (system average interruption duration index) and SAIFI (system average interruption frequency index), and its distribution capital program while assisting in its transmission capital expansion program.

Incentive Compensation—Short-term and Long-term

The UIL Holdings Corporation Senior Executive Incentive Compensation Program (“SEICP”) was approved by shareowners and is intended that both short- and long-term incentive awards be “performance-based” compensation. Short-term awards are paid in cash and long-term awards are generally paid in shares of Company stock. Payment of incentive compensation awards depends on achievement of pre-established performance goals.

Typically during the first calendar quarter of each year, the CEDC establishes threshold, target and maximum levels of performance goals with respect to both the short-term and long-term components of the SEICP, makes incentive grants, and certifies the performance achieved with respect to grants vesting at the end of the prior year. The CEDC sets goals with the intention that there would be an 80% probability of attainment of the threshold; 50% probability of attainment of the target goal; and 20% probability of attainment of maximum performance. Goals are set so that Named Executive Officers receive (i) no payment unless a threshold level of goal performance is achieved; (ii) a payment equal to 50% of the target compensation for threshold level performance achieved; (iii) a payment equal to 100% of the target compensation for target level performance achieved; and (iv) a payment of up to 150% of target compensation for achievement of the maximum level of performance. Payments of incentives are interpolated for attainment of goals between threshold and target and between target and maximum levels of performance achieved.

The CEDC approves actual payouts of incentive awards no later than March 15 of the year following the end of the performance period. The award grants and the goals associated with each plan for 2007 were set in March, 2007. The CEDC certified 2007 performance results and approved payment of 2007 short-term incentives, as well as the 2005-2007 long-term incentives in February, 2008.

Short-term Incentive Compensation

Under the SEICP, annual short-term cash awards may be made each year to Named Executive Officers based on their achievement of pre-established performance goals set by the CEDC. With respect to 2007, annual short-term performance goals under the SEICP were based on the achievement of financial, reliability, and safety goals. Based on the results of these goals and the different weightings given to the goals, the Named Executive Officers’ 2007 percentage of base salary earned in the SEICP, by type of goal, was as follows:

Percent of Base Salary Earned for SEICP Goal Components

Goals*	Result	Mr. Torgerson	Mr. Vallillo	Mr. Nicholas	Ms. Randell**	Mr. Reed
Financial	Above Target	60%	49%	44%	31%	30%
Reliability	Below Target	4%	6%	3%	2%	4%
Safety	Below Threshold	0%	0%	0%	0%	0%
Total Percent Of Salary Earned		64%	55%	47%	33%	34%

*

Financial goals included UIL Earnings Per Share from continuing operations, UIL cash flow from continuing operations, and UIL capital expenditures. Reliability goals include SAIDI and SAIFI. Safety goals include lost time accidents and motor vehicle accidents. In addition, Messrs. Torgerson and Nicholas and Ms. Randell had Xcelecom EPS and Xcelecom Free Cash Flow goals.

**	Ms. Randell’s incentive was pro-rated for 2007, reflecting her employment with UIL commencing on March 26, 2007.

Long-Term Incentive Compensation

In addition to annual short-term incentive compensation, the SEICP has a performance-based long-term incentive compensation equity component for the Named Executive Officers. Any equity awards paid under the terms of the SEICP are drawn from shares available under the UIL Holdings 1999 Amended and Restated Stock Plan (the “1999 Stock Plan”). With respect to the 2005 - 2007 incentive period, the goals were based on the return on equity (ROE) of UI. Mr. Nicholas’s goals also included pre-tax income as a percent of sales and free cash flow as a percent of sales at Xcelecom, Inc.

On February 25, 2008, Messrs. Vallillo and Reed were awarded a long-term incentive based on UI’s performance during 2005 - 2007, which was 142% of target. Mr. Nicholas’ long-term incentive was based on both UI (70% weight) and Xcelecom (30% weight) performance during 2005 - 2007. For Mr. Nicholas, total performance was 123% of target. Mr. Torgerson and Ms. Randell were not eligible to participate in the Company’s 2005 - 2007 long-term incentive program, but were eligible for a special one-year performance award. On February 25, 2008, Mr. Torgerson and Ms. Randell were awarded an incentive based on the performance of UI in 2007 (128% of target achieved).

Under the terms of the SEICP, the CEDC has the authority to exercise discretion to reduce the amount of both short- and long-term incentives awarded in accordance with the terms of the incentive plans.

For a complete discussion of the establishment of short-term and long-term incentives for 2007, please refer to the narrative following the “Summary Compensation Table” and “Grants of Plan Based Awards Table.” For a discussion of the non-equity short-term incentives earned in 2007, please refer to the narrative accompanying column (g) of the “Summary Compensation Table,” entitled “Non-Equity Incentive Compensation.” For a discussion of the long-term equity incentives earned in 2007, please refer to the narrative accompanying the “Stock Awards” columns of the “Options Exercised and Stock Vested Table.”

Retirement Benefits

The Company offers both qualified and non-qualified retirement benefits designed to provide savings opportunities to plan participants and help ensure adequate income replacement upon retirement.

Qualified retirement plans:

•

The United Illuminating Company Pension Plan (the “UI Pension Plan”). This Plan was closed to new entrants effective as of May 1, 2005, with respect to non-unionized employees hired on or after that date. Mr. Torgerson and Ms. Randell were hired after that date and therefore are not covered by this plan.

•

The United Illuminating Company 401(k)/Employee Stock Ownership Plan (the “UI KSOP”). Like other non-unionized employees hired after May 1, 2005, because Mr. Torgerson and Ms. Randell are not eligible to participate in the UI Pension Plan or retiree medical plan, they are eligible for an annual employer contribution under the UI KSOP equal to 4% of salary (up to $225,000 in 2007) plus an additional $1,000.

Non-qualified plans:

•	The UIL Holdings Deferred Compensation Plan (the “DCP”)—designed to permit eligible executives to save for retirement in greater amounts than permitted under the UI KSOP.

•

The United Illuminating Company Supplemental Executive Retirement Plan (the “SERP”)—designed to provide benefits based on the UI Pension Plan formula, but calculated on compensation in excess of applicable qualified plan limits. Because Mr. Torgerson and Ms. Randell are not covered by the qualified Pension Plan, they are also not covered by the SERP.

In limited instances in the past, the Company has agreed to provide enhanced supplemental executive retirement benefits to certain executives as part of a competitive compensation package. At present, only Mr. Vallillo is eligible for these enhanced benefits. For Mr. Vallillo, the enhancement calls for a benefit in the form of a single life annuity, which is the excess of 2% of his highest 3-year average Base Salary and incentive times his years of service (up to 30) minus his qualified Pension Plan benefit. The Company has not offered individually negotiated SERP benefits in contract negotiations over the last several years.

Termination Payments and Benefits; Change in Control

UIL has either directly, or through UI, entered into employment agreements with its Named Executive Officers. The purpose of these agreements is to:

•	ensure predictability in determining the executives’ terms and conditions of employment;

•	provide for an orderly mechanism for terminations of employment and for reasonable compensation to the executives for terminations without cause;

•

in the case of change in control protections, encourage executives to consider and work towards the completion of transactions that may be beneficial to shareowners even though such transactions may change the control of the Company and possibly place the executive’s job at risk;

•	promote stability of management during periods in which control of the Company may be contested.

Termination and change in control payments and benefits are more fully described for each Named Executive Officer in the section of the proxy entitled “Payments Upon Termination or Change In Control.”

Executive Share Ownership

The Company believes that senior management should have a significant, sustained equity interest in UIL in order to link their interests more closely with those of shareowners. To promote this philosophy, the Company has adopted equity ownership guidelines for senior management, effective as of January 1, 2007. These guidelines require each member of senior management to own shares of UIL stock (not including unexercised options) equal in value to the following multiples of annual base salary: Chief Executive Officer—three times annual base salary; Chief Operating Officer, Chief Financial Officer, Senior and Executive Vice Presidents—two times annual base salary; and Vice Presidents—one time annual base salary. Individuals subject to the guidelines as of the January 1, 2007 effective date are required to achieve applicable ownership levels by March 31, 2012. As of March 1, 2008: Messrs. Vallillo,

Nicholas, and Reed had met their ownership guidelines; the value of shares owned by Mr. Torgerson equaled 2.76 times his annual base salary,; the value of shares owned by Ms. Randell equaled .6 times her base salary. Exceptions may be approved by the Chief Executive Officer in the event of temporary economic hardship, upon notice provided to the CEDC.

Equity Grant Practices

In general, equity grants, including performance share awards, option and restricted stock grants are made at the March meeting of the CEDC each year. In the case of newly hired executives, equity grants may be made in connection with their commencement of employment. The Company does not permit the back dating or ‘timing’ of options or other equity awards. The exercise price of stock options, and the value of equity awards, is the average of the high and the low prices of the Company’s stock as reported on the New York Stock Exchange on the date of the grant. In recent years, the Company has not issued options. There are, however, outstanding options with reload rights.

The Effect of Accounting and Tax Treatment on the Company’s Compensation Decisions

While accounting and tax treatment do not dictate the Company’s decisions concerning compensation, the Company is mindful of accounting and tax implications in selecting the type of compensation to be awarded to executives, and the form in which compensation awards will be paid. During 2006, the Company determined that it would not grant additional option awards with reload rights, because of the compensation expense associated with reload rights. In addition, in an effort to mitigate the effect of ‘mark-to-market’ accounting, the Company generally has granted long-term incentives payable in shares of Company stock and not in cash.

The 1999 Stock Plan and the SEICP are shareowner approved and designed to comply with the requirements of federal tax laws on deductibility under Section 162(m) of the Internal Revenue Code (the “Code”). The Company considers federal tax implications prior to making executive compensation decisions and generally prefers to preserve deductibility when possible. Generally, those Named Executive Officers whose compensation could exceed $1 million are covered by the SEICP. However, the Company is not precluded from making payments or awards where appropriate to retain and provide competitive incentives to a Named Executive Officer, whether or not the compensation is deductible. In 2007, no non-deductible compensation was paid or committed to through any grant or any other action of the Company.

Recapture Policy

The Company has adopted a policy that applies in the event that the Company is required to restate its financial statements due to material noncompliance of the Company with any applicable financial reporting requirement, if such restatement results directly or indirectly from willful misconduct or gross negligence of the covered executive. This policy requires executives designated by the CEDC (currently, those participating in short- and long-term incentive compensation plans of the Company) to reimburse the Company for the difference between (i) the amount of any bonus, incentive or equity compensation paid in light of the erroneous financial statement and (ii) the amount that would have been paid, if any, under the restated financial statements. This policy is intended to supplement the forfeiture provisions applicable to the Chief Executive Officer and Chief Financial Officer under Section 304 of the Sarbanes-Oxley Act of 2002, or any successor provision.

Structure, Authority and Role of the Compensation Committee; Role of the Compensation Consultant; Role of the Chief Executive Officer in Executive Compensation Decisions

•

The CEDC is comprised of four independent directors of the Board. Independent directors are as defined by the Board’s own Independence of Directors policy, which conforms to or is more exacting than the independence requirements in the NYSE rules.

•	The CEDC’s Charter is posted on the UIL website at www.uil.com/about.

•

The CEDC reviews and approves all aspects of compensation (base salaries, annual performance awards, long-term incentives and other benefits) for the Chief Executive Officer and the other Named Executive Officers.

•

The CEDC determines the compensation of the Chief Executive Officer and other Named Executive Officers based on its evaluation of his or her performance in light of goals and objectives it has established, as well as survey data and recommendations from its outside independent compensation consultant.

•	The CEDC recommends to the Board of Directors all of the elements of the compensation of the other key employees.

•

The CEDC establishes the performance goals applicable to the annual incentive compensation plans, administers the plans and certifies that performance goals and any other material terms were satisfied before authorizing payment of any awards.

•

The CEDC administers the incentives in the SEICP and makes grants and awards under that plan; to the extent that the awards under such plan are performance-based, the CEDC also establishes the performance goals applicable to such awards, and certifies that the performance goals and any other material terms were satisfied before authorizing payment of any awards.

During 2007, the CEDC retained Steven Hall & Partners as its independent compensation consulting firm to assist and advise regarding all policies and plans pertaining to compensation of the Chief Executive Officer, and other officers and key employees of UIL Holdings and its subsidiaries. The CEDC has directly engaged the consultant and is solely responsible for hiring, firing and compensating the consultant. The consultant does not perform administration, actuarial, or other services for the Company apart from its engagement by the CEDC for executive compensation consulting services and the Corporate Governance and Nominating Committee for directors’ compensation consulting services. The consultant assisted the CEDC by providing comparative market data on compensation practices and levels of peer competitors. It assisted the CEDC in its determination of base salaries of executives, designing performance criteria and goals under short- and long-term incentive plans, and advising on appropriate levels of compensation and incentives for particular executive positions.

The CEDC meets in executive session with other non-employee directors each year to evaluate the prior year’s performance of UIL’s Chief Executive Officer. The results of this evaluation are considered by the CEDC in determining his compensation, consistent with the policies described above. The CEDC makes use of market data and a CEO “tally sheet” to determine the appropriateness of the Chief Executive Officer’s entire compensation package. The CEDC also reviews a self-appraisal prepared by the CEO along with input from board members not on the CEDC. The CEDC makes the final determination of the Chief Executive Officer’s compensation.

The Chief Executive Officer recommends compensation levels to the CEDC for his direct reports and other UI vice presidents. These recommendations are based on salary survey data collected from publicly available compensation surveys, recommendations by the outside consultant, Steven Hall & Partners, and the Chief Executive Officer’s evaluation of the executives’ performance in light of goals and objectives established for the year. In 2007, the Associate Vice President of Human Resources communicated with the consultant and prepared materials to be reviewed by the Chief Executive Officer, who then finalized the recommendations to the CEDC. No other member of management was present when the Chief Executive Officer discussed compensation of his direct reports with the CEDC. The Chief Executive Officer’s recommendations were not binding on the CEDC. As stated above, the CEDC makes the final determination about such compensation levels for Named Executive Officers, and recommends the compensation of other key employees to the Board for its approval.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No Director of UIL Holdings who served as a member of the Compensation and Executive Development Committee during 2007 was, during 2007 or at any time prior thereto, an officer or employee of UIL Holdings or any of its subsidiaries. During 2007, no Director of UIL Holdings was an executive officer of any other entity on whose Board of Directors an executive officer of UIL Holdings served.

COMPENSATION COMMITTEE REPORT

The CEDC has reviewed and discussed with management this Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on such review and discussions, the CEDC recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and the Company’s 2008 Proxy Statement. This report is provided by the following independent directors, who comprise the CEDC:

Thelma R. Albright (Chair)

John F. Croweak

William F. Murdy

James A. Thomas

SUMMARY COMPENSATION TABLE

The following table summarizes total compensation for 2006 and 2007 of the Chief Executive Officer, the Chief Financial Officer, and each of the three other most highly compensated individuals in 2007 who are either executive officers of UIL or officers of The United Illuminating Company who play a policy making role for UIL.

Summary Compensation Table

Name and Principal Position	Year	Salary $	Bonus	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Torgerson, James - President and CEO	2007	$581,250	0	$795,835	$—	$386,100	$—	$21,775	$1,784,960
	2006	$481,250	0	$278,554	$—	$433,125	$—	$127,812	$1,320,741
Vallillo, Anthony - President and Chief Operating Officer of UI	2007	$364,525	0	$483,011	$—	$202,020	$336,362	$9,000	$1,394,918
	2006	$344,750	0	$727,397	$16,986	$265,252	$591,613	$8,800	$1,954,798
Nicholas, Richard - Executive Vice President and CFO	2007	$287,175	0	$153,602	$14,250	$134,286	$66,950	$16,770	$673,033
	2006	$280,175	0	$435,100	$21,045	$199,445	$56,905	$20,371	$1,013,041
Reed, Richard - VP Electric System	2007	$218,575	0	$141,501	$—	$74,276	$61,522	$9,000	$504,874
	2006	$211,075	0	$226,512	$6,115	$84,533	$170,599	$8,975	$707,809
Randell, Linda - SVP Gen Counsel & Corporate Secretary	2007	$211,458	0	$161,072	$—	$91,884	$—	$17,667	$482,081

Summary Compensation Table Narrative:

“Salary” (column (c)) amounts shown include gross salary earned for the years ended December 31, 2007, and December 31, 2006 including salary deferred during 2007 and 2006 by Messrs. Vallillo and Nicholas under the UIL Holdings Corporation Deferred Compensation Plan. Ms. Randell’s salary is for a partial year, reflecting her employment with UIL commencing on March 26, 2007.

“Stock Awards” (column (e)) amounts reflect the accounting charge for compensation expense incurred by the Company in 2007 for equity awards made in 2007, 2006 and 2005 and in 2006 for equity awards made in 2006, 2005, and 2004. The amounts earned with respect to equity awards vesting in 2007 are reported in the Options Exercised and Stock Vesting Table. For 2007, included in the Stock Awards Column is the cost recognized under the Statement of Financial Accounting Standards No. 123 (Revised) (“SFAS 123R”) on the Company’s 2007

financial statements for restricted stock awarded to Mr. Torgerson and Ms. Randell during 2007, incentive awards granted in 2007 to all Named Executive Officers pursuant to the Company’s Senior Executive Incentive Compensation Plan for the performance period extending from 2007-2009, and compensation cost recognized on the Company’s 2007 financial statements with respect to awards granted in previous years.

With respect to awards made to retirement-eligible Named Executive Officers in 2007, namely Messrs. Vallillo and Reed, the full grant date fair value of the 2007-2009 performance share award is required to be expensed in the year of the grant. For amounts stated in this column and the Option Awards column of the Summary Compensation Table, the assumptions used in the calculation of these amounts are included in Note A under the heading entitled “Stock-Based Compensation” in the Company’s audited financial statements for the fiscal year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 20, 2008 and in the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 20, 2007.

“Option Awards” (column (f)) amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2007 and December 31, 2006, in accordance with SFAS 123R for options granted during the fiscal year and the costs recorded during the fiscal year under SFAS 123R with respect to options granted prior to the fiscal year. UIL granted no incentive or non-qualified stock options during 2007.

The “Non-Equity Incentive Plan Compensation” (column (g)) reflects the annual short-term cash incentives earned as of December 31, 2007 and December 31, 2006, respectively, regardless of whether payment has been made to the Named Executive Officer as of that date, under pre-established performance targets that have been achieved pursuant to the UIL Holdings Corporation Senior Executive Incentive Compensation Plan (SEICP). Grants made under this program in 2007 are disclosed under the “Grants of Plan Based Awards” Table.

The “Changes in Pension Value and Nonqualified Deferred Compensation Earnings” (column (h)) includes, for each Named Executive Officer, the aggregate increases in actuarial value during 2007 and 2006 of all defined benefit plans (including qualified defined benefit and supplemental executive retirement plans) in which the executive participated, attributable to compensation increases, an additional year of service, and changes in the discount rate used in calculating the actuarial present value. The change in pension value is calculated based on the earliest date that each Named Executive Officer would be entitled to receive an unreduced pension benefit from the UI Pension Plan. In determining the amount disclosed, the Company has used interest rate and mortality assumptions consistent with those used in the Company’s financial statements. Please see Note G entitled “Pension and Other Benefits” in the Notes to Consolidated Financial Statements for the fiscal years ended December 31, 2007 and December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 20, 2008 and February 20, 2007, for a discussion of these assumptions.

The “All Other Compensation” (column (i)) amounts include: (a) Company cash contributions to The United Illuminating 401(k)/Employee Stock Ownership Plan; (b) pay for unused vacation; (c) relocation assistance; (d) personal financial or tax advice, and; (e) housing or other living expenses. Non-qualified defined contribution deferred compensation is reported on the Non-Qualified Deferred Compensation Table and not in “All Other Compensation.” The amount reported for Mr. Torgerson in 2007 under “All Other Compensation” includes: (i) $9,000 in Company KSOP matching contributions; (ii) $10,000 employer contribution under the KSOP (for employees hired after May 1, 2005), and; (iii) $2,775 in tax preparation assistance. The amount reported for Mr. Torgerson in 2006 under “All Other Compensation” includes: (i) $117,122 in relocation assistance, (ii) $8,065 in Company KSOP matching contributions and (iii) $2,625 in tax preparation assistance. For Mr. Nicholas, the amount listed in 2007 under “All Other Compensation” includes (i) $9,000 in Company KSOP contributions and (ii) $7,770 for unused vacation and the amount listed in 2006 includes (i) $8,946 in Company KSOP contributions and (ii) $11,425 for unused vacation. For Messrs. Vallillo and Reed, the amounts listed in 2007 include $9,000 in Company KSOP matching contributions. For Messrs. Vallillo and Reed, the amounts listed in 2006 include $8,800 and $8,975 in Company KSOP matching contributions, respectively. The amount reported for Ms. Randell includes $8,458 in Company KSOP matching contributions and $9,208 employer contribution under the KSOP (for employees hired after May 1, 2005).

Employment Agreements of Named Executive Officers: Essential to understanding of the Summary Compensation Table is an understanding of the Employment Agreements of the Named Executive Officers.

UIL Holdings entered into an employment agreement with Mr. Torgerson, dated January 23, 2006, under which Mr. Torgerson was appointed President of UIL. On July 1, 2006, Mr. Torgerson was appointed Chief Executive Officer of UIL. Mr. Torgerson’s employment agreement continued in effect until December 31, 2007. The agreement automatically renewed for an additional one-year period and will continue to do so annually unless UIL Holdings provides Mr. Torgerson 90 days notice of its decision not to renew the agreement. This agreement provides an annual base salary of $525,000, subject to review and possible adjustment by the UIL Holdings Board of Directors at least annually, with the first adjustment made as of April 1, 2007. As of that date, Mr. Torgerson’s annual salary increased to $600,000. Mr. Torgerson’s annual base salary increased to $625,000 effective as of April 1, 2008. Mr. Torgerson is also entitled to participate in UIL Holdings’ annual short-term incentive and long-term incentive programs. In addition, during each year in the term of his employment agreement, Mr. Torgerson is entitled to an annual grant of restricted stock to be awarded in March of each year, equal to that number of shares which results from dividing $78,750 by the fair market value of UIL Holdings common stock on the date of the grant, but limited to no more than 3,333 shares per year. Each such grant will vest ratably over a five year period. On March 26, 2007, the CEDC awarded Mr. Torgerson 2,213 shares of restricted stock pursuant to such provision. If (i) UIL Holdings terminates Mr. Torgerson’s employment without cause, or (ii) Mr. Torgerson terminates due to a breach of his employment agreement by the Company, or (iii) Mr. Torgerson’s employment is terminated or constructively terminated within 24 months following a change in control (as defined in the UIL CIC Plan II), he will be entitled to receive certain severance and additional post-termination benefits, which are more fully described below in the section entitled “Payments Upon Termination or Change in Control.”

UIL Holdings’ direct subsidiary, UI, entered into an employment agreement with Mr. Vallillo, dated as of January 26, 2004. The agreement had an original term of two years and, as amended, was automatically renewed for an additional one-year period effective January 26, 2007 and again effective January 26, 2008. This agreement provides an annual base salary of $292,500, subject to upward revision by the UIL Holdings Board of Directors at such times as the salary rates of other officers are reviewed by the Directors, and subject to downward revision by the Board of Directors contemporaneously with any general reduction of the salary rates of other officers, except in the event of a change in control of UIL Holdings. Effective April 1, 2008, Mr. Vallillo’s annual salary increased to $390,000. Mr. Vallillo is also entitled to participate in UIL Holdings’ annual short-term incentive and long-term incentive programs. If (i) UI terminates Mr. Vallillo employment without cause, or (ii) Mr. Vallillo terminates due to a breach of his employment agreement by the Company, or (iii) UI elects not to renew Mr. Vallillo’s contract at the expiration of a term, or (iv) Mr. Vallillo’s employment is terminated or constructively terminated within 24 months following a change in control (as defined in the UIL CIC Plan II), he will be entitled to receive certain severance and additional post-termination benefits, which are more fully described below in the section entitled “Payments Upon Termination or Change in Control.”

UIL Holdings’ direct subsidiary, UI, entered into an employment agreement with Mr. Nicholas, dated as of March 1, 2005. The agreement had an original term of two years and was automatically renewed for an additional one-year period effective March 1, 2007 and again effective March 1, 2008. This agreement provides an annual base salary of $227,000, subject to upward revision by the UIL Holdings Board of Directors at such times as the salary rates of other officers are reviewed by the Directors, and subject to downward revision by the Board of Directors contemporaneously with any general reduction of the salary rates of other officers, except in the event of a change in control of UIL Holdings. Mr. Nicholas’ annual base salary increased to $300,000 effective as of April 1, 2008. Mr. Nicholas is also entitled to participate in UIL Holdings’ annual short-term incentive and long-term incentive programs. If (i) UIL Holdings terminates Mr. Nicholas’ employment without cause, or (ii) Mr. Nicholas terminates due to a breach of his employment agreement by the Company, or (iii) UI elects not to renew Mr. Nicholas’ contract at the expiration of a term, or (iv) Mr. Nicholas’ employment is terminated or constructively terminated within 24 months following a change in control (as defined in the UIL CIC Plan II), he will be entitled to receive certain severance and additional post-termination benefits, which are more fully described below in the section entitled “Payments Upon Termination or Change in Control.”

UIL Holdings’ direct subsidiary, UI, has entered into an employment agreement with Mr. Reed, dated as of March 26, 2004. The agreement had an original term of two years and was automatically renewed for an additional one-year period effective March 26, 2006, March 26, 2007, and March 26, 2008. This agreement provides an annual base salary of $159,100, subject to revision by the UIL Holdings’ Board of Directors at such times as the salary rates of other officers are reviewed by the Directors. Effective April 1, 2008, Mr. Reed’s annual salary increased to $228,000. Mr. Reed is also entitled to participate in UIL Holdings’ annual short-term incentive and long-term incentive programs. If (i) UIL Holdings terminates Mr. Reed’s employment without cause, or (ii) Mr. Reed terminates due to a breach of his employment agreement by the Company, or (iii) UI elects not to renew Mr. Reed’s contract at the end of a term, or (iv) Mr. Reed’s employment is terminated or constructively terminated within 24 months following a change in control (as defined in the UIL CIC Plan II), he will be entitled to receive certain severance and additional post-termination benefits, which are more fully described below in the section entitled “Payments Upon Termination or Change in Control.”

UIL Holdings entered into an employment agreement with Ms. Randell, dated February 28, 2007, under which Ms. Randell was appointed Senior Vice President and General Counsel of UIL. The agreement has a term of two years effective March 25, 2007 and ending March 25, 2009. The agreement automatically renews for an additional one-year period unless UIL Holdings provides Ms. Randell 90 days notice of its decision not to renew the agreement. This agreement provides an annual base salary of $275,000, subject to review and possible adjustment by the UIL Holdings Board of Directors at least annually. Effective April 1, 2008, Ms. Randell’s annual salary increased to $290,000. Ms. Randell is also entitled to participate in UIL Holdings’ annual short-term incentive and long-term incentive programs. Ms. Randell was not eligible to participate in the previously established long-term incentive programs, but was provided an opportunity to earn a target performance incentive, depending on the level of performance measures achieved in 2007 and for the 2007-2008 performance period. In addition, in recognition of the forfeiture by Ms. Randell of certain partnership benefits resulting from termination of employment with her former employer, Ms. Randell was awarded a one-time grant of shares of restricted stock valued at $150,000 at the date of the grant, which vest ratably over a five year period. If (i) UIL Holdings terminates Ms. Randell’s employment without cause, or (ii) Ms. Randell terminates due to a breach of her employment agreement by the Company, or (iii) UI elects not to renew Ms. Randell’s contract at the expiration of a term, or (iv) Ms. Randell’s employment is terminated or constructively terminated within 24 months following a change in control (as defined in the UIL CIC Plan II), she will be entitled to receive certain severance and additional post-termination benefits, which are more fully described below in the section entitled “Payments Upon Termination or Change in Control.”

Grants of Plan-Based Awards Table

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Numbers of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Max ($)	Threshold # of Shares	Target # of Shares	Max # of Shares
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Torgerson, James - President and CEO	3/26/2007	$195,000	$390,000	$585,000	8,850	17,700	26,550	2,213	0	0	$708,604
Vallillo, Anthony - President and Chief Operating Officer of UI	3/26/2007	$111,000	$222,000	$333,000	5,460	10,920	16,380	0	0	0	$388,588
Nicholas, Richard - Executive Vice President and CFO	3/26/2007	$67,821	$135,642	$203,463	3,245	6,490	9,735	0	0	0	$230,947
Reed, Richard - VP Electric System	3/26/2007	$40,811	$81,622	$122,433	1,550	3,100	4,650	0	0	0	$110,314
Randell, Linda - SVP Gen Counsel & Corporate Secretary	3/26/2007	$46,407	$92,813	$139,220	2,510	5,020	7,530	4,215	0	0	$328,627

Grants of Plan Based Awards Table Narrative:

Non-Equity Incentive Plan Awards

The grants made by the CEDC on March 26, 2007 reflected under “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” were made pursuant to the Company’s Senior Executive Incentive Compensation Program (SEICP). These grants are short-term incentive awards, payable in cash upon the achievement of certain performance criteria described below. The dollar amounts listed in columns (c), (d) and (e) represent the cash amounts to be paid upon achievement of threshold, target and maximum levels of performance, respectively. Amounts shown for Ms. Randell are pro-rated to reflect her employment with UIL commencing March 26, 2007.

Establishment of Short-term Incentive Performance Goals. Target annual short-term incentive performance goals were set for each Named Executive Officer during the first calendar quarter of 2007 and were expressed as a percentage of base salary. Performance goals were established for the 2007 annual incentive program under the SEICP to focus the officers’ attention on corporate financial performance, departmental goals and leadership.

Establishment of Short-term Incentive Target Percentages. Target annual short-term incentives, expressed as a percentage of base salary (then projected to be in effect on April 1, 2007) and based on position, were set by the CEDC for each Named Executive Officer. For 2007, the target awards expressed as a percentage of such base salary were: Mr. Torgerson – 65% of base salary; Mr. Vallillo – 60% of base salary; Mr. Nicholas – 47% of base salary; Mr. Reed – 37% of base salary; and Ms. Randell – 45% of base salary (pro-rated for actual period of employment in 2007). Incentive award payments may range from 0% to 150% of the target award, meaning that such payments can be anywhere from zero percent to one and one half times the target award shown above, depending on the level of performance achieved during the period. The executives earn 50% of their target award for performance achieved at ‘threshold’ levels, 100% of their target award if the goals are achieved ‘at target,’ and up to 150% of their target award if ‘maximum’ performance is attained. The actual percentages of base salary earned by the Named Executive Officers for 2007, based on performance achieved, are reported in the Short-term Incentive Compensation section of the Compensation Discussion and Analysis.

Equity Incentive Plan Awards— Long-Term Incentive Program

The grants made by the CEDC on March 26, 2007 that are reflected under “Estimated Future Payouts Under Equity Incentive Plan Awards” were made pursuant to the Company’s Senior Executive Incentive Compensation Program (SEICP). These grants are long-term incentive awards, payable in shares of UIL Holdings common stock drawn from a UIL Holdings Corporation equity plan (to the extent possible within the limits of such plan), upon the achievement of certain performance criteria discussed in detail below. Any portion of performance shares that cannot be paid in stock due to applicable plan limits will be paid in cash. The share amounts listed in columns (f), (g) and (h) represent the numbers of shares of UIL Holdings common stock to be drawn from either the UIL Holdings Corporation 1999 Amended and Restated Stock Plan or the UIL Holdings Corporation Deferred Compensation Plan, upon the achievement of threshold, target and maximum levels of performance, respectively. The following paragraphs describe these long-term equity incentive awards in more detail.

The CEDC granted performance shares for the three-year cycle extending from January 1, 2007-December 31, 2009, to the following executives on March 26, 2007, based on the following target percentages of their base salary (projected to be in effect on April 1, 2007): Mr. Torgerson – 105% of base salary; Mr. Nicholas – 80% of base salary; Mr. Vallillo – 105% of base salary; Mr. Reed – 50% of base salary; Ms. Randell – 65% of base salary. In general, the performance shares granted under this program will vest as of December 31, 2009, unless they sooner vest upon a change in control. The number of shares to be awarded for performance achieved at threshold, target, and maximum is specified on the “Grants of Plan Based Awards” Table. With respect to the above-named executives, the final number of shares ultimately awarded to the individual will be determined at the end of the three-year period, depending on the level of the attainment of the pre-established performance goals.

The performance goals for the 2007-2009 performance cycle are based upon attainment of certain levels of Total Shareholder Return (30% weight), Net Income (50% weight), and System Reliability (20% weight). Final payout, if any, under the UIL Holdings long-term incentive program will be determined based on: UIL’s total shareholder return over the three-year period relative to a pre-defined peer group; cumulative net income over the three-year period; and average system reliability over the three-year period, with 50%, 100% or 150% of the target amount of performance shares granted vesting if the “threshold,” “target” or “maximum” level of performance is achieved, respectively.

Other Stock Awards

The grants made by the CEDC on March 26, 2007 to Mr. Torgerson and Ms. Randell reflected under “All Other Stock Awards: Number of Shares of Stock or Units” (column (i)) were made under the UIL Holdings Corporation 1999 Amended and Restated Stock Plan and were granted pursuant to the terms of their employment agreements. Mr. Torgerson’s employment agreement calls for an annual award equal to $78,750 divided by the fair market value of UIL Holdings common stock on the date of the grant (vesting ratably over a five-year period). Ms. Randell’s employment agreement calls for a one-time equity grant of shares of restricted stock valued at $150,000. In both cases, such restricted stock is forfeitable to the extent not vested in the event that the executives terminate employment for any reason other than death, disability, retirement or a termination by the Company without cause as defined in their employment agreements.

On March 24, 2008, the CEDC approved a one-time grant of 13,282 shares of restricted stock to Mr. Vallillo, who is currently retirement eligible. One half of the award will not vest unless Mr. Vallillo continues employment with the Company until March 24, 2010, and the other half of the award will not vest unless Mr. Vallillo continues employment with the Company until March 24, 2011. Because of the date of the award, it is not reflected in the Grants of Plan Based Awards Table, above.

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards						Stock Awards
Name	Number of Securitites Underlying Unexercised Options (#) Exercisable	Date Options Vested	Number of Securitites Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested ($)	Equity Incentive Plan Awards: Numbers of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Torgerson, James - President and CEO	0		0	0	$—		29,065	$1,081,073	29,500	$1,097,253
Vallillo, Anthony - President and Chief Operating Officer of UI	0		0	0	$—		0	$—	22,920	$852,509
Nicholas, Richard - Executive Vice President and CFO	2,805	5/2/06	0	0	$21.675	5/2/2013	0	$—	10,323	$383,964
Nicholas, Richard - Executive Vice President and CFO	2,778	9/26/06	0	0	$31.248	9/26/2015	0	$—	0	$—
Nicholas, Richard - Executive Vice President and CFO	2,777	9/26/07	0	0	$31.248	9/26/2015	0	$—	0	$—
Nicholas, Richard - Executive Vice President and CFO	0		2,778	0	$31.248	9/26/2015	0	$—	0	$—
Reed, Richard - VP Electric System	0		0	0	$—		0	$—	6,933	$257,873
Randell, Linda - SVP Gen Counsel & Corporate Secretary	0		0	0	$—		4,215	$156,777	7,950	$295,700

Outstanding Equity Awards at Fiscal Year-End Table Narrative:

Option Awards

The outstanding options listed under “Option Awards” relate to options granted under the 1999 Stock Plan pursuant to option agreements, the principal terms of which are disclosed in the table.

Stock Awards

The outstanding awards listed under “Stock Awards” primarily relate to grants made by the CEDC in March 2006 and March 2007 pursuant to the Company’s Senior Executive Incentive Compensation Program and 1999 Stock Plan. These grants are long-term performance-based incentive awards, payable in shares of UIL stock upon the achievement of certain performance criteria. The share amounts listed represent the numbers of shares of UIL Holdings common stock to be issued from the 1999 Stock Plan upon the achievement of target levels of performance. The performance periods for each grant runs for three years, beginning on January 1, 2006 or 2007, and ending on December 31, 2008 or 2009, respectively.

The outstanding awards listed under “Stock Awards” for Mr. Torgerson include: the unvested portion of 16,667 shares of restricted stock that vest over five years, commencing January 30, 2006; the unvested portion of 2,578 shares of restricted stock that vest ratably over a five year period beginning March 27, 2006; 2,213 shares of restricted stock that vest ratably over a five year period beginning March 26, 2007; and 11,675 shares of restricted stock granted upon attainment of 2006 performance goals, which will vest on December 31, 2008.

The outstanding awards listed under “Stock Awards” for Ms. Randell represent a one-time grant of restricted shares valued at $150,000 on March 26, 2007, which vest ratably over a five-year period beginning on the grant date.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired Upon Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired Upon Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Torgerson, James - President and CEO
	—	$—	22,857	$817,954
Vallillo, Anthony - President and Chief Operating Officer of UI
	—	$—	16,566	$500,947
Nicholas, Richard - Executive Vice President and CFO
	—	$—	3,889	$117,606
Reed, Richard - VP Electric System
	—	$—	5,207	$157,464
Randell, Linda - SVP Gen Counsel & Corporate Secretary
	—	$—	1,613	$48,771

Option Exercises and Stock Vested Table Narrative:

Option Awards

No options were exercised in 2007.

Stock Awards

Long-term Incentives Earned in 2007. As of December 31, 2007, the Named Executive Officers, other than Mr. Torgerson and Ms. Randell, were vested in certain three-year performance share grants that had been awarded in 2005 and that vested on December 31, 2007.

Mr. Nicholas’ benefits under his 2005–2007 performance share agreement were based upon the achievement of two performance goals established with respect to: the average return on equity (ROE) achieved by UI during the performance period compared against the target annual ROE percentage established, with 50%, 100% or 150% of the target amount of performance shares being awarded for performance achieved at “threshold,” “target,” or “maximum” respectively, and; pre-tax income as a percent of sales and free cash flow as a percent of sales at Xcelecom, Inc.

Messrs. Vallillo’s and Reed’s benefits under their 2005-2007 performance share agreements were based upon the achievement of a single performance goal established with respect to the average annual return on equity (ROE) achieved by UI during the performance period compared against the target annual ROE percentage established, with 50%, 100% or 150% of the target amount of performance shares being awarded for performance achieved at “threshold,” “target,” or “maximum,” respectively.

Mr. Torgerson and Ms. Randell were not eligible to participate in the 2005-2007 performance share grants, but were eligible for a special performance award based on the achievement of return on equity by UI during 2007 against the target ROE percentage established, with 50%, 100% or 150% of the target amount of performance shares being awarded for performance achieved at “threshold,” “target,” or “maximum,” respectively.

On February 25, 2008, the CEDC certified that 2005-2007 performance goals were achieved to the following extent: Mr. Nicholas – 123% of target; Messrs. Vallillo and Reed – 142% of target. As a result, these Named Executive Officers were determined by the CEDC to be entitled to the following number of shares of Company stock in respect of their 2005-2007 performance share award: Mr. Vallillo – 16,566 shares; Mr. Nicholas – 3,889 shares; and Mr. Reed – 5,207 shares. In addition, on February 25, 2008, the CEDC certified that 2007 performance goals were achieved to the following extent: Mr. Torgerson and Ms. Randell – 128% of target. As a result, these Named Executive Officers were determined by the CEDC to be entitled to the following number of shares of Company stock in respect of their 2007 performance share award: Mr. Torgerson – 7,552 shares; and Ms. Randell – 1,613 shares. These share totals, and their corresponding values as of December 31, 2007, are reflected in the “Stock Awards” columns of the “Option Exercises and Stock Vested” table above.

PENSION BENEFITS

The following table shows the estimated actuarial present value of the Named Executive Officer’s accumulated pension benefits from three sources: (i) The United Illuminating Company Pension Plan, a tax-qualified defined benefit pension plan, (ii) The United Illuminating Company Supplemental Executive Retirement Plan, a plan that provides benefits based on compensation in excess of that which can be taken into account under the UI Pension Plan, and (iii) if applicable, supplemental pension provisions contained in the executive’s employment agreement. The present value is calculated as of December 31, 2007, based on service and compensation through that date, and is actuarially equivalent to the annual benefits payable as a single life annuity under each such defined benefit pension plan at the earliest age at which a Named Executive Officer could retire without benefit reduction. The assumptions in the notes to the table below are consistent with the assumptions provided in the consolidated notes to audited financial statements of the Company for the fiscal year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 20, 2008. Amounts earned under nonqualified defined contribution plans are not reported on the following table, but are reported in the table entitled “Non-qualified Deferred Compensation.”

Pension Benefits Table

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Torgerson, James - President and CEO	N/A			$—
Vallillo, Anthony - President and Chief Operating Officer of UI	UI Pension	39.5	$1,104,618	$—
Vallillo, Anthony - President and Chief Operating Officer of UI	UI SERP	39.5	$2,979,368	$—
Nicholas, Richard - Executive Vice President and CFO	UI Pension	6.667	$112,012	$—
Nicholas, Richard - Executive Vice President and CFO	UI SERP	6.667	$108,971	$—
Reed, Richard - VP Electric System	UI Pension	37.583	$1,102,862	$—
Reed, Richard - VP Electric System	UI SERP	37.583	$246,376	$—
Randell, Linda - SVP Gen Counsel & Corporate Secretary	N/A			$—

1)	Mr. Torgerson and Ms. Randell are not eligible for participation in the UI Pension Plan or the UI Supplemental Executive Retirement Plan.
2)	Calculations reflect actual form of payment elections for SERP benefits and 75% annuity/25% lump sum from the Pension Plan.
3)

Lump sums are calculated using the 12/31/2007 SFAS 87 (Employer’s Accounting for Pensions) disclosure assumptions, specifically a 6.35% discount rate for the Pension Plan, a 6.0% discount rate for the SERP and the prescribed mortality table.

4)

Annuities are calculated using the 12/31/2007 FAS 87 disclosure assumptions, specifically a 6.35% discount rate for the Pension Plan, a 6.0% discount rate for the SERP and the prescribed mortality table projected to 2008 for both plans.

Pension Benefits Table Narrative:

The United Illuminating Company Pension Plan covers eligible employees of UIL Holdings and The United Illuminating Company. Retirement benefits under the plan are determined by a fixed formula, based on years of service and the participant’s average annual earnings during the three years during which the person’s earnings were the highest or, if greater, the average of his or her final 36 months of compensation (“Final Average Compensation”). Under the current Pension Plan formula, a participant’s annual accrued benefit equals 1.6% x Final Average Compensation x Years of Benefit Service up to 30 years. (If, by December 31, 1999, a participant was at least age 55 and had at least 10 Years of Vesting Service, or if combined age and Years of Benefit Service equal at least 88, the participant is considered ‘grandfathered’ and is entitled to his or her accrued benefit determined under either the current Pension Plan formula or a prior Pension Plan formula, whichever provides the greater Accrued Benefit.) A participant’s accrued benefit is calculated in the form of a single life annuity beginning at his or her normal retirement date. For purposes of computing Pension Plan benefits, “annual earnings” includes total compensation from the Company, as reported on Form W-2 for a calendar year, plus elective deferrals made during a calendar year under the Company’s cafeteria plan and/or 401(k)/Employee Stock Ownership Plan. It excludes any amounts contributed to, or the value of, benefits under any deferred compensation plan, long-term incentive plan, employee benefit or fringe benefit program, any other compensation, and cash-outs of unused vacation payable to non-union employees. Internal Revenue Code Section 401(a)(17) limits earnings used to calculate qualified plan benefits to $225,000 for 2007. This limit was used in calculating the qualified plan benefits set forth in the table above.

The Plan was closed to new entrants effective as of April 1, 2005, with respect to unionized employees hired on or after that date, and effective as of May 1, 2005, with respect to non-unionized employees hired on or after that date.

Under the Pension Plan, a participant’s “Normal Retirement Age” means his or her 65th birthday or 5th anniversary of participation in the plan, whichever is later. The Plan also permits benefits to commence on or after reaching “Early Retirement.” In order to qualify for early retirement benefits under the Pension Plan, a participant must retire after reaching at least age 55 and being credited with 10 years of Vesting Service. If a participant is at least age 58, and the sum of his or her age and years of service equals 88 when he retires from active employment with the Company, then pension benefits will not be reduced for early commencement. If a participant retires on or after May 16, 2003, having reached age 55 and before age 58, and the sum of his or her years of service equals at least 88, then the participant’s accrued benefit will be reduced by 3% for each full year by which his retirement date precedes age 58. If a participant with 10 years of service retires on or after age 55 and the “rule of 88” is not satisfied, then the participant’s accrued benefit will be reduced by 3% for each full year by which his retirement precedes his Normal Retirement Date but is on or after age 58, and by an additional 4% per year by which his retirement is on or after age 55 and before age 58. As of December 31, 2007, Messrs. Vallillo and Reed were retirement-eligible.

Company Supplemental Executive Retirement Plan (SERP) Benefits.

Company supplemental retirement benefits come from three possible sources: (i) the UI Supplemental Executive Retirement Plan; (ii) the executive’s employment agreement; and (iii) the UIL CIC Plan II. Under the terms of the UI Supplemental Executive Retirement Plan, Messrs. Vallillo, Nicholas and Reed are entitled, upon their retirement, to a benefit equal to the difference between (A) what his annual retirement benefit would be under the UI Pension Plan, expressed as a life annuity commencing at the Participant’s Normal Retirement Date without his compensation being limited by Section 401(a)(17) of the Code, and (B) what his annual benefit is under the UI Pension Plan with such compensation limit imposed. (In calculating supplemental retirement benefits, short-term incentive compensation is included, but long-term incentive compensation is not.) In addition, under the terms of the employment agreement for Mr. Vallillo, dated January 26, 2004 and amended November 18, 2004, the benefit formula is enhanced from that available under the qualified Pension Plan. Such enhancements consist of an increase in the benefit formula percentage multiplier and a modification to the lump sum calculation methodology. Finally, under the terms of the UIL CIC Plan II, in the event of a change in control (as defined under that Plan) followed by the actual or constructive termination of the executive’s employment within 24 months thereafter, Mr. Nicholas is credited with 2 additional years of service for purposes of computing a non-qualified deferred compensation benefit that is based on the qualified pension plan formula.

Since Mr. Torgerson and Ms. Randell were hired after the Pension Plan had been amended to exclude newly hired employees from participation, they are not participants in either the UI Pension Plan or UI Supplemental Executive Retirement Plan. Nor do their employment agreements provide for any supplemental executive retirement benefit.

Under the terms of Mr. Vallillo’s employment agreement, upon his retirement he is entitled to an annual supplemental retirement benefit equal to 2.0% of his highest three-year average total salary and short term bonus compensation (uncapped by compensation limits contained in Section 401(a)(17) of the Code), multiplied by his years of actual service capped at 30, minus the annual benefit payable to him under the UI Pension Plan. Mr. Vallillo has over 30 years of actual service with the Company and its affiliates, so both his SERP benefit and qualified Pension Plan benefit are calculated imposing the 30 year cap. As of December 31, 2007, Mr. Vallillo was credited with 30 years of service under the supplemental plan. Subject to the requirement of a six month delay in payment imposed by Section 409A of the Internal Revenue Code, Mr. Vallillo is entitled to receive his benefit in a lump sum that is the actuarial equivalent of an immediate life annuity payable on his retirement. The actuarial present value of Mr. Vallillo’s supplemental executive retirement benefit as of December 31, 2007, payable in a single life annuity commencing at his Normal Retirement Age, is $2,979,368; and the actuarial present value of his qualified pension plan benefit commencing at his Normal Retirement Date is $1,104,618. Since Mr. Vallillo meets the “rule of 88” discussed above, he would be entitled to commence this benefit without reduction for early commencement.

Under the terms of the UI Supplemental Executive Retirement Plan, Messrs. Nicholas and Reed are also entitled to a SERP benefit equal to the difference between (A) what their annual retirement benefit would be under the UI Pension Plan, expressed as a life annuity commencing at the Participant’s Normal Retirement Date without his compensation being limited by Section 401(a)(17) of the Code, and (B) what his annual benefit is under the UI Pension Plan with such compensation limit imposed. The present values of these benefits as of December 31, 2007, for these Named Executive Officers are listed on the “Pension Benefits” Table above.

UI maintains a “rabbi trust” which contains certain insurance policies and other assets, intended to help UI and UIL Holdings satisfy their respective obligations to executives covered by supplemental executive retirement benefits. The trust is also intended to assist UIL Holdings in meeting its obligations under the UIL CIC Plan II in the event of a change in control of UIL Holdings.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
Torgerson, James - President and CEO	$963,317	$—	$91,865	$—	$1,055,181
Vallillo, Anthony - President and Chief Operating Officer of UI	$91,131	$—	$1,861	$—	$175,489
Nicholas, Richard - Executive Vice President and CFO	$724,140	$—	$61,106	$—	$1,060,355
Reed, Richard - VP Electric System	$—	$—	$—	$—	$—
Randell, Linda - SVP Gen Counsel & Corporate Secretary	$—	$—	$—	$—	$—

Nonqualified Deferred Compensation Table Narrative:

Plans or Agreements Under Which Compensation Deferrals Can be Made. Under the UIL Holdings Corporation Deferred Compensation Plan (“DCP”), Named Executive Officers and certain other executives may elect to defer certain elements of compensation. These elements include up to 85% of base salary and 100% of increases in salary, 100% of short- and long-term incentive payments, and up to 100% of restricted shares and performance shares (deferred in the form of stock units). Such deferrals are not matched by employer contributions although the Plan does allow for discretionary employer contributions. Except for those deferrals deemed invested in stock units, participants in the DCP are permitted to direct investments of their elective deferral accounts into ‘deemed’ investments consisting of non-publicly traded mutual funds available through variable insurance products. The rate of the return on their investments is measured by the actual rate of return of the selected investments, reduced by fund management fees and fund expenses and no above-market earnings are credited. With respect to the fiscal year ended December 31, 2007, the deemed investments under the DCP Plan earned the following rates of return:

Performance of Plan Investments in the DCP	2007 Year End
Money Market
Nationwide NVIT Money Market – Class V	4.87%
Short-Term Bond
PIMCO VIT Low Duration – Admin Shares	7.37%
Intermediate-Term Bond
PIMCO VIT Total Return – Admin Shares	8.74%
High Yield Bond
Federated NVIT High Income Bond – Class I	3.13%
Conservative Allocation
Nationwide NVIT Inv Dest Conservative – Class 2	5.38%
Nationwide NVIT Inv Dest Moderately Conservative – Class 2	5.86%
Moderate Allocation
Nationwide NVIT Inv Dest Moderate – Class 2	5.66%
Nationwide NVIT Inv Dest Moderately Aggressive – Class 2	6.15%
Nationwide NVIT Inv Dest Aggressive – Class 2	5.96%
Large Value
T. Rowe Price Equity Income – Class II	3.03%
Large Blend
Dreyfus Stock Index – Initial Shares	5.26%
Large Growth
Oppenheimer Capital Appreciation VA – Non-Service Shares	14.15%
Mid-Cap Value
Goldman Sachs VIT Mid Cap Value	3.20%
Mid-Cap Blend
Nationwide NVIT Mid Cap Index – Class I	7.56%
Mid-Cap Growth
T. Rowe Price Mid Cap Growth – Class II	17.22%
Small Value
Royce Capital Micro-Cap	3.98%
Small Blend
Dreyfus IP Small Cap Stock Index – Service Shares	-0.65%
Small Growth
Multi-Manager NVIT Small Cap Growth – Class I	9.75%
World Stock
Oppenheimer Global Securities VA – Non-Service Shares	6.32%
Foreign Large Growth
American Century VP International – Class I	18.06%
Diversified Emerging Markets
Gartmore NVIT Emerging Markets – Class I	45.58%
Crediting Rate
UIL Money Market Stock Holding Account	4.87%
Stock
UIL Holdings Corporate Stock	-9.00%

Deferrals of restricted shares and performance shares are deemed invested in Company stock units as of the date that the shares would otherwise vest. The rate of return of the stock units is determined by UIL Holdings stock price. With the exception of restricted stock units and stock units attributable to vested performance shares, which must remain deemed invested in UIL stock, participants can change their investment directions with respect to their nonqualified deferred compensation accounts on a daily basis.

At the same time that a DCP participant makes a deferral election with respect to a particular year, he or she must also elect the timing and form of payment from among the options available under the Plan. These options include distribution in a specific future year as a scheduled ‘in-service withdrawal’ and distribution after employment ends due to retirement, termination or disability. Unscheduled withdrawals are not permitted; however, ‘hardship’ distributions for unforeseeable emergencies such as sudden or unexpected illness or accident of the participant or his or her dependent or casualty losses are permitted. Scheduled in-service distributions may commence as soon as 3 years after the end of the year in which the deferral is effective and, in accordance with the timely election of the participant, may be paid either in a lump sum or in annual installments over a 2 to 5 year period from the distribution commencement date. Distribution upon retirement, termination or disability will be paid in a lump sum if the participant’s account balance is $10,000 or less. If timely elected by the participant and the account balance is over $10,000, distributions may be made in installments over a 5, 10 or 15 year period. The commencement of distributions is subject to a 6 month delay for key employees in order to comply with Section 409A of the Internal Revenue Code. Any change in an election governing the timing of distributions or form of payment must be filed at least one year prior to the date the distribution would otherwise have commenced, must further delay commencement of the distribution by at least 5 years, and cannot be given effect until one year after the new ‘change’ election is filed.

The deferrals that participants make under the DCP and earnings thereon are general unsecured obligations of the Company, and DCP participants thus are unsecured creditors of the Company. The Company has established a “rabbi trust” to help secure payment of DCP balances to plan participants, particularly in the event of a change in control or management of the Company. In the event of the insolvency or bankruptcy of the Company, any assets in this trust will be marshaled and held for the benefit of the Company’s general creditors.

Payments upon Termination or Change in Control

Each Named Executive Officer’s employment agreement provides for certain severance payments and benefits in the event that his or her employment is terminated without cause, or on account of a breach of the agreement by the employer, or upon the non-renewal of the executive’s agreement at the election of the employer. For Messrs. Vallillo, Nicholas and Reed, the level of severance benefits is equal to two times the sum of base salary plus short-term incentive. Except in the event of non-renewal of the executive’s employment agreement, Mr. Torgerson and Ms. Randell would be entitled to a severance payment equal to one time base salary plus short-term incentive. In addition, in the event that the executive’s employment is actually or constructively terminated within 24 months following a change in control, each such executive is entitled to the greater of (i) the payments and benefits to which he or she would be entitled under his or her employment agreement if terminated without cause (not in connection with a change in control) or (ii) the amounts and benefits payable under the UIL CIC Plan II. The executive is also entitled to certain benefits in the event of termination due to retirement, death or disability. These payments and benefits are more fully described below.

Termination Benefits for Named Executive Officers

The tables below provide an estimate of the payments that would be made to each of the Named Executive Officers under various termination scenarios. The amounts shown are estimates assuming that such termination was effective as of December 31, 2007. The actual amounts to be paid can only be determined at the time of such executive’s termination of employment from the Company.

James P. Torgerson Executive Benefits and Payments Upon Termination	Voluntary Termination ($)	Early Retirement, Disability or Death ($)	Involuntary Termination without Cause or Resignation for Good Reason ($)	For Cause Termination ($)	Involuntary or Good Reason Termination within 24 months following CIC ($)
Severance	$0	$0	$990,000	$0	$1,800,000
Annual Incentive	$0	$386,100	$390,000	$0	$386,100
Long-Term Incentive	$0	$991,916	$0	$0	$991,916
UI Pension Plan	$0	$0	$0	$0	$0
UI SERP	$0	$0	$0	$0	$0
Post-termination Medical and Life Ins.	$0	$0	$16,267	$0	$48,800
Continuation of Other Benefits	$0	$0	$0	$0	$19,200
280G Tax Gross-up	$0	$0	$0	$0	$0
Total:	0	1,378,016	1,396,267	0	3,246,016

Had UIL Holdings terminated Mr. Torgerson’s employment without cause or Mr. Torgerson resigned due to a breach of the agreement by the Company (i.e., for “Good Reason”) as of December 31, 2007, he would be entitled to the following: (i) his annual incentive earned for 2007 (“Annual Incentive Compensation”) paid in a lump sum; (ii) severance equal to his annual base salary immediately prior to the date of his termination plus his annual short-term incentive compensation calculated as if he had been employed on the last day of the year of his termination; and (iii) participation in the medical and dental plans for one year on the same basis as if he were an active employee. In the event the termination without cause was on account of non-renewal of his employment agreement, the severance payment is reduced to be equal to 6 months of Mr. Torgerson’s annual base salary, and the subsidized medical and dental benefits are not provided. In order to receive such termination without cause payments and benefits, Mr. Torgerson would be required to execute a general release and adhere to the terms of a 12 month non-competition and non-solicitation provision, the terms of which are more fully described below in this section. If Mr. Torgerson died, retired, or terminated employment due to disability (as defined in his employment agreement), he would be entitled to all of the payments and benefits described above, other than the severance and employer subsidized medical and dental benefits described above (plus benefits under qualified and non-qualified retirement plans of the Corporation, in accordance with their terms). If Mr. Torgerson voluntarily terminated employment not on account of breach by the Company, he would not be entitled to severance, continued subsidized medical and dental coverage or Annual Incentive Compensation. Under the UIL CIC Plan II, if Mr. Torgerson’s employment were terminated without cause within two years following a change in control of UIL Holdings and the plan provided a greater benefit than termination without cause payments available under his employment agreement, he would be entitled to receive, in lieu of his employment agreement termination benefits, a lump sum severance payment equal to three times his annual base salary in effect immediately prior to his termination, plus one year of continued participation in all the employee benefit plans and programs in which he participated prior to his termination on the same basis as if he were an active employee. In addition, under his employment agreement, Mr. Torgerson would be entitled to a full gross-up for any excise tax imposed as a result of any excess parachute payment as determined under Section 280G of the Internal Revenue Code. However, after taking into account the reasonable value of the non-competition provision that Mr. Torgerson has agreed to, it appears that no excess parachute payment would have existed and, accordingly, no gross-up would have been required, as of December 31, 2007.

Anthony J. Vallillo Executive Benefits and Payments Upon Termination	Voluntary Termination ($)	Early Retirement, Disability or Death* ($)	Involuntary Termination without Cause or Resignation for ($)	For Cause Termination ($)	Involuntary or Good Reason Termination within 24 months following CIC ($)
Severance	$0	$0	$1,184,000	$0	$1,184,000
Annual Incentive	$0	$202,020	$222,000	$0	$202,020
Long-Term Incentive	$0	$855,723	$0	$0	$855,723
UI Pension Plan	$883,327	$883,327	$883,327	$883,327	$883,327
UI SERP	$3,172,836	$3,172,836	$3,172,836	$0	$3,172,836
Post-termination Medical and Life Ins.	$181,115	$181,115	$181,115	$181,115	$181,115
Continuation of Other Benefits	$0	$0	$0	$0	$18,400
280G Tax Gross-up	$0	$0	$0	$0	$0
Total:	4,237,278	5,295,021	5,643,278	1,064,442	6,497,421

*	For Post-Termination Medical and Life Ins., amount shown under “Early Entirement, Disability or Death” column is for Early Retirement or Disability only.

If UI terminated Mr. Vallillo’s employment without cause, or he resigned for Good Reason, or his employment agreement were not renewed as of December 31, 2007, Mr. Vallillo would receive the following: (i) Annual Incentive Compensation paid in a lump sum; (ii) severance equal to two times the sum of (A) his annual base salary immediately prior to the date of his termination, plus (B) his annual short-term incentive compensation calculated as if he had been employed on the last day of the year of his termination, and (iii) continued participation for two years in the medical and dental benefit plans of the Company on the same basis as if he were an active employee. In order to receive such termination without cause payments and benefits, Mr. Vallillo would be required to execute a general release and adhere to the terms of a 12 month non-compete agreement. If Mr. Vallillo died, retired, or terminated due to disability (as defined in his employment agreement), he would be entitled to all of the payments and benefits described above, other than severance and the two years of employer subsidized medical and dental benefits described above. If Mr. Vallillo voluntarily terminated not on account of breach by the Company, he would not be entitled to severance, continued subsidized medical coverage or Annual Incentive Compensation. Under all termination scenarios, other than a termination for Cause, Mr. Vallillo would be eligible for retiree medical and life insurance benefits and benefits under the qualified and non-qualified retirement plans of the Corporation, in accordance with their terms. Under the UIL CIC Plan II, if Mr. Vallillo’s employment were terminated without cause within two years following a change in control of UIL Holdings and the plan provided a greater benefit than the termination without cause benefits available under his employment agreement, he would be entitled to receive, in lieu of his employment agreement termination without cause benefits, the following benefits: (i) a severance payment equal to 2 years of his compensation at his then-current salary and bonus rate; (ii) an increase of 2 years of service in the calculation of his benefits payable under the UIL Holdings retiree medical benefit plans, (iii) 2 years of continued participation in all the employee benefit plans and programs in which he participated prior to his termination on the same basis as if he were an active employee; and (iv) 2 years of deemed service in the calculation of supplemental retirement benefits payable under Mr. Vallillo’s employment agreement. Under his employment agreement, Mr. Vallillo would be entitled to a full gross-up for any excise tax imposed as a result of any excess parachute payment as determined under Section 280G of the Internal Revenue Code. However, after taking into account the reasonable value of the non-competition provision that binds Mr. Vallillo, it appears that no excess parachute payment would have existed and, accordingly, no gross-up would have been required, as of December 31, 2007.

Richard J. Nicholas Executive Benefits and Payments Upon Termination	Voluntary Termination ($)	Early Retirement, Disability or Death* ($)	Involuntary Termination without Cause or Resignation for Good Reason ($)	For Cause Termination ($)	Involuntary or Good Reason Termination within 24 months following CIC ($)
Severance	$0	$0	$848,484	$0	$848,484
Annual Incentive	$0	$134,286	$135,642	$0	$134,286
Long-Term Incentive	$0	$509,987	$0	$0	$509,987
UI Pension Plan	$139,646	$139,646	$139,646	$139,646	$139,646
UI SERP	$122,725	$122,725	$201,436	$0	$201,436
Post-termination Medical and Life Ins.	$0	$0	$31,430	$0	$31,430
Continuation of Other Benefits	$0	$0	$0	$0	$18,400
280G Tax Gross-up	$0	$0	$0	$0	$0
Total:	262,371	906,644	1,356,638	139,646	1,883,669

*	For Post-termination Medical and Life Ins., amount shown under “Early Retirement, Disability or Death” column is for Early Retirement only

If UI terminated Mr. Nicholas’ employment without cause, or he resigned for Good Reason, or his employment agreement were not renewed at the election of UI as of December 31, 2007, Mr. Nicholas would receive the following: (i) Annual Incentive Compensation paid in a lump sum; (ii) severance equal to two times the sum of (A) his annual base salary immediately prior to the date of his termination, plus (B) his annual short-term incentive compensation calculated as if he had been employed on the last day of the year of his termination; (iii) two years of deemed service added in the calculation of the entitlement to and benefit payable under the UI Pension Plan and UI retiree medical benefit plan; and (iv) participation in the medical and dental benefit plans for two years on the same basis as if he were an active employee. In order to receive such termination without cause payments and benefits, Mr. Nicholas would be required to execute a general release and adhere to a 12 month non-compete agreement. If Mr. Nicholas died, retired, or terminated due to disability (as defined in his employment agreement) he would be entitled to all of the payments and benefits described above, other than severance, the employer subsidized medical and dental benefits described above, and the two years of imputed service (plus benefits under qualified and non-qualified retirement plans of the Corporation, in accordance with their terms). If Mr. Nicholas voluntarily terminated not on account of breach by the Company, he would not be entitled to severance, continued subsidized medical coverage, imputed service or Annual Incentive Compensation. Under the UIL CIC Plan II, if Mr. Nicholas’ employment were terminated without cause within two years following a change in control of UIL Holdings he would be entitled to continuation of all benefits for a two-year period, not just medical and dental benefits in addition to the other benefits and payments he would be entitled to on a termination without cause. In addition, under his employment agreement, Mr. Nicholas would be entitled to a full gross-up for any excise tax imposed as a result of any excess parachute payment as determined under Section 280G of the Internal Revenue Code. However, after taking into account the reasonable value of the non-competition provision that binds Mr. Nicholas, it appears that no excess parachute payment would have existed and, accordingly, no gross-up would have been required, as of December 31, 2007.

Richard J. Reed Executive Benefits and Payments Upon Termination	Voluntary Termination ($)	Early Retirement, Disability or Death* ($)	Involuntary Termination without Cause or Resignation for Good Reason ($)	For Cause Termination ($)	Involuntary or Good Reason Termination within 24 months following CIC ($)
Severance	$0	$0	$604,444	$0	$453,333
Annual Incentive	$0	$74,276	$81,622	$0	$74,276
Long-Term Incentive	$0	$260,054	$0	$0	$260,054
UI Pension Plan	$903,847	$903,847	$903,847	$903,847	$903,847
UI SERP	$277,688	$277,688	$277,688	$0	$277,688
Post-termination Medical and Life Ins.	$181,115	$181,115	$181,115	$181,115	$181,115
Continuation of Other Benefits	$0	$0	$0	$0	$13,800
280G Tax Gross-up	$0	$0	$0	$0	$0
Total:	1,362,650	1,696,980	2,048,716	1,084,962	2,164,113

*	For Post-termination Medical and Life Ins., amount shown under “Early Retirement, Disability or Death” column is for Early Retirement or Disability only.

If UI terminated Mr. Reed’s employment without cause, or he resigned for Good Reason, or his employment agreement were not renewed at the election of UI as of December 31, 2007, Mr. Reed would receive the following: (i) Annual Incentive Compensation; (ii) two times the sum of (A) his annual base salary immediately prior to the date of his termination plus (B) his annual short-term incentive compensation calculated as if he had been employed on the last day of the year of his termination; and (iii) participation in the medical and dental plans for one year on the same basis as if he were an active employee. In order to receive such termination without cause payments and benefits, Mr. Reed would be required to execute a general release and adhere to the terms a 12 month non-compete agreement. If Mr. Reed died, retired, or terminated due to disability, he would be entitled to all of the payments and benefits described above other than severance and the one year of employer subsidized medical and dental benefits described above. If Mr. Reed voluntarily terminated not on account of breach by the Company, he would not be entitled to severance, continued subsidized medical coverage, or Annual Incentive Compensation. Under all termination scenarios other than termination for Cause, Mr. Reed would be eligible for retiree medical and life insurance benefits and benefits under the qualified and non-qualified retirement plans of the Corporation, in accordance with their terms. Under the UIL CIC Plan II, if Mr. Reed’s employment were terminated without cause within two years following a change in control of UIL Holdings and the plan provided a greater benefit than that available under his employment agreement, he would be entitled to receive, in lieu of his employment agreement termination benefits, a severance payment of 1.5 years’ compensation at his then-current salary and bonus rate, an increase of 1.5 years of service in the calculation of the benefits payable under the UIL Holdings retiree medical benefit plan, and 1.5 years of continued participation in the employee benefit plans and programs in which he participated prior to his termination on the same basis as if he were an active employee. Should Mr. Reed’s severance and related benefits constitute an excess parachute payment under Section 280G of the Code, they will be reduced, as necessary, so that no excess parachute payment results. However, after taking into account the reasonable value of the non-competition provision that binds Mr. Reed, it appears that no excess parachute payment would have existed and, accordingly, no gross-up would have been required, as of December 31, 2007.

Linda L. Randell Executive Benefits and Payments Upon Termination	Voluntary Termination ($)	Early Retirement, Disability or Death ($)	Involuntary Termination without Cause or Resignation for Good Reason ($)	For Cause Termination ($)	Involuntary or Good Reason Termination within 24 months following CIC ($)
Severance	$0	$0	$398,750	$0	$550,000
Annual Incentive	$0	$91,884	$123,750	$0	$91,884
Long-Term Incentive	$0	$267,685	$0	$0	$267,685
UI Pension Plan	$0	$0	$0	$0	$0
UI SERP	$0	$0	$0	$0	$0
Post-termination Medical and Life Ins.	$0	$0	$7,053	$0	$7,053
Continuation of Other
Benefits	$0	$0	$0	$0	$19,200
280G Tax Gross-up	$0	$0	$0	$0	$0
Total:	0	359,569	529,553	0	935,822

Had UIL Holdings terminated Ms. Randell’s employment without cause or Ms. Randell resigned for Good Reason as of December 31, 2007, she would be entitled to the following: (i) her annual incentive earned for 2007 (“Annual Incentive Compensation”) paid in a lump sum; (ii) severance equal to her annual base salary immediately prior to the date of her termination plus her annual short-term incentive compensation calculated as if she had been employed on the last day of the year of her termination; and (iii) participation in the medical and dental plans for one year on the same basis as if she were an active employee. In the event the termination without cause was on account of non-renewal of her employment agreement, the severance payment is reduced to be equal to 6 months of Ms. Randell’s annual base salary, and the subsidized medical and dental benefits are not provided. In order to receive such termination without cause payments and benefits, Ms. Randell would be required to execute a general release and adhere to the terms of a 12 month non-competition and non-solicitation provision, the terms of which are more fully described below in this section. If Ms. Randell died, retired, or terminated employment due to disability (as defined in her employment agreement), she would be entitled to all of the payments and benefits described above, other than the severance and employer subsidized medical and dental benefits described above (plus benefits under the qualified and non-qualified retirement plans of the Corporation, in accordance with their terms). If Ms. Randell voluntarily terminated employment not on account of breach by the Company, she would not be entitled to severance, continued subsidized medical and dental coverage or Annual Incentive Compensation. If Ms. Randell’s employment were terminated without cause within two years following a change in control of UIL Holdings, she would be entitled to receive a lump sum severance payment equal to two times her annual base salary in effect immediately prior to her termination, plus one year of continued participation in all the employee benefit plans and programs in which she participated prior to her termination on the same basis as if she were an active employee. In addition, under her employment agreement, Ms. Randell would be entitled to a full gross-up for any excise tax imposed as a result of any excess parachute payment as determined under Section 280G of the Internal Revenue Code. However, after taking into account the reasonable value of the non-competition provision that Ms. Randell has agreed to, it appears that no excess parachute payment would have existed and, accordingly, no gross-up would have been required, as of December 31, 2007.

Non-competition and Non-solicitation Covenants. All the Named Executive Officers, along with other executives who are parties to an employment agreement with UIL or UI, are bound for a period of twelve months from termination by non-competition and non-solicitation covenants. In order to receive severance payments and other benefits upon a termination without cause, or termination following a change in control, the executive is required to comply with a provision that prohibits the executive for twelve months from (i) becoming employed by, entering into a consulting arrangement with or otherwise performing services for a competitor; (ii) diverting business, directly or indirectly, from the Company or any affiliate, or interfering with customer or supply relationships; or (iii) attempting to interfere with the Company’s relationships with its employees. The definition of a “competitor” is tailored to the particular business of the executive’s direct employer (e.g., UIL Holdings, UI). Further, the employee is required to maintain confidentiality of the Company’s methods of doing business, marketing and strategic business plans, customer lists and the like. These provisions survive the termination of the executive’s employment agreement. A breach will result in the forfeiture of any termination or change-of-control payments or benefits then still owing to the executive, and the Company expressly reserves the right to seek injunctive relief.

Director Compensation

The following table shows the compensation of each Non-Employee Director for services rendered in that capacity during 2007.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Thelma R. Albright	70,524	67,114					137,638
Marc C. Breslawsky	58,524	67,114					125,638
Betsy Henley-Cohn	58,524	67,114					125,638
Arnold L. Chase	64,524	67,114					131,638
John F. Croweak	62,524	75,394					137,918
John L. Lahey	60,524	67,114					127,638
F. Patrick McFadden	141,321	79,138					220,469
Daniel J. Miglio	69,524	67,114					136,638
William F. Murdy	61,524	67,114					128,638
James A. Thomas	60,524	67,114					127,638

Directors who are employees of UIL Holdings or its subsidiaries receive no compensation for their service as Directors. The Company does not provide pension benefits to Directors; nor does it provide above market earnings on any compensation deferred by Directors, which otherwise would have to be reported in this table.

Director compensation has two components, a cash component and an equity component. Non-Employee Directors, other than the Non-Executive Chair of the Board, receive a single equity grant in March, an annual retainer fee and committee chair and meeting fees. The Non-Executive Chair receives a single equity grant in March and an annual retainer (paid in monthly installments). After discussion, analyses and consultation with Steven Hall and Partners (the Governance Committee’s compensation consultant) in late 2006, the Corporate Governance and Nominating Committee (“Governance Committee”) recommended to the Board of Directors in early 2007 that certain changes be made to the amount and composition of Directors’ compensation. With modifications, these recommendations were adopted by the Board of Directors at its February 26, 2007 meeting.

For 2007, the remuneration of the Non-Employee Directors, other than the Non-Executive Chair, included an annual retainer fee of $21,000, payable as follows: $9,000 for service during the first quarter of the year and $4,000 each for service during the second, third and fourth quarters of the year. In addition, Directors received fees of $1,000 in cash for each meeting of the Board of Directors and each meeting of a Committee of the Board of Directors attended. During 2007, the chair fee for the Audit Committee and the CEDC was increased to $10,000; the chair fee for the other Board Committees was increased to $5,000; and the annual compensation for the Non-Executive Chair of the Board was increased to $225,000 (divided between cash and equity).

Column (b) reflects the aggregate of all fees earned or paid in cash for services as a Director, including annual retainer fees, committee chair fees, meeting fees, and a supplemental cash award. The cash award, made in

September 2007 in the amount of $14,524 for each Director, other than the Non-Executive Chair, and $17,581 for the Non-Executive Chair, was made to correct a computational error relating to the director’s annual equity awards.

Pursuant to the terms of the 1999 Stock Plan, each Non-Employee Director, other than the Non-Executive Chair, was granted 2,205 shares of restricted stock on March 26, 2007. The Non-Executive Chair was granted 2,667 shares of restricted stock on March 26, 2007. Directors had the option to defer receipt of these shares, in which case such Director received a credit to his or her phantom stock account in the UIL Holdings Deferred Compensation Plan. If the Director did not timely defer receipt of the restricted shares, they vest on the third anniversary of the grant.

Column (c) reflects the 2007 expense incurred related to grants of restricted stock units deferred under the Corporation’s Deferred Compensation Plan.

Non-Employee Directors are also provided travel/accident insurance coverage in the amount of $200,000.

The Corporation also has a Non-Employee Directors’ Common Stock and Deferred Compensation Plan, which has an optional deferred compensation feature. Each Non-Employee Director may have two accounts in the plan: a stock account for the accumulation of units that are equivalent to shares of common stock, and on which, amounts equal to cash dividends on the shares of UIL stock represented by stock units in the account accrue as additional stock units; and a cash account for Director’s fees payable in cash that the Director elects to defer, and on which interest accrues at the prime rate in effect at the beginning of each month at Citibank, N.A. Under the deferred compensation feature of the plan, a Non-Employee Director may elect to defer receipt of all or part of (i) his or her retainer fee, (ii) his or her committee chair fees, and/or (iii) his or her meeting fees, that are payable in cash. All amounts deferred are credited when payable, at the Director’s election, to either the Director’s cash account or to the Director’s stock account (in a number of whole and fractional stock units based on the market value of UIL Holdings common stock on the date the fee is payable) in the plan. All amounts credited to a Non-Employee Director’s cash account or stock account in the plan are at all times fully vested and non-forfeitable, and are payable only upon termination of the Director’s service on the Board of Directors. At that time, the cash account is payable in cash and the stock account is payable in an equivalent number of shares of UIL Holdings’ common stock.

The table below represents outstanding restricted stock and option awards held by the Non-Employee Directors as of December 31, 2007. It does not include other shares owned by the Non-Employee Directors free of restrictions. A complete listing of equity ownership can be found in the Stock Ownership of Directors and Officers section of this proxy.

Director’s Name	Restricted Stock#	Options
Thelma R. Albright	11,662	30,000
Marc C. Breslawsky	11,662	30,000
Betsy Henley-Cohn	6,205	0
Arnold L. Chase	6,205	22,500
John F. Croweak	11,662	7,500
John L. Lahey	11,662	23,022
F. Patrick McFadden	12,066	0
Daniel J. Miglio	6,205	7,500
William F. Murdy	11,662	7,500
James A. Thomas	6,205	20,000

BOARD OF DIRECTORS

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors (“Audit Committee”) is responsible for providing independent, objective oversight of UIL Holdings’ accounting functions and internal controls. The Audit Committee is comprised of a minimum of three independent Directors, and acts under a written charter that is included in Appendix A of this Proxy Statement. In 2008 the Board of Directors amended the Audit Committee Charter to, among other things, authorize the Chair of the Committee to pre-approve specific services, subject to limitation, and advise the full Committee of such approval at the next regularly scheduled Audit Committee meeting. The Audit Committee Charter meets the current requirements of the Securities and Exchange Commission and The New York Stock Exchange and is posted on the Corporation’s website, www.uil.com.

UIL Holdings’ management, including its internal audit staff, is responsible for UIL Holdings’ internal financial controls and the financial reporting process. UIL Holdings’ independent registered public accounting firm is responsible for performing an independent audit of UIL Holdings’ consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee’s meetings are structured and conducted to facilitate and encourage open communications between the Audit Committee and UIL Holdings’ internal audit staff, between the Audit Committee and UIL Holdings’ independent registered public accounting firm, PricewaterhouseCoopers LLP, and between the Audit Committee and UIL Holdings’ executive management. During these meetings, the Audit Committee has reviewed and discussed with management and PricewaterhouseCoopers the quarterly financial statements included in quarterly reports on Form 10-Q filed with the Securities and Exchange Commission during the year ended December 31, 2007 and audited financial statements for the year ended December 31, 2007. Discussions with PricewaterhouseCoopers have also included the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). PricewaterhouseCoopers has also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed with PricewaterhouseCoopers that firm’s independence.

Based on its reviews and discussions with UIL Holdings’ management, including its internal audit staff, and with PricewaterhouseCoopers, the Audit Committee recommended to the Board of Directors that UIL Holdings’ audited financial statements for the year ended December 31, 2007, be approved and included in UIL Holdings’ Annual Report on Form 10-K filed with the Securities and Exchange Commission.

For the years ended December 31, 2007 and December 31, 2006, PricewaterhouseCoopers billed UIL Holdings the following fees for services rendered:

	2007	2006
Audit Fees (1)	$889,502	$1,216,387
Audit-Related Services Fees	0	0
Tax Fees	67,711	28,435
All Other Fees	0	0

Total Fees Billed	$957,213	$1,244,822

(1)

For the audit of UIL Holdings’ annual financial statements for the years ended December 31, 2007 and 2006, for review of the quarterly financial statements included in UIL Holdings’ Quarterly Reports on Form 10-Q, and for new accounting developments. It also includes work performed to attest and report on the Sarbanes-Oxley Act of 2002, Section 404, in accordance with the Public Company Accounting Oversight Board Auditing Standard. The fee decrease in 2007 compared to 2006 is primarily due to the divestiture of UIL Holdings’ non-utility subsidiaries, which was substantially complete as of December 31, 2006.

Included in the “Tax Fees” category were fees billed for sales and use tax matters, and matters related to FIN No. 48, “Accounting for Uncertainty in Income Taxes” in 2007 and sales and use tax matters and other tax compliance costs in 2006. Pursuant to its charter, the Audit Committee is responsible for selecting, approving compensation and overseeing the independence, qualifications and performance of the independent accountants. The Audit Committee has adopted a pre-approval policy pursuant to which certain permissible audit and non-audit services may be provided by the independent accountants. In considering services to be provided by the independent accountants, the Audit Committee considers whether such services are consistent with the auditor’s independence; whether the independent accountants are likely to provide the most effective and efficient services based upon their familiarity with the company; and whether the services could enhance our ability to manage or control risk, improve audit quality or meet financial and tax compliance needs. After review and discussion, the Audit Committee has concluded that PricewaterhouseCoopers’ provision of non-audit services to UIL Holdings was compatible with maintaining PricewaterhouseCoopers’ auditor independence. The Audit Committee approved all of the services in advance for which PricewaterhouseCoopers billed UIL Holdings during 2007. The Audit Committee has adopted a policy whereby if additional PricewaterhouseCoopers’ service is permissible, the timing is such that it should be undertaken before the next Audit Committee meeting, and the dollar amount is less than one hundred thousand dollars, approval will be sought from the Committee Chair. If approved by the Audit Committee Chair, the rest of the Audit Committee will be notified of the engagement in writing.

AUDIT COMMITTEE

Daniel J. Miglio (Chair)

Marc C. Breslawsky

Betsy Henley-Cohn

John J. Lahey

PROPOSAL NO. 2 – RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee of the Board of Directors, at a meeting held on February 12, 2008, voted to employ the firm of PricewaterhouseCoopers LLP to perform an audit of the books and affairs of UIL Holdings for the fiscal year 2008. One or more representatives of PricewaterhouseCoopers LLP will attend the annual meeting, will be afforded the opportunity to make a statement if they desire to do so, and will be available to answer questions that may be asked by shareowners.

Shareowner ratification of the selection of PricewaterhouseCoopers LLP as UIL Holdings’ independent registered public accounting firm is not required by UIL Holdings’ bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the shareowners for ratification as a matter of good corporate practice. If the shareowners fail to ratify the selection, the Audit Committee will reconsider the selection of that firm. The Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of UIL Holdings and its shareowners.

Vote Required for Approval

Under Connecticut law and UIL Holdings’ bylaws, assuming that a quorum is present at the meeting, the proposal to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as UIL Holdings’ independent registered public accounting firm will be approved if the votes cast in favor of this action exceed the votes cast against it. Proxies marked to abstain from voting with respect to this action will not have the legal effect of voting against it.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THIS PROPOSAL CONCERNING THE RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL NO. 3 – APPROVAL OF UIL HOLDINGS CORPORATION 2008 STOCK AND INCENTIVE

COMPENSATION PLAN

Introduction

At the Annual Meeting, shareowners will be asked to approve the 2008 Stock and Incentive Compensation Plan (the “2008 Plan”), which was approved by the Board of Directors on March 24, 2008, upon the recommendation of its Compensation and Executive Development Committee (“CEDC”). The 2008 Plan is designed to enable UIL Holdings to:

•	Attract, retain, motivate and reward outstanding managerial employees and directors.

•	Provide equitable and competitive compensation opportunities.

•	Recognize individual contributions and reward achievement of Company goals.

•	Promote creation of long-term value for shareowners by closely aligning the interests of participants with the interests of shareowners.

The Board and the CEDC believe that awards linked to common stock and awards with terms tied to UIL Holdings’ performance can provide incentives for the achievement of important performance objectives and promote the Company’s long-term success. Therefore, they view the 2008 Plan as a key element of the Company’s overall compensation program.

The 2008 Plan, if approved by shareowners, would replace the UIL Holdings Corporation 1999 Amended and Restated Stock Plan (the “1999 Plan”). Tax regulations would have required that, in 2008, the Company obtain shareowner approval of the performance goals incorporated into the 1999 Plan in order that future grants of performance-based awards could qualify under Section 162(m) of the Internal Revenue Code (the “Code”). In view of the significant changes in accounting rules, tax laws and other regulations since the 1999 Plan was last approved in 2003, and given the need to again obtain shareowner approval relating to the 1999 Plan in any event, the Board and the CEDC agreed with the recommendation of compensation consultants to replace the 1999 Plan with a new plan that, like the 1999 Plan, provides broadly for equity and incentive awards but contains updated compliance provisions. The Company is seeking approval for shares in addition to the number remaining available under the 1999 Plan so that the 2008 Plan can meet the Company’s needs for approximately five years.

Information on the total number of shares available under the Company’s existing equity compensation plans and subject to outstanding options as of the end of the last fiscal year is presented under the caption, “EQUITY COMPENSATION PLAN INFORMATION” in Part II, Item 5 of UIL Holdings’ Annual Report on Form 10-K filed with the SEC on February 20, 2008. Based on our equity award plans in effect and outstanding awards at March 24, 2008, if shareowners approve the 2008 Plan, the total number of shares subject to outstanding awards and available for future awards under the 2008 Plan and other continuing equity compensation plans would be as follows:

Shares subject to outstanding awards(1)	956,432
Shares to be available for future equity awards, including under the 1999 Plan	63,677
Shares to be available for future equity awards, including under the proposed 2008 Plan	550,000

Total shares	1,570,109

Percentage of outstanding shares*		6	%*

*

Shares outstanding includes all 25,197,711 shares of UIL Holdings common stock outstanding and does not include issuance of unissued shares reserved for outstanding or future awards under the existing plans and the proposed 2008 Plan.

(1)

Includes 457,248 shares to be issued upon exercise of outstanding options with a weighted-average exercise price and weighted-average remaining contractual life of $31.40 and 3.2 years, respectively, as well as 347,574 performance shares to be issued upon satisfaction of applicable performance and service requirements, and 151,610 shares of restricted stock subject to applicable service requirements.

The 2008 Plan would make 550,000 new shares of common stock available for equity awards, representing approximately 2% of the shares outstanding at March 24, 2008. As stated above, the 2008 Plan would replace the current 1999 Plan, and therefore 63,677 shares that remain available under the 1999 Plan as of March 24, 2008 would be made available under the 2008 Plan.

Overview of 2008 Plan Awards

The 2008 Plan authorizes a broad range of awards, including:

•	stock options;

•	stock appreciation rights (“SARs”);

•	stock, including awards providing for the delivery of shares at a future date;

•	restricted stock, a grant of actual shares subject to a risk of forfeiture and restrictions on transfer;

•	other awards based on common stock;

•	dividend equivalents;

•	performance shares or other stock-based performance awards;

•	cash-based performance awards tied to achievement of specific performance objectives;

•	shares issuable in lieu of rights to cash compensation.

Although the CEDC has discretion to make awards in various forms, in recent years most equity awards have been in the form of restricted stock and performance shares. At present, it is anticipated that this would continue with respect to awards under the 2008 Plan.

Reasons for Shareowner Approval

The Board seeks approval of the 2008 Plan by shareowners in order to meet requirements of The New York Stock Exchange and to satisfy requirements of tax law to help preserve the Company’s ability to claim tax deductions for compensation to executive officers. In addition, the Board regards shareowner approval of the 2008 Plan as desirable and consistent with corporate governance best practices.

Code Section 162(m) limits the deductions a publicly held company can claim for compensation in excess of $1 million in a given year paid to the principal executive officer and the three other most highly compensated executive officers serving on the last day of the fiscal year, excluding the principal financial officer (generally referred to as the “named executive officers”). “Performance-based” compensation that meets certain requirements is not counted against the $1 million deductibility cap, and therefore remains fully deductible. For purposes of Section 162(m), approval of the 2008 Plan will be deemed to include approval of the general business criteria upon which performance objectives for awards are based, described below under the captions, “Performance Awards” and “Annual Incentive Awards”. Shareowner approval of general business criteria that will be used to set specific performance goals will permit qualification of incentive awards for full tax deductibility for a period of approximately five years under Section 162(m). Shareowner approval of the performance goal inherent in stock options and SARs (increases in the market price of stock) is not subject to a time limit under Section 162(m).

In addition, shareowner approval will permit designated stock options to qualify as incentive stock options under the Internal Revenue Code for a period of ten years. Such qualification can give the holder of the options more favorable tax treatment, as explained below.

Restriction on Repricing and Loans

Consistent with the requirements of The New York Stock Exchange, the 2008 Plan includes a restriction providing that, without shareowner approval, the CEDC will not amend or replace options or SARs previously granted under the Plan in a transaction that constitutes a “repricing.” For this purpose, a “repricing” is defined as amending the terms of an option or SAR after it is granted to lower its exercise price, any other action that is treated as a repricing under generally accepted accounting principles, or canceling an option at a time when its strike price is equal to or greater than the fair market value of the underlying stock in exchange for another option, SAR, restricted stock, other equity or a cash payment, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction. Adjustments to the exercise price or number of shares subject to an option or SAR to reflect the effects of a stock split or other extraordinary corporate transaction will not constitute a “repricing.” The 2008 Plan does not authorize loans to participants.

Description of the 2008 Plan

The following is a brief description of the material features of the 2008 Plan. This description, including information summarized above, is qualified in its entirety by reference to the full text of the proposed 2008 Plan, a copy of which is attached to this Proxy Statement as Appendix B.

Shares Available under the 2008 Plan. If the 2008 Plan is approved by our shareowners, approximately 550,000 shares will be reserved for delivery to participants, plus shares remaining available for new grants under the 1999 Plan. The shares reserved may be used for any type of award under the 2008 Plan, provided that only the new shares may be used for incentive stock options.

Only the number of shares actually delivered to participants in connection with an award after all restrictions have lapsed will be counted against the number of shares reserved under the 2008 Plan. Thus, shares will remain available for new awards if an award expires, is forfeited, or is settled in cash, if shares are withheld or separately surrendered to pay the exercise price of an option or to satisfy tax withholding obligations relating to an award, if fewer shares are delivered upon exercise of a SAR than the number of shares covered by the SAR, or if shares that had been issued as restricted stock are forfeited. Under the 2008 Plan, awards may be outstanding relating to a greater number of shares than the aggregate remaining available under the 2008 Plan so long as the CEDC ensures that awards will not result in delivery and vesting of shares in excess of the number then available under the 2008 Plan. Shares delivered under the 2008 Plan shall be drawn from the available number of authorized but unissued shares of UIL Holdings common stock.

On March 24, 2008, the last reported sale price of UIL Holdings common stock in composite transactions for New York Stock Exchange-listed securities was $29.75 per share.

Per-Person Award Limitations. The 2008 Plan includes a limitation on the amount of awards that may be granted to any one participant in a given year in order to qualify awards as “performance-based” compensation not subject to the limitation on deductibility under Section 162(m) of the Code. Under this annual per-person limitation, no participant may in any year be granted share-denominated awards under the 2008 Plan relating to more than his or her “Annual Limit.” The Annual Limit equals 250,000 shares plus the amount of the participant’s unused Annual Limit relating to share-based awards as of the close of the previous year, subject to adjustment for stock splits and other extraordinary corporate events. In the case of cash-denominated awards, the 2008 Plan limits performance awards that may be earned by a participant to the participant’s defined Annual Limit, which for this purpose equals $5 million plus the amount of the participant’s unused cash Annual Limit as of the close of the previous year. The per-person limit for cash-denominated performance awards does not operate to limit the amount of share-based awards, and vice versa. The amount of unused Annual Limit carried forward is the amount by which the Annual Limit exceeded the maximum potential award that could be earned; the failure to earn the maximum potential award does not increase this carry-forward amount. These limits apply only to awards under the 2008 Plan, and do not limit the Company’s ability to enter into compensation arrangements outside of the 2008 Plan.

Adjustments. Adjustments to the number and kind of shares subject to the share limitations and specified in the share-based Annual Limit are authorized in the event of an extraordinary dividend or distribution, recapitalization, stock split, stock dividend, reorganization, business combination, or other similar corporate transaction, equity restructuring as defined under applicable accounting rules, or other similar event affecting UIL Holdings’ common stock. The CEDC is also obligated to adjust outstanding awards upon the occurrence of these types of events, including any event that would constitute an “equity restructuring” under FAS 123R, “Accounting for Share-Based Payments,” to preserve, without enlarging, the rights of Plan participants with respect to such awards. The CEDC may adjust performance conditions and other terms of awards in response to these kinds of events or to changes in applicable laws, regulations, or accounting principles, except that adjustments to awards intended to qualify as “performance-based” generally must conform to requirements imposed by Section 162(m).

Eligibility. Executive officers and other employees of UIL Holdings and its subsidiaries, and non-employee directors are eligible to be granted awards under the 2008 Plan. In addition, any person who has been offered employment by the Company may be granted awards, but such prospective grantee may not receive any payment or exercise any right relating to the award until he or she has commenced employment. As of March 24, 2008, approximately 25 persons would be potentially eligible for awards under the 2008 Plan. Awards currently outstanding under the 1999 Plan are held by a total of 30 persons as of March 24, 2008.

Administration. The 2008 Plan is administered by the CEDC, except that the Board may itself act to administer the Plan. The Board will perform the functions of the CEDC for purposes of granting awards to non-employee directors, in accordance with the recommendations of the Corporate Governance and Nominating Committee of the Board of Directors. (References to the “CEDC” here mean the Compensation and Executive Development Committee or the full Board exercising authority with respect to a given award.) Subject to the terms and conditions of the 2008 Plan, the CEDC is authorized to select participants, determine the type and number of awards to be granted and the number of shares to which awards will relate or the amount of a performance award, specify the dates on which the risk of forfeiture or deferral period relating to awards will lapse or terminate, including the acceleration of any such dates (including upon a change in control), specify the dates on which awards will be exercisable or settled, specify any performance conditions that may be required as a condition to awards being earned, vested, exercisable or settled, specify whether awards may be electively deferred, set other terms and conditions of such awards, prescribe forms of award agreements, interpret and specify rules and regulations relating to the 2008 Plan, and make all other determinations which may be necessary or advisable for the administration of the 2008 Plan. Nothing in the 2008 Plan precludes the CEDC from authorizing payment of other compensation, including bonuses based upon performance, to officers and employees, including the executive officers, outside of the Plan. The 2008 Plan authorizes the CEDC to delegate authority to executive officers to the extent permitted by applicable law, but such delegation will not authorize grants of awards to executive officers. The 2008 Plan provides that members of the CEDC and the Board and others acting in the administration of the 2008 Plan will not be personally liable, and will be fully indemnified, in connection with any action, determination, or interpretation taken or made in good faith under the 2008 Plan.

Stock Options and SARs. The CEDC is authorized to grant stock options, including both incentive stock options (“ISOs”), which can result in potentially favorable tax treatment to the participant, and non-qualified stock options. The CEDC may also grant SARs, entitling the participant to receive the excess of the fair market value of a share on the date of exercise over the SAR’s designated “base price.” The CEDC determines the exercise price of an option and the base price of a SAR, but generally these may not be less than the fair market value of the shares on the date of grant except as described under “Other Terms of Awards.” The maximum term of each option or SAR will be ten years. Subject to this limit, the CEDC may fix the times at which each option or SAR will be exercisable and provisions requiring forfeiture of unexercised options and SARs (and in some cases gains realized upon an earlier exercise) at or following termination of employment or upon the occurrence of other events. Options may be exercised by payment of the exercise price in cash, shares having a fair market value equal to the exercise price or surrender of outstanding awards or other property having a fair market value equal to the exercise price, as the CEDC may determine. This may include withholding of option shares to pay the exercise price if that would not result in additional accounting expense. The CEDC also is permitted to establish procedures for broker-assisted cashless exercises. The CEDC will determine methods of exercise and settlement and other terms of SARs. SARs may be exercisable for shares or for cash, as determined by the CEDC.

Stock. The CEDC is authorized to grant awards of stock, including awards which provide that stock will be issued and delivered at a future date, including, but not limited to, awards of performance shares and awards of stock, performance shares and restricted stock which may be deferred in the form of stock units pursuant to the terms of the UIL Holdings Deferred Compensation Plan or other deferred compensation plan or arrangement. Such awards may be subject to restrictions on transferability, dividend equivalents and deferral, a risk of forfeiture, and other conditions and restrictions, if any, as the CEDC may impose.

Restricted Stock/Restricted Stock Units. The CEDC is authorized to grant restricted stock. Prior to the end of the restricted period, shares granted as restricted stock may not be sold, and will be forfeited in the event of termination of employment in specified circumstances. The CEDC will establish the length of the restricted period for awards of restricted stock. Aside from the risk of forfeiture and non-transferability, an award of restricted stock entitles the participant to the rights of a shareowner of UIL Holdings, including the right to vote the shares and to receive dividends (which may be forfeitable or non-forfeitable), unless otherwise determined by the CEDC. If so permitted by the terms of an award, restricted stock awards may be electively deferred (in the form of stock units).

Prior to settlement, deferred restricted stock units carry no voting or dividend rights or other rights associated with stock ownership, but dividend equivalents (which may be forfeitable or non-forfeitable) will be paid or accrue if authorized by the CEDC.

Other Stock-Based Awards, Stock Bonus Awards, and Awards in Lieu of Other Obligations. The 2008 Plan authorizes the CEDC to grant awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to UIL Holdings common stock. The CEDC will determine the terms and conditions of such awards, including the consideration to be paid to exercise awards in the nature of purchase rights, the periods during which awards will be outstanding, and any forfeiture conditions and restrictions on awards. In addition, the CEDC is authorized to grant shares as a bonus free of restrictions, or to grant shares or other awards in lieu of obligations under the 2008 Plan or other plans or compensatory arrangements, subject to such terms as the CEDC may specify.

Performance-Based Awards. The CEDC may grant performance awards, which may be awards of a specified cash amount or may be share-based awards. Generally, performance awards require satisfaction of pre-established performance goals, consisting of one or more business criteria and a targeted performance level with respect to such criteria as a condition of awards being granted or becoming exercisable or settleable, or as a condition to accelerating the timing of such events. Performance may be measured over a period of any length specified by the CEDC. If so determined by the CEDC, in order to avoid the limitations on tax deductibility under Section 162(m) of the Code, the business criteria used by the CEDC in establishing performance goals applicable to performance awards to the named executive officers will be selected from among the following:

•	net income;

•	earnings, before or after income taxes;

•	earnings per share;

•	pre-tax operating income;

•	expense management;

•	profitability, including profitability of an identifiable business unit or product;

•	revenue;

•	shareowner value creation measures, including but not limited to stock price or total shareowner return;

•	return measures, including return on assets (gross or net), return on investment, return on capital, or return on equity;

•	cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital;

•	net economic profit (operating earnings minus a charge for capital) or economic value created;

•	strategic innovation;

•	dividend levels;

•

strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, completion of capital and debt transactions, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures and the management of capital projects;

•	operating performance metrics, including but not limited to safety and electric system reliability; or

•	any combination of the foregoing.

The CEDC retains discretion to set the level of performance for a given business criterion that will result in the earning of a specified amount under a performance award. These goals may be set with fixed, quantitative targets, targets relative to past performance, or targets compared to the performance of other companies, such as a published or special index or a group of companies selected by the CEDC for comparison. The CEDC may specify that these performance measures will be determined before payment of bonuses, capital charges, non-recurring or extraordinary income or expense, or other financial and general and administrative expenses for the performance period. The performance measures may also be based upon generally accepted accounting principles (“GAAP”) or may be non-GAAP measures, and in either case may be adjusted for purchase accounting impacts related to acquisitions and other extraordinary, non-recurring or unusual events or accounting treatments. The CEDC can use the business criteria identified above to set a performance goal that is a pre-condition to payment of an incentive award, but with the CEDC then permitted to exercise “negative” discretion to reduce the payout level. Such negative discretion can be exercised in light of other measures of performance, including subjective measures not specified on the above list. The CEDC also is authorized to designate an incentive award pool, an aggregate amount determined by reference to one or more of the above performance measures, together with a designation for each participant of a maximum percentage of the pool to be allocated to that participant. Upon achievement of the required performance goal, and subject to the maximum allocable to each participant (with the sum of the allocations not exceeding 100% of the funded pool), the CEDC can then exercise discretion to determine the final incentive award payout to each participant.

Annual Incentive Awards. One type of performance award that may be granted under the 2008 Plan is annual incentive awards, settleable in cash or in shares (or a combination of the two) upon achievement of pre-established performance objectives achieved during a specified period of up to one year. The CEDC generally must establish the terms of annual incentive awards, including the applicable performance goals and the corresponding amounts payable (subject to per-person limits), and other terms of settlement, and all other terms of these awards, not later than 90 days after the beginning of the fiscal year. As stated above, annual incentive awards granted to named executives are intended to constitute “performance-based compensation” not subject to the limitation on deductibility under Code Section 162(m). In order for such an annual incentive award to be earned, one or more of the performance objectives described above will have to be achieved. The CEDC may specify additional requirements for the earning of such awards.

Other Terms of Awards. Awards may be settled in cash, shares, other awards or other property, in the discretion of the CEDC. The CEDC may require or permit participants to defer the settlement of all or part of an award, including shares issued upon exercise of an option subject to compliance with rules set forth in UIL Holdings Deferred Compensation Plan intended to comply with Code Section 409A, on such other terms and conditions as the CEDC may establish, including payment or crediting of interest or dividend equivalents on any deferred amounts. The 2008 Plan authorizes the CEDC to place cash, shares or other property in trusts or make other arrangements to provide for payment of obligations under the 2008 Plan. The CEDC may condition awards on the payment of taxes by the participant, and may provide for mandatory or elective withholding of a portion of the shares or other property to be distributed in order to satisfy mandatory tax obligations. Awards granted under the Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the CEDC may permit transfers of awards other than incentive stock options on a case-by-case basis, but such transfers will be allowed only for estate-planning purposes and transfers to other third parties for value will not be permitted without shareowner approval of the transaction.

The 2008 Plan authorizes the CEDC to provide for forfeiture of awards and award gains in the event a participant fails to comply with conditions relating to non-competition, non-solicitation, confidentiality, non-disparagement and other requirements for the protection of UIL Holdings’ business. In addition, unless otherwise determined by the CEDC, the Company’s policy on forfeitures in the event of a restatement of our financial statements due to material noncompliance with a financial reporting requirement, if resulting directly or indirectly from willful misconduct or gross negligence of the participant, will apply to awards under the 2008 Plan.

Awards under the 2008 Plan may be granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. Subject to the requirement that repricing transactions be approved by shareowners, the CEDC may grant awards in substitution for, exchange for or as a buyout of other awards under the 2008 Plan, awards under other plans, or other rights to payment from the Company, and may exchange or buy-out outstanding awards for cash or other property. The CEDC also may grant awards in addition to and in tandem with other awards, or rights. In granting a new award, the CEDC may determine that the in-the-money value or fair value of any surrendered award may be applied to reduce the purchase price of any new award, subject to the requirement that repricing transactions must be approved by shareowners.

Terms of awards set by the CEDC, including exercise prices, performance conditions and vesting conditions, are reflected in award agreements between UIL Holdings and the participant.

Dividend Equivalents. The CEDC may grant dividend equivalents. These are rights to receive payments equal in value to the amount of dividends paid on a specified number of shares of UIL Holdings common stock while an award is outstanding. These amounts may be in the form of cash or rights to receive additional awards or additional shares of common stock having a value equal to the cash amount. The awards may be granted on a stand-alone basis or in conjunction with another award, and the Committee may specify whether the dividend equivalents will be forfeitable or non-forfeitable. Typically, rights to dividend equivalents are granted in connection with restricted stock units or deferred stock, so that the participant can earn amounts equal to dividends paid on the number of shares covered by the award while the award is outstanding.

Vesting, Forfeitures, and Related Award Terms. The CEDC may in its discretion determine the vesting schedule of options, restricted stock and other awards, the circumstances that will result in forfeiture of the awards, the post-termination exercise periods of options and similar awards, and the events that will result in acceleration of the ability to exercise and the lapse of restrictions, or the expiration of any deferral period, on any award.

In addition, the 2008 Plan gives the CEDC authority to provide that, in the event of a Change in Control of UIL Holdings, outstanding awards will vest on an accelerated basis and options and SARs will be exercisable, and performance conditions (if any are specified for an award) will be deemed met at specified levels. The distribution of awards upon a Change in Control may be limited by applicable restrictions under Code Section 409A.

Amendment and Termination of the 2008 Plan. The CEDC may amend, suspend, discontinue, or terminate the 2008 Plan or its authority to grant awards thereunder without shareowner approval, except as required by law or regulation or under the Listed Company Manual of The New York Stock Exchange. New York Stock Exchange rules require shareowner approval of any material amendment to plans such as the 2008 Plan. Under these rules, however, shareowner approval will not necessarily be required for all amendments which might increase the cost of the 2008 Plan or broaden eligibility. Unless earlier terminated, the authority of the CEDC to make grants under the 2008 Plan will terminate ten years after the latest shareowner approval of the 2008 Plan, and the 2008 Plan will terminate when no shares remain available and UIL Holdings has no further obligation with respect to any outstanding award.

Federal Income Tax Implications of the 2008 Plan

The Company believes that under current law the following Federal income tax consequences generally would arise with respect to awards under the 2008 Plan.

The grant of an option or a SAR should create no federal income tax consequences for the participant or for UIL Holdings. A participant will not have taxable income upon exercising an option that is an ISO, except that the alternative minimum tax may apply. Upon exercising an option that is not an ISO, the participant generally must recognize ordinary income equal to the difference between the exercise price and the fair market value of the freely transferable or non-forfeitable shares acquired on the date of exercise. Upon exercising a SAR, the participant must generally recognize ordinary income equal to the cash or the fair market value of the shares received. This discussion assumes the option or SAR would not be deemed to be a deferral arrangement subject to Code Section 409A.

Upon a disposition of shares acquired upon exercise of an ISO before the end of the applicable ISO holding periods, the participant must generally recognize ordinary income equal to the lesser of (i) the fair market value of the ISO shares at the date of exercise minus the exercise price or (ii) the amount realized upon the disposition of the ISO shares minus the exercise price. Otherwise, a participant’s sale of shares acquired by exercise of any option or SAR generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant’s tax “basis” in such shares. The tax “basis” normally is the exercise price, in the case of an option, plus any amount the participant recognized as ordinary income in connection with the exercise of the option or SAR.

The Company normally can claim a tax deduction equal to the amount recognized as ordinary income by a participant in connection with the exercise of an option or SAR, but no tax deduction relating to a participant’s capital gains. Accordingly, the Company will not be entitled to any tax deduction with respect to an ISO if the participant holds the shares for the applicable ISO holding periods prior to selling the shares.

Awards other than options and SARs that result in a transfer to the participant of cash or shares or other property generally will be structured under the 2008 Plan to meet applicable requirements under Code Section 409A. If no restriction on transferability or substantial risk of forfeiture applies to amounts distributed to a participant, the participant generally must recognize ordinary income equal to the cash or the fair market value of shares actually received. Thus, for example, if the CEDC grants an award of restricted stock units that has vested or requires or permits deferral of receipt of cash or shares under a vested award, the participant should not become subject to income tax until the time at which shares or cash are actually distributed, and the Company right to claim a tax deduction will be likewise deferred.

On the other hand, if a restriction on transferability and substantial risk of forfeiture applies to shares or other property actually distributed to a participant under an award (such as, for example, a grant of restricted stock), the participant generally must recognize ordinary income equal to the fair market value of the transferred amounts at the earliest time either the transferability restriction or substantial risk of forfeiture lapses. In all cases, the Company generally can claim a tax deduction in an amount equal to the ordinary income recognized by the participant, except as discussed below. A participant may elect to be taxed at the time of grant of restricted stock or other property rather than upon lapse of restrictions on transferability or the risk of forfeiture, but if the participant subsequently forfeits such shares or property he or she would not be entitled to any tax deduction, including as a capital loss, for the value of the shares or property on which he or she previously paid tax.

Any award that is deemed to be a deferral arrangement (excluding certain exempted short-term deferrals) will be subject to Code Section 409A. Participant elections to defer compensation under such awards and as to the timing of distributions relating to such awards must meet requirements under Code Section 409A in order for income taxation to be deferred upon vesting of the award and tax penalties avoided by the participant.

As discussed above, compensation that qualifies as “performance-based” compensation is excluded from the $1 million deductibility cap of Internal Revenue Code Section 162(m), and therefore remains fully deductible by the company that pays it. Under the 2008 Plan, options and SARs granted with an exercise price or base price at least equal to 100% of fair market value of the underlying stock at the date of grant, performance awards designated by the CEDC (generally those granted to employees that the CEDC expects to be named executive officers at the time compensation is received), and certain other awards which are conditioned upon achievement of performance goals are intended to qualify as such “performance-based” compensation. A number of requirements must be met in order for particular compensation to so qualify, however, so there can be no assurance that such compensation under the 2008 Plan will be fully deductible under all circumstances. In addition, other awards under the 2008 Plan, such as non-performance-based restricted stock and restricted stock units, generally will not so qualify, so that compensation paid to certain executives in connection with such awards may, to the extent it and other compensation subject to Section 162(m)’s deductibility cap exceed $1 million in a given year, not be deductible by us as a result of Section 162(m). Compensation to certain employees resulting from vesting of awards in connection with a change in control or termination following a change in control also may be non-deductible under Code Sections 4999 and 280G.

The foregoing provides only a general description of the application of federal income tax laws to certain awards under the 2008 Plan. This discussion is intended for the information of shareowners considering how to vote at the Annual Meeting and not as tax guidance to participants in the 2008 Plan, as the consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement. Different tax rules may apply, including in the case of variations in transactions that are permitted under the 2008 Plan (such as payment of the exercise price of an option by surrender of previously acquired shares). The summary does not address in any detail the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local or foreign tax laws.

New Plan Benefits Under the 2008 Plan

Because future awards under the 2008 Plan will be granted in the discretion of the CEDC, the type, number, recipients, and other terms of such awards cannot be determined at this time. Information regarding the Company’s recent practices with respect to annual incentive awards and stock-based compensation under existing plans is presented in the “Summary Compensation Table,” the “Grants of Plan-Based Awards,” “Outstanding Equity Awards at Fiscal Year-End,” and “Options Exercised and Stock Vested” tables elsewhere in this Proxy Statement, and in our financial statements for the fiscal year ended December 31, 2007, in the Annual Report which accompanies this Proxy Statement.

If shareowners decline to approve the 2008 Plan, no awards will be granted under the 2008 Plan, but awards may continue to be granted under the 1999 Plan.

Vote Required for Approval

Under the rules of the New York Stock Exchange, assuming a quorum is present at the meeting, the minimum vote that will constitute shareowner approval of the proposal regarding the UIL Holdings Corporation 2008 Stock and Incentive Compensation Plan is approval by a majority of votes cast on the proposal, provided that the total vote cast on the proposal represents over 50% in interest of all shares entitled to vote on the proposal. Since, under New York Stock Exchange rules abstentions are treated as “votes cast” and broker non-votes are treated as “entitled to vote,” proxies marked to abstain from voting and broker non-votes with respect to this action will have the legal effect of voting against it.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THIS PROPOSAL CONCERNING THE UIL HOLDINGS CORPORATION 2008 STOCK AND INCENTIVE COMPENSATION PLAN.

DATE FOR SUBMISSION OF PROPOSALS BY SHAREOWNERS

Shareowners who intend to present proposals for action at the 2009 Annual Meeting of the Shareowners are advised that such proposals must be received at the principal executive offices of UIL Holdings by December 5, 2008 in order to be included in the proxy statement and form of proxy for that meeting.

For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2009 Annual Meeting, SEC rules permit management to vote proxies in its discretion if UIL Holdings does not receive notice of the proposal prior to the close of business on February 18, 2009 and the proxy statement contains a specific statement regarding discretionary authority to vote. Notices of intention to present proposals at the 2008 Annual Meeting should be addressed to Linda L. Randell, Senior Vice President, General Counsel and Corporate Secretary, 157 Church Street, P.O. Box 1564, New Haven, Connecticut 06506.

UIL Holdings has filed an Annual Report on Form 10-K for the fiscal year ended December 31, 2007 with the Securities and Exchange Commission. UIL Holdings will either include a copy of its Annual Report on Form 10-K, including the financial statements included in the annual report, along with the Proxy or make one available in accordance with the Notice of Internet Availability of Proxy Material provided to any shareowner who did not receive this proxy statement in the mail. If you did not receive the Annual Report on Form 10-K, one will be provided to you without charge, if you request it in writing. Please direct your written requests to Linda L. Randell, Senior Vice President, General Counsel and Corporate Secretary UIL Holdings Corporation, 157 Church Street, P.O. Box 1564, New Haven, Connecticut 06506. Copies of the Annual Report on Form 10-K that are sent to you will not include exhibits unless you specifically request exhibits and agree to pay a fee to defray the copying and postage costs (10 cents per page, plus postage).

By Order of the Board of Directors,

April 4, 2008	LINDA L. RANDELL
Senior Vice President, General Counsel and Corporate Secretary

Appendix A

AUDIT COMMITTEE CHARTER

UIL HOLDINGS CORPORATION

(Amended as of March 24, 2008)

I.	Purpose

The Audit Committee of the Board of Directors of UIL Holdings Corporation (“UIL” or the “Corporation”) is appointed by the UIL Board of Directors (“Board”) to assist the Board in fulfilling its oversight responsibilities. The Audit Committee’s primary responsibilities and duties are to:

1.

Monitor the integrity of UIL’s financial statements, financial reporting process and systems of internal controls regarding finance, accounting, and compliance with applicable laws, regulations and company policies.

2.	Monitor the independence, qualifications, and performance of UIL’s independent auditors and Audit Services and Compliance Department.

3.	Provide an open avenue of communication among the independent auditors, financial and senior management, including Internal Audit, and the Board.

The Audit Committee has authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors, to any person in UIL, and to any outside legal counsel or other consultants or advisors. The Board and the Chief Executive Officer of UIL shall provide the Audit Committee with all of the resources, both internal and external, which the Audit Committee deems necessary or advisable to meet its duties and responsibilities and carry out its function. Without limiting the generality of the foregoing, the Audit Committee is empowered to retain, at UIL’s expense, such special legal, accounting, or other consultants or experts as it deems necessary in the performance of its responsibilities and duties as set forth in this charter and as required by law, regulation or the rules of the New York Stock Exchange (NYSE).

Although the Committee has the responsibilities, duties, and authority set forth in this Charter, it is not the responsibility or duty of the Committee to plan or conduct audits or to determine that UIL Holdings’ financial statements are complete and accurate, or that they have been prepared in accordance with generally accepted accounting principles. These functions are the responsibility of financial and senior management and, as it relates to their audits, the independent auditors. Members of the Committee shall not be deemed to have accepted a duty of care that is greater than the duty of the Directors generally.

II.	Committee Membership and Meetings

The Committee shall be comprised of at least three directors as determined by the Board, who are neither officers nor employees of the Corporation or its subsidiaries and are independent directors (as defined by applicable law, regulation or rules of the NYSE), free from any relationship that would interfere with the exercise of independent judgment as members of the Committee. Without limiting the generality of the foregoing, Committee members may not (i) receive any consulting, advisory or other compensatory fee from UIL or any of its subsidiaries other than in the member’s capacity as a member of the Committee, the Board, or any other Board committee, or (ii) be an “affiliated person” of UIL or any of its subsidiaries (as defined in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, as such rule may be amended from time to time).

All members of the Committee shall satisfy the applicable listing standards of the NYSE, including the financial literacy requirements, which the Board is permitted to interpret in its business judgment. At least one member of the

1

Committee shall meet the definition of, and be designated, as an “audit committee financial expert” (as defined under applicable law, regulation or rules of the NYSE, as applicable).

The Chair of the Committee will be designated by the Board. If practicable, the past Chair will continue as a member of the Committee for at least one year to ensure an orderly transition. Committee members may not serve on audit committees of more than two other public companies.

The Committee may delegate its duties to one or more subcommittees consisting of Committee members or to officers or employees of UIL, or to any third party who shall act as agent on its behalf in the execution of the delegated duties.

The Committee shall have no fewer than four regular meetings per year, or more frequently as circumstances dictate. The Committee may meet in person or telephonically, and may act by unanimous written consent. Special meetings of the Committee may be called and held in accordance with the Corporation bylaws.

The Chair of the Committee shall develop and distribute to each Committee member an agenda sufficiently in advance of each meeting to permit preparation for the matters under consideration. Each Committee member may raise subjects at any meeting that are not on the agenda for that meeting.

A majority of the members of the Committee shall constitute a quorum. The vote of a majority of the members present at any meeting at which a quorum is present is required to approve any action by the Committee.

The Committee may meet privately with independent advisors and may talk directly and independently with any member of management in discharging its responsibilities.

The Chair of the Committee will report the Committee’s findings, conclusions and recommendations to the Board. This report shall include a review of any issues that arise with respect to the quality or integrity of the financial statements, compliance with legal or regulatory requirements, the performance and independence of the independent auditors, or the performance of the internal audit function.

The Committee shall keep minutes of its meetings. A draft form of these minutes is to be reviewed and approved by the Committee. Approved minutes shall be provided to the Board and maintained by the Corporation.

The Committee shall meet periodically in separate executive sessions with financial and senior management, the Vice President of the Audit Services and Compliance Department, the independent auditors, and as a committee, to discuss any matters that the Committee or any of these persons believe should be discussed privately. In addition, the Committee, or at least its Chair, shall meet with financial and senior management and the independent auditors quarterly to review UIL’s financial statements consistent with III.4. below.

No member of the Committee shall be entitled to act on or decide any matter relating to himself or herself or any of his or her rights under any of the plans of the Corporation in which he or she may have an interest. However, no action of the Committee shall be void or deemed to be without authority due to the failure of any member to recuse himself or herself if such action would have been adopted by a majority of the members of the Committee, had such member been absent or not voted on the action.

III.	Responsibilities

Review Procedures

The Committee shall:

1.

Review and reassess the adequacy of this Charter at least annually, submit the Charter, and any recommended changes therein, to the Board of Directors for adoption, and have the Charter published in the proxy statement for the Annual Meeting of the Shareowners at least once in every three years, in accordance with Securities and Exchange Commission (SEC) regulations.

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2.

Review and discuss with financial and senior management and the independent auditor, UIL’s annual audited financial statements and quarterly financial statements prior to their filing with the SEC or distribution, including UIL’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operation.” This review and discussion shall include discussion with financial and senior management, the Audit Services and Compliance Department, and the independent auditors of:

a.

major issues regarding accounting principles and financial statement preparations, including any significant changes in UIL’s selection or application of generally accepted accounting principles (GAAP), and major issues as to the adequacy of the internal controls and any special audit steps adopted in light of material control deficiencies, and the adequacy of disclosures about significant changes in internal control over financial reporting,

b.

analyses prepared by management or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analysis of the effects of alternative GAAP methods on the financial statements practices and judgments,

c.	the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, if any, on the financial statements of UIL,

d.

matters covered in Statement of Auditing Standards (SAS) No. 61, and, following the Committee’s receipt from the independent auditors of the written independence information called for in Independence Standards Board Standard No. 1, all significant relationships they have with UIL that could impair their independence.

3.

Based on the review and discussion described in III.2. above, recommend to the Board of Directors that the annual audited financial statements be included in UIL’s Annual Report on Form 10-K filed with the SEC and recommend to the Board the acceptance of such audits that are accompanied by certification.

4.

Review UIL’s quarterly financial results prior to the release of earnings. The Chair of the Committee or another member of the Committee designated by the Chairman may represent the entire Committee for purposes of this review, and discuss generally the types of information to be disclosed in earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

5.

In consultation with financial and senior management, the independent auditors and the Audit Services and Compliance Department, consider the integrity of UIL’s financial reporting processes and controls, discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures, and review significant findings of the independent auditors and the Audit Services and Compliance Department, together with management’s responses to these findings.

Independent Auditors

6.

The Committee shall be responsible for the appointment, compensation, retention and oversight of the work of the independent auditors and such independent auditors shall be accountable to the Committee. The Committee shall appoint the independent auditors on an annual basis, subject to ratification by the shareowners. The Committee shall evaluate the independence and performance of the independent auditors, and discharge and replace the independent auditors if and when circumstances warrant.

7.

The Committee shall pre-approve any audit and non-audit services and relationships with the independent auditors, consistent with procedures adopted by the Committee, which shall be in compliance with applicable law, regulations, and rules of the NYSE. The Chair of the Committee may pre-approve specific services, subject to limitation, and advise the full Committee of such approval at the next regularly scheduled Committee meeting.

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8.

The Committee shall review the independent auditors’ proposed audit plan for the current year, the estimated fees therefore, and discuss with the independent auditors its scope, staffing, locations, reliance upon management and internal audit, and general audit approach.

9.	The Committee shall review with the independent auditors any audit problems or difficulties and management’s response.

10.

At least annually, the Committee shall receive and review a report by the independent auditor describing: the independent auditor’s quality-control procedures; any material issues raised by the most recent inspection by the Public Company Accounting Oversight Board of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with such issues; and (to assess the auditor’s independence) all relationships between the independent auditor and UIL. In connection with such review, the Audit Committee shall review and evaluate the lead audit partner of the independent auditor and assure that such partner is rotated as required by applicable law, regulation or rules of the NYSE, and consider whether, in order to assure continuing auditor independence, there should be regular rotation of the audit firm itself.

11.	The Committee shall set clear hiring policies for employees or former employees of its independent auditors, which shall be in compliance with applicable law, regulations and rules of the NYSE.

Audit Services and Compliance Department

The Audit Committee shall, periodically:

12.

Review and approve the plan, time budget, changes in plan, activities, organizational structure, and qualifications of the Audit Services and Compliance Department, including the procedure for assuring the implementation of accepted recommendations made by the independent and internal auditors.

13.	Review the performance, and recommend to the Board, the appointment, transfer, and replacement of the Vice President of Audit Services and Compliance.

14.	Review significant reports prepared by the Audit Services and Compliance Department, together with management’s response and follow-up to these reports.

15.	Discuss the responsibilities, budget, and staffing of the Audit Services and Compliance Department with the independent auditors.

Other Audit Committee Responsibilities

The Committee shall:

16.

Make or cause to be made, from time to time, other such examinations or reviews as the Committee may deem advisable with respect to the adequacy of the systems of internal control and accounting practices of UIL and with respect to current accounting trends and developments, and take such action with respect thereto as may be deemed appropriate.

17.	Prepare a report to shareowners to be included in the proxy statement for the Annual Meeting of the Shareowners, as required by the SEC.

18.

Perform such other activities consistent with this Charter, UIL’s bylaws and governing law, as the Committee or the Board deems necessary or appropriate, such as review of contingent liabilities and risks that may be material to UIL and discussion of policies with respect to risk assessment and risk management.

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19.

Establish procedures for the receipt and handling of complaints received by UIL regarding accounting, internal accounting controls, or auditing matters; and the confidential anonymous submission by employees of UIL and its affiliates of concerns regarding accounting, internal control or auditing matters.

20.	Conduct or authorize investigations into any matters within the Committee’s scope of responsibility, consistent with procedures adopted by the Committee.

21.	Conduct an annual performance evaluation of the Committee.

22.	Review and recommend necessary changes to the Code of Business Conduct for UIL, and review management’s system for enforcing this Code.

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Appendix B

UIL HOLDINGS CORPORATION

2008 STOCK AND INCENTIVE COMPENSATION PLAN

UIL HOLDINGS CORPORATION

2008 STOCK AND INCENTIVE COMPENSATION PLAN

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UIL HOLDINGS CORPORATION

2008 STOCK AND INCENTIVE COMPENSATION PLAN

1. Purpose. The purpose of this 2008 Stock and Incentive Compensation Plan (the “Plan”) is to enable UIL Holdings Corporation, a Connecticut corporation (together with its successors and assigns, the “Corporation”) and its Subsidiaries (individually and collectively, with the Corporation, the “Company”) to attract, retain and reward outstanding directors and managerial employees, provide them with equitable and competitive compensation opportunities, recognize individual contributions and reward achievement of Company goals, and promote the creation of long-term value for shareowners by closely aligning the interests of Participants with those of the Corporation’s shareowners. The Plan authorizes stock-based and cash-based incentives for Participants.

2. Definitions. In addition to the terms defined in Section 1 above and elsewhere in the Plan, the following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a) “Annual Incentive Award” means a type of Performance Award granted to a Participant under Section 7(c) representing a conditional right to receive cash, Stock or other Awards or payments, as determined by the Committee, based on performance in a performance period of one fiscal year or a portion thereof.

(b) “Annual Limit” shall have the meaning specified in Section 5(b).

(c) “Award” means any Option, SAR, Stock, Restricted Stock, Stock granted as a bonus or in lieu of another award, Dividend Equivalent, Other Stock-Based Award, or Performance Award or Annual Incentive Award, together with any related right or interest, granted to a Participant under the Plan.

(d) “Beneficiary” means the legal representatives of the Participant’s estate entitled by will or the laws of descent and distribution to receive the benefits under a Participant’s Award upon a Participant’s death, provided that, if and to the extent authorized by the Committee, a Participant may be permitted to designate a Beneficiary, in which case the “Beneficiary” instead will be the person or persons (including individuals who survive the Participant, and trusts) which have been designated by the Participant in his or her most recent written and duly filed beneficiary designation to receive the benefits specified under the Participant’s Award upon such Participant’s death.

(e) “Board” means, except as otherwise expressly provided, the Corporation’s Board of Directors.

(f) “Change in Control” means, unless otherwise expressly provided in a given Award, a Change in Control as defined for purposes of the UIL Holdings Corporation Change in Control Severance Plan II.

(g) “Code” means the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation thereunder shall include any successor provisions and regulations, and reference to regulations includes any applicable guidance or pronouncement of the Department of the Treasury and Internal Revenue Service.

(h) “Committee” means, except as otherwise expressly provided, the Compensation and Executive Development Committee of the Board (or a designated successor to such committee), the composition and governance of which is established in the Committee’s Charter as approved from time to time by the Board and subject to other corporate governance documents of the Company. Notwithstanding the foregoing, no action of the Committee shall be void or deemed to be without authority due to the failure of any member, at the time the action was taken, to meet any qualification standard set forth in the Committee’s charter or this Plan. The full Board may perform any function of the Committee hereunder (except to the extent limited under applicable New York Stock Exchange rules), in which case the term “Committee” shall refer to the Board.

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(i) “Covered Employee” means an Eligible Person who is a Covered Employee as specified in Section 10(j).

(j) “Dividend Equivalent” means a right, granted under this Plan, to receive cash, Stock, other Awards or other property equal in value to all or a specified portion of the dividends paid with respect to a specified number of shares of Stock.

(k) “Effective Date” means the effective date specified in Section 10(p).

(l) “Eligible Person” has the meaning specified in Section 5.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended. References to any provision of the Exchange Act or rule (including a proposed rule) thereunder shall include any successor provisions and rules.

(n) “Fair Market Value” means the fair market value of Stock, Awards or other property as determined in good faith by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of Stock on a given day shall be the average of the high and low sales prices of the Stock on the date on which it is to be valued hereunder as reported for New York Stock Exchange — Composite Transactions. Fair Market Value relating to the exercise price or base price of any Non-409A Option or SAR and relating to the market value of Stock measured at the time of exercise shall conform to requirements under Code Section 409A.

(o) “409A Awards” means Awards that constitute a deferral of compensation under Code Section 409A and regulations thereunder. “Non-409A Awards” means Awards other than 409A Awards. Although the Committee retains authority under the Plan to grant Options, SARs and Restricted Stock on terms that will qualify those Awards as 409A Awards, Options, SARs, and Restricted Stock are intended to be Non-409A Awards unless otherwise expressly specified by the Committee.

(p) “Governance Committee” means the Governance Committee of the Board (or a designated successor to such committee).

(q) “Incentive Stock Option” or “ISO” means any Option designated as an incentive stock option within the meaning of Code Section 422 and qualifying thereunder.

(r) “Option” means a right to purchase Stock granted under Section 6(b).

(s) “Other Stock-Based Awards” means Awards granted to a Participant under Section 6(h).

(t) “Participant” means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.

(u) “Performance Award” means a conditional right, granted to a Participant under Sections 6(i) or 7, to receive cash, Stock or other Awards or payments.

(v) “Preeexisting Plan” means the UIL Holdings Corporation 1999 Amended and Restated Stock Plan.

(w) “Restricted Stock” means Stock granted under this Plan which is subject to certain restrictions and to a risk of forfeiture.

(x) “Stock” means the Corporation’s Common Stock, without par value , and any other equity securities of the Corporation that may be substituted or resubstituted for Stock pursuant to Section 10(c).

(y) “Stock Appreciation Rights” or “SAR” means a right granted to a Participant under Section 6(c).

(z) “Subsidiary” or “Subsidiaries” means The United Illuminating Company and/or any other entity that is owned directly or indirectly by the Corporation such that it would constitute a member of a controlled group of corporations with the Corporation or a trade or business under common control with the Corporation within the meaning of Code Section 414(b) or Section 414(c).

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3. Administration.

(a) Authority of the Committee. The Plan shall be administered by the Committee, which shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants; to grant Awards; to determine the type and number of Awards, the dates on which Awards may be exercised, whether such Awards may be deferred, the dates on which the risk of forfeiture or deferral period relating to Awards shall lapse or terminate, the acceleration of any such dates (including upon a Change in Control), the expiration date of any Award, whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Stock, other Awards, or other property, and other terms and conditions of, and all other matters relating to, Awards; to prescribe documents evidencing or setting terms of Awards (such Award documents need not be identical for each Participant or each Award), amendments thereto, and rules and regulations for the administration of the Plan and amendments thereto; to construe and interpret the Plan and Award documents and correct defects, supply omissions or reconcile inconsistencies therein; and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. Decisions of the Committee with respect to the administration and interpretation of the Plan shall be final, conclusive, and binding upon all persons interested in the Plan, including Participants, Beneficiaries, transferees under Section 10(b) and other persons claiming rights from or through a Participant, and shareowners. The foregoing notwithstanding, in accordance with the recommendations of the Governance Committee, the Board shall perform the functions of the Committee for purposes of granting Awards under the Plan to non-employee directors (the administrative functions of the Committee with respect to other aspects of non-employee director awards is not exclusive to the Board, however).

(b) Manner of Exercise of Committee Authority. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may act through subcommittees, including for purposes of perfecting exemptions under Rule 16b-3 or qualifying Awards under Code Section 162(m) as performance-based compensation, in which case the subcommittee shall be subject to and have authority under the charter applicable to the Committee, and the acts of the subcommittee shall be deemed to be acts of the Committee hereunder. The Committee may delegate to officers or managers of the Corporation or any Subsidiary, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including administrative functions, as the Committee may determine, to the extent that such delegation (i) will not result in the loss of an exemption under Rule 16b-3(d) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Corporation, (ii) will not cause Awards intended to qualify as “performance-based compensation” under Code Section 162(m) to fail to so qualify, (iii) will not result in a related-person transaction with an executive officer required to be disclosed under Item 404(a) of Regulation S-K (in accordance with Instruction 5.a.ii thereunder) under the Exchange Act, and (iv) is permitted under applicable provisions of the Connecticut Business Corporation Act.

(c) Limitation of Liability. The Committee and each member thereof, and any person acting pursuant to authority delegated by the Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any executive officer, other officer or employee of the Corporation or a Subsidiary, the Corporation’s independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee, any person acting pursuant to authority delegated by the Committee, and any officer or employee of the Corporation or a Subsidiary acting at the direction or on behalf of the Committee or a delegee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Corporation with respect to any such action or determination.

4. Stock Subject To Plan.

(a) Overall Number of Shares Available for Delivery. The total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall be (i) 550,000 shares, plus (ii) the number of shares that, immediately prior to the Effective Date, remain available for new awards under the Preexisting Plan; provided, however, that the total number of shares with respect to which ISOs may be granted shall not exceed the number specified under clause (i) above. Any shares of Stock delivered under the Plan shall consist of authorized and unissued shares.

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(b) Share Counting Rules. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments in accordance with this Section 4(b). Shares shall be counted against those reserved to the extent such shares have been delivered and are no longer subject to a risk of forfeiture. Accordingly, (i) to the extent that an Award under the Plan, in whole or in part, is canceled, expired, forfeited, settled in cash, settled by delivery of fewer shares than the number underlying the Award, or otherwise terminated without delivery of shares to the Participant, the shares retained by or returned to the Corporation will not be deemed to have been delivered under the Plan; and (ii) shares that are withheld from such an Award or separately surrendered by the Participant in payment of the exercise price or taxes relating to such an Award shall be deemed to constitute shares not delivered and will be available under the Plan. The Committee may determine that Awards may be outstanding that relate to more shares than the aggregate remaining available under the Plan so long as Awards will not in fact result in delivery and vesting of shares in excess of the number then available under the Plan. In addition, in the case of any Award granted in assumption of or in substitution for an award of a company or business acquired by the Corporation or a Subsidiary or with which the Corporation or a Subsidiary combines, shares delivered or deliverable in connection with such assumed or substitute Award shall not be counted against the number of shares reserved under the Plan.

5. Eligibility; Per-Person Award Limitations.

(a) Eligibility. Awards may be granted under the Plan only to Eligible Persons. For purposes of the Plan, an “Eligible Person” means (i) an employee of the Corporation or any Subsidiary, including any executive officer or employee director of the Corporation or a Subsidiary, (ii) any person who has been offered employment by the Corporation or a Subsidiary, provided that such prospective employee may not receive any payment or exercise any right relating to an Award until such person has commenced employment with the Corporation or a Subsidiary, and (iii) any non-employee director of the Corporation or a Subsidiary. An employee on leave of absence may be considered as still in the employ of the Corporation or a Subsidiary for purposes of eligibility for participation in the Plan.

(b) Per-Person Award Limitations. In each calendar year during any part of which the Plan is in effect, an Eligible Person may be granted Awards intended to qualify as “performance-based compensation” under Code Section 162(m) under the Plan relating to up to his or her Annual Limit. A Participant’s Annual Limit, in any year during any part of which the Participant is then eligible under the Plan, shall equal 250,000 shares plus the amount of the Participant’s unused Annual Limit relating to the same type of Award as of the close of the previous year, subject to adjustment as provided in Section 10(c). In the case of an Award which is not valued in a way in which the limitation set forth in the preceding sentence would operate as an effective limitation satisfying applicable law (including Treasury Regulation 1.162-27(e)(4)), an Eligible Person may not be granted Awards authorizing the earning during any calendar year of an amount that exceeds the Eligible Person’s Annual Limit, which for this purpose shall equal $5 million plus the amount of the Eligible Person’s unused cash Annual Limit as of the close of the previous year (this limitation is separate and not affected by the number of Awards granted during such calendar year subject to the limitation in the preceding sentence). For this purpose, (i) “earning” means satisfying performance conditions so that an amount becomes payable, without regard to whether it is to be paid currently or on a deferred basis or continues to be subject to any service requirement or other non-performance condition, (ii) a Participant’s Annual Limit is used to the extent an amount or number of shares may be potentially earned or paid under an Award (at the maximum designated amount for such Awards), regardless of whether such amount or shares are in fact earned or paid, and (iii) the Annual Limit applies to Dividend Equivalents under Section 6(g) only if such Dividend Equivalents are granted separately from and not as a feature of another Award.

6. Specific Terms Of Awards.

(a) General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Sections 10(e) and 10(k)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment or service by the Participant and terms permitting a Participant to make elections relating to his or her Award. The Committee shall retain full power and discretion with respect to any term or condition of an Award that is not mandatory under the Plan, subject to Section 10(k) and the terms of the Award agreement. The Committee may require payment of consideration for an Award except as limited by the Plan.

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(b) Options. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(i)

Exercise Price. The exercise price per share of Stock purchasable under an Option (including both ISOs and non-qualified Options) shall be determined by the Committee, provided that such exercise price shall be not less than the Fair Market Value of a share of Stock on the date of grant of such Option, subject to Section 8(a). Notwithstanding the foregoing, any substitute award granted in assumption of or in substitution for an outstanding award granted by a company or business acquired by the Corporation or a Subsidiary or with which the Corporation or a Subsidiary combines may be granted with an exercise price per share of Stock other than as required above. No adjustment will be made for a dividend or other right for which the record date is prior to the date on which the stock is issued, except as provided in Section 10(c) of the Plan.

(ii)

Option Term; Time and Method of Exercise. The Committee shall determine the term of each Option, provided that in no event shall the term of any Option exceed a period of ten years from the date of grant. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the methods by which such exercise price may be paid or deemed to be paid and the form of such payment (subject to Sections 10(k) and 10(l)), including, without limitation, cash, Stock (including by withholding Stock deliverable upon exercise), other Awards or awards granted under other plans of the Corporation or any Subsidiary or other property (including through broker-assisted “cashless exercise” arrangements, to the extent permitted by applicable law), and the methods by or forms in which Stock will be delivered or deemed to be delivered in satisfaction of Options to Participants (including, in the case of 409A Awards, deferred delivery of shares subject to the Option, as mandated by the Committee, with such deferred shares subject to any vesting, forfeiture or other terms as the Committee may specify).

(iii)	ISOs. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Code Section 422.

(c) Stock Appreciation Rights. The Committee is authorized to grant SARs to Participants on the following terms and conditions:

(i)

Right to Payment. A SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the grant price of the SAR as determined by the Committee but which in any event shall be not less than the Fair Market Value of a share of Stock on the date of grant of the SAR, subject to Section 8(a).

(ii)

Other Terms. The Committee shall determine the term of each SAR, provided that in no event shall the term of a SAR exceed a period of ten years from the date of grant. The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Participants, whether or not a SAR shall be free-standing or in tandem or combination with any other Award, and whether or not the SAR will be a 409A Award or Non-409A Award. Limited SARs that may only be exercised in connection with a Change in Control or termination of service following a Change in Control as specified by the Committee may be granted on such terms, not inconsistent with this Section 6(c), as the Committee may determine. The Committee may require that an outstanding Option be exchanged for a SAR exercisable for Stock having vesting, expiration, and other terms substantially the same as the Option, so long as such exchange will not result in additional accounting expense to the Corporation.

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(d) Stock. The Committee is authorized to grant Awards of Stock, including Awards which provide that Stock will be issued and delivered at a future date (including, but not limited to, Awards of Performance Shares and Awards of Stock, Performance Shares and Restricted Stock which may be deferred in the form of stock units pursuant to the terms of the UIL Holdings Deferred Compensation Plan or other deferred compensation plan or arrangement of the Corporation). Such Awards may be subject to restrictions on transferability, dividend equivalents and deferral, a risk of forfeiture, and other conditions and restrictions, if any, as the Committee may impose.

(e) Restricted Stock. The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:

(i)

Grant and Restrictions. Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise and under such other circumstances as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any Award document relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a shareowner, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee).

(ii)

Forfeiture. Except as otherwise determined by the Committee, upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Corporation; provided that the Committee may provide, by rule or regulation or in any Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will lapse in whole or in part, including in the event of terminations resulting from specified causes.

(iii)

Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Corporation retain physical possession of the certificates, and that the Participant deliver a stock power to the Corporation, endorsed in blank, relating to the Restricted Stock.

(iv)

Dividends and Splits. As a condition to the grant of an Award of Restricted Stock, the Committee may require that any dividends paid on a share of Restricted Stock shall be either (A) paid with respect to such Restricted Stock at the dividend payment date in cash, in kind, or in a number of shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) automatically reinvested in additional Restricted Stock or held in kind, which shall be subject to the same terms as applied to the original Restricted Stock to which it relates, or (C) deferred as to payment, either as a cash deferral or with the amount or value thereof automatically deemed reinvested in deferred stock units, other Awards or other investment vehicles, subject to such terms as the Committee shall determine or permit a Participant to elect. Unless otherwise determined by the Committee, Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

(f) Bonus Stock and Awards in Lieu of Obligations. The Committee is authorized to grant to Participants Stock as a bonus, or to grant Stock or other Awards in lieu of obligations of the Corporation or a Subsidiary to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee.

(g) Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to a Participant, which may be awarded on a free-standing basis or in connection with another Award. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been

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reinvested in additional Stock, Awards, or other investment vehicles, and subject to restrictions on transferability, risks of forfeiture and such other terms as the Committee may specify.

(h) Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock or factors that may influence the value of Stock, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Corporation, a Subsidiary or business units thereof or any other factors designated by the Committee, and Awards valued by reference to the book value of Stock or the value of securities of or the performance of specified subsidiaries or other business units. The Committee shall determine the terms and conditions of such Awards. Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards, notes, or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this Section 6(h).

(i) Performance Awards. Performance Awards, denominated in cash or in Stock or other Awards, may be granted by the Committee in accordance with Section 7. A Performance Award denominated in shares shall constitute an Award authorized under Sections 6(b)—6(h) to which performance conditions have been attached under Section 7.

7. Performance Awards.

(a) Performance Awards Generally. Performance Awards may be denominated as a cash amount, number of shares of Stock, or specified number of other Awards (or a combination) which may be earned upon achievement or satisfaction of performance conditions specified by the Committee. In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the right of a Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions, except as limited under Sections 7(b) in the case of a Performance Award intended to qualify as “performance-based compensation” under Code Section 162(m).

(b) Performance Awards Granted to Covered Employees. If the Committee determines that a Performance Award to be granted to an Eligible Person who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of a preestablished performance goal and other terms set forth in this Section 7(b).

(i)

Performance Goal Generally. The performance goal for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 7(b). The performance goal shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder, including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(ii)

Business Criteria. One or more of the following business criteria for the Corporation, the Company, on a consolidated basis, and/or for any specified Subsidiary or other business unit of the Company (alone or in combination), shall be used by the Committee in establishing performance goals for such Performance Awards:

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(i) net income;

(ii) earnings, before or after income taxes;

(iii) earnings per share;

(iv) pre-tax operating income;

(v) expense management;

(vi) profitability, including profitability of an identifiable business unit or product;

(vii) revenue;

(viii) shareowner value creation measures, including but not limited to stock price or total shareowner return;

(ix) return measures, including return on assets (gross or net), return on investment, return on capital, or return on equity;

(x) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital;

(xi) net economic profit (operating earnings minus a charge for capital) or economic value created;

(xii) strategic innovation;

(xiii) dividend levels;

(xiv) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, completion of capital and debt transactions, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures and the management of capital projects;

(xv) operating performance metrics, including, but not limited to, safety and electric system reliability; or

(xvi) any combination of the foregoing.

The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. Performance goals based upon these business criteria may be based upon generally accepted accounting principles (“GAAP”) or may be non-GAAP measures, and in either case may be adjusted for purchase accounting impacts related to acquisitions and other extraordinary, non-recurring or unusual events or accounting treatments. Performance Goals may be particular to a Participant, the Corporation, the Company or a division, Subsidiary or other business segment of the Company, or may be based on the performance of the Company as a whole.

(iii)

Performance Period; Timing for Establishing Performance Goals. Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period of up to one year or more than one year, as specified by the Committee. A performance goal shall be established not later than the earlier of (A) 90 days after the beginning of any performance period applicable to such Performance Award or (B) the time 25% of such performance period has elapsed.

(iv)

Performance Award Pool. The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring performance of the Company in connection with Performance Awards. The amount of such Performance Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 7(b)(ii) during the given performance period, as specified by the Committee in accordance with Section 7(b)(iv). The Committee may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria. The Committee may specify Performance Awards for any one Participant

8

as a percentage of the Performance Award pool, subject to such terms and conditions as the Committee may specify, provided that the aggregate percentage of the Performance Award pool allocated to Participants may not exceed 100% of the Performance Award pool.

(v)

Settlement of Performance Awards; Other Terms. Settlement of Performance Awards shall be in cash, Stock, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of a Performance Award subject to this Section 7(b) beyond the level of payment authorized for achievement of the performance goal specified under this Section 7(b) based on the actual level of achievement of such goal in excess of the amount earned through performance with respect to the performance goal established under Section 7(b). Any settlement which changes the form of payment from that originally specified shall be implemented in a manner such that the Performance Award and other related Awards do not, solely for that reason, fail to qualify as “performance-based compensation” for purposes of Code Section 162(m). The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant or other event (including a Change in Control) prior to the end of a performance period or settlement of such Performance Awards.

(c) Annual Incentive Awards Granted to Covered Employees. The Committee may grant an Annual Incentive Award to an Eligible Person who is designated by the Committee as likely to be a Covered Employee. Such Annual Incentive Award will be intended to qualify as “performance-based compensation” for purposes of Code Section 162(m), and its grant, exercise and/or settlement shall be contingent upon achievement of preestablished performance goals and other terms set forth in this Section 7(c).

(i)

Grant of Annual Incentive Awards. Not later than the earlier of 90 days after the beginning of any performance period applicable to such Annual Incentive Award or the time 25% of such performance period has elapsed, the Committee shall determine the Covered Employees who will potentially receive Annual Incentive Awards, and the amount(s) potentially payable thereunder, for that performance period. The amount(s) potentially payable shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 7(b)(ii) in the given performance period, as specified by the Committee. The Committee may designate an annual incentive award pool as the means by which Annual Incentive Awards will be measured, which pool shall conform to the provisions of Section 7(b)(iv). In such case, the portion of the Annual Incentive Award pool potentially payable to each Covered Employee shall be preestablished by the Committee. In all cases, the maximum Annual Incentive Award of any Participant shall be subject to the limitation set forth in Section 5.

(ii)

Payout of Annual Incentive Awards. After the end of each performance period, the Committee shall determine the amount, if any, of the Annual Incentive Award for that performance period payable to each Participant. The Committee may, in its discretion, determine that the amount payable to any Participant as a final Annual Incentive Award shall be reduced from the amount of his or her potential Annual Incentive Award, including a determination to make no final Award whatsoever, but may not exercise discretion to increase any such amount. The Committee shall specify the circumstances in which an Annual Incentive Award shall be paid or forfeited in the event of termination of employment by the Participant or other event prior to the end of a performance period or settlement of such Annual Incentive Award.

(d) Written Determinations. Determinations by the Committee as to the establishment of performance goals, the amount potentially payable in respect of Performance Awards and Annual Incentive Awards, the level of actual achievement of the specified performance goals relating to Performance Awards and Annual Incentive Awards, and the amount of any final Performance Award and Annual Incentive Awards shall be recorded in writing in the case of Awards intended to qualify under Section 162(m). Specifically, the Committee shall certify

9

in writing, in a manner conforming to applicable regulations under Section 162(m), prior to settlement of each such Award granted to a Covered Employee, that the performance objective relating to the Performance Award or Annual Incentive Award and other material terms of the Award upon which settlement of the Award was conditioned have been satisfied.

8. Certain Provisions Applicable To Awards.

(a) Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Corporation or any Subsidiary or any business entity to be acquired by the Corporation or a Subsidiary or any other right of a Participant to receive payment from the Corporation or any Subsidiary; provided, however, that a 409A Award may not be granted in tandem with a Non-409A Award. Awards granted in addition to or in tandem with other Awards or awards may be granted either as of the same time as or a different time from the grant of such other Awards or awards. The Committee may determine that, in granting a new Award, the in-the-money value or fair value of any surrendered Award or award or the value of any other right to payment surrendered by the Participant may be applied to the purchase of any other Award. This Section 8(a) shall be subject to Section 10(e) (including the limitation on repricing) and subject to Section 10(k) (and (l).

(b) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee, subject to the express limitations set forth in Sections 6(b)(ii), 6(c)(ii) and 8 or elsewhere in the Plan.

(c) Form and Timing of Payment under Awards; Deferrals. Subject to the terms of the Plan (including Sections 10(k) and (l)) and any applicable Award document, payments to be made by the Corporation or a Subsidiary upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may be accelerated, and cash paid in lieu of Stock in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events, subject to Sections 10(k) and (l). Subject to Section 10(k), installment or deferred payments may be required by the Committee (subject to Section 10(e)) or permitted at the election of the Participant on terms and conditions established by the Committee. Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock.

9. Additional Award Forfeiture Provisions. The Committee may condition a Participant’s right to receive a grant of an Award, to exercise the Award, to retain cash, Stock, other Awards or other property acquired in connection with an Award, or to retain the profit or gain realized by a Participant in connection with an Award, including cash or other proceeds received upon sale of Stock acquired in connection with an Award, upon compliance by the Participant with specified conditions relating to non-competition, confidentiality of information relating to or possessed by the Company, non-solicitation of customers, suppliers, and employees of the Company, cooperation in litigation, non-disparagement of the Company and its subsidiaries and affiliates and the officers, directors and affiliates of the Company and its subsidiaries and affiliates, and other restrictions upon or covenants of the Participant, including during specified periods following termination of employment or service to the Company. Pursuant to this authorization, unless otherwise determined by the Committee, the following policy will apply to each Award:

In the event that the Corporation or any Subsidiary is required to restate its financial statements due to material noncompliance of the Corporation or any Subsidiary with any applicable financial reporting requirement, if such restatement results directly or indirectly from willful misconduct or gross negligence of the Participant the Participant shall reimburse the Corporation for the difference between (i) the amount of any bonus, incentive or equity compensation paid as a result of the erroneous financial statement and (ii) the amount that would have been paid, if any, under the restated financial statements. The Committee may specify additional forfeitures applicable in the event of such a restatement or similar circumstances, subject to Section 10(e).

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10. General Provisions.

(a) Compliance with Legal and Other Requirements. The Corporation may, to the extent deemed necessary or advisable by the Committee and subject to Section 10(k), postpone the issuance or delivery of Stock or payment of other benefits under any Award until completion of such registration or qualification of such Stock or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Stock or other securities of the Corporation are listed or quoted, or compliance with any other obligation of the Corporation, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Stock or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations. The foregoing notwithstanding, in connection with a Change in Control, the Corporation shall take or cause to be taken no action, and shall undertake or permit to arise no legal or contractual obligation, that results or would result in any postponement of the issuance or delivery of Stock or payment of benefits under any Award or the imposition of any other conditions on such issuance, delivery or payment, to the extent that such postponement or other condition would represent a greater burden on a Participant than existed on the 90th day preceding the Change in Control.

(b) Limits on Transferability; Beneficiaries. No Award or other right or interest of a Participant under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party (other than the Corporation or a Subsidiary thereof), or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that Awards and other rights (other than ISOs and SARs in tandem therewith) may be transferred to one or more transferees during the lifetime of the Participant but not otherwise to a third party for value, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee and the Committee has determined that there will be no transfer of the Award to a third party for value, and subject to any terms and conditions which the Committee may impose thereon (which may include limitations the Committee may deem appropriate in order that offers and sales under the Plan will meet applicable requirements of registration forms under the Securities Act of 1933 specified by the Securities and Exchange Commission). A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award document applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

(c) Adjustments. In the event that an extraordinary dividend or other distribution (whether in the form of cash or property other than Stock), recapitalization, forward or reverse split, Stock dividend, reorganization, merger, consolidation, spinoff, combination, repurchase, share exchange, liquidation, dissolution, equity restructuring as defined under FAS 123R, or other similar corporate transaction or event affects the Stock such that an adjustment is determined by the Committee to be appropriate or, in the case of any outstanding Award, which is necessary in order to prevent dilution or enlargement of the rights of the Participant, then the Committee shall, in an equitable manner as determined by the Committee, adjust any or all of (i) the number and kind of shares of Stock which may be delivered in connection with Awards granted thereafter, including the number of shares available under Section 4, (ii) the number and kind of shares of Stock by which annual per-person Award limitations are measured under Section 5, (iii) the number and kind of shares of Stock subject to or deliverable in respect of outstanding Awards, (iv) the exercise price, grant price or purchase price relating to any Award or, if deemed appropriate, the Committee may make provision for a payment of cash or property to the holder of an outstanding Option (subject to Section 10(l)), and (v) the performance goals or conditions of outstanding Awards that are based on share prices. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Performance Awards and performance goals and any hypothetical funding pool relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets) affecting the Corporation, any Subsidiary or other business unit, or the financial statements of the Corporation or any Subsidiary or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business

11

conditions or in view of the Committee’s assessment of the business strategy of the Corporation, any Subsidiary or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided that no such adjustment shall be authorized or made if and to the extent that the existence of such authority (i) would cause Options, SARs, or Performance Awards granted under the Plan to Participants designated by the Committee as Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder to otherwise fail to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder, or (ii) would cause the Committee to be deemed to have authority to change the targets, within the meaning of Treasury Regulation 1.162-27(e)(4)(vi), under the performance goals relating to Options or SARs granted to Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder.

(d) Tax Provisions.

(i)

Withholding. The Corporation and any Subsidiary is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s withholding obligations, either on a mandatory or elective basis in the discretion of the Committee, or in satisfaction of other tax obligations. Other provisions of the Plan notwithstanding, only the minimum amount of Stock deliverable in connection with an Award necessary to satisfy statutory withholding requirements will be withheld, unless withholding of any additional amount of Stock will not result in additional accounting expense to the Corporation.

(ii)

Required Consent to and Notification of Code Section 83(b) Election. No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Code Section 83(b)) or under a similar provision of the laws of a jurisdiction outside the United States may be made unless expressly permitted by the terms of the Award document or by action of the Committee in writing prior to the making of such election. In any case in which a Participant is permitted to make such an election in connection with an Award, the Participant shall notify the Corporation of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Code Section 83(b) or other applicable provision.

(iii)

Requirement of Notification Upon Disqualifying Disposition Under Code Section 421(b). If any Participant shall make any disposition of shares of Stock delivered pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b) (i.e., a disqualifying disposition), such Participant shall notify the Corporation of such disposition within ten days thereof.

(e) Changes to the Plan. The Committee may amend, suspend or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of shareowners or Participants; provided, however, that any amendment to the Plan shall be submitted to the Corporation’s shareowners for approval not later than the earliest annual meeting for which the record date is at or after the date of such Board action if such shareowner approval is required by any federal or state law or regulation or the rules of the New York Stock Exchange, or if such amendment would materially increase the number of shares reserved for issuance and delivery under the Plan, and the Committee or the Board may otherwise, in its discretion, determine to submit other amendments to the Plan to shareowners for approval. The Committee is authorized to amend outstanding awards, except as limited by the Plan. The Board and Committee may not amend outstanding Awards (including by means of an amendment to the Plan) without the consent of an affected Participant if such an amendment would materially and adversely affect the rights of such Participant with respect to the outstanding Award (for this purpose, actions that alter the timing of federal income taxation of a Participant will not be deemed material unless such action results

12

in an income tax penalty on the Participant, and any discretion that is reserved by the Board or Committee with respect to an Award is unaffected by this provision). Without the approval of shareowners, the Committee will not amend or replace previously granted Options or SARs in a transaction that constitutes a “repricing,” which for this purpose means any of the following or any other action that has the same effect:

•	Lowering the exercise price of an option or SAR after it is granted;

•	Any other action that is treated as a repricing under generally accepted accounting principles;

•	Canceling an option or SAR at a time when its exercise price exceeds the fair market value of the underlying Stock, in exchange for another option or SAR, restricted stock, other equity or cash;

provided, however, that the foregoing transactions shall not be deemed a repricing if pursuant to an adjustment authorized under Section 10(c). A cancellation and exchange described in the preceding sentence will be considered a repricing regardless of whether the Option, Restricted Stock or other equity is delivered simultaneously with the cancellation, regardless of whether it is treated as a repricing under generally accepted accounting principles, and regardless of whether it is voluntary on the part of the Participant. With regard to other terms of Awards, the Committee shall have no authority to waive or modify any such Award term after the Award has been granted to the extent the waived or modified term would be mandatory under the Plan for any Award newly granted at the date of the waiver or modification.

(f) Right of Setoff. The Corporation or any Subsidiary may, to the extent permitted by applicable law, deduct from and set off against any amounts the Corporation or a Subsidiary may owe to the Participant from time to time, including amounts payable in connection with any Award, owed as wages, fringe benefits, or other compensation owed to the Participant, such amounts as may be owed by the Participant to the Company, including but not limited to amounts owed under Section 9(a), although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff. By accepting any Award granted hereunder, the Participant agrees to any deduction or setoff under this Section 10(f). With respect to any amount that constitutes a deferral of compensation, the Corporation may implement a setoff under this provision only at such time as the deferred compensation otherwise would be distributable to the Participant (i.e., the settlement date for such deferred compensation).

(g) Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligation to deliver Stock pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts and deposit therein cash, Stock, other Awards or other property, or make other arrangements to meet the Company’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

(h) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the shareowners of the Corporation for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements, apart from the Plan, as it may deem desirable, including incentive arrangements and awards which do not qualify under Code Section 162(m), and such other arrangements may be either applicable generally or only in specific cases.

(i) Payments in the Event of Forfeitures; Fractional Shares. Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash consideration, the Participant shall be repaid the amount of such cash consideration. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

13

(j) Compliance with Code Section 162(m). It is the intent of the Company that Options and SARs granted to Covered Employees and other Awards designated as Awards to Covered Employees subject to Section 7 shall constitute qualified “performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder, unless otherwise determined by the Committee at the time of allocation of an Award. Accordingly, the terms of Sections 7(b) and (c), including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee as likely to be a Covered Employee with respect to a specified fiscal year. If any provision of the Plan or any Award document relating to a Performance Award that is designated as intended to comply with Code Section 162(m) does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee or any other person discretion to increase the amount of compensation otherwise payable in connection with any such Award upon attainment of the applicable performance objectives.

(k) Compliance with Section 409A. To the extent any Award hereunder is a 409A Award and provides for the deferral of compensation (within the meaning of Code Section 409A and related regulations) other than in accordance with the terms of the UIL Holdings Deferred Compensation Plan, the material terms of the deferral, to the extent required under Treasury Regulation §1.409A-1(c)(3) to establish a deferred compensation plan, shall be set forth in the written award or grant (including by incorporation by reference, if applicable). To the extent any Award hereunder does not provide for a deferral of compensation, but may be deferred under the Company’s Deferred Compensation Plan (or other nonqualified deferred compensation plan), the terms of the Deferred Compensation Plan (or such other nonqualified deferred compensation plan) shall govern the deferral and, to the extent necessary, are incorporated herein by reference.

(l) Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan and any Award document shall be determined in accordance with the laws of the State of Connecticut, without giving effect to principles of conflicts of laws, and applicable provisions of federal law.

(m) Awards to Participants Outside the United States. The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then resident or primarily employed outside of the United States, or establish one or more sub-plans for such participants, in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad shall be comparable to the value of such an Award to a Participant who is resident or primarily employed in the United States. An Award may be modified under this Section 10(m) in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) for the Participant whose Award is modified.

(n) Limitation on Rights Conferred under Plan. Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Corporation or a Subsidiary, (ii) interfering in any way with the right of the Corporation or a Subsidiary to terminate any Eligible Person’s or Participant’s employment or service at any time (subject to the terms and provisions of any separate written agreements), (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and employees, or (iv) conferring on a Participant any of the rights of a shareowner of the Corporation unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award or an Option is duly exercised. Except as expressly provided in the Plan and an Award document, neither the Plan nor any Award document shall confer on any person other than the Company and the Participant any rights or remedies thereunder. Any Award shall not be deemed compensation for purposes of computing benefits under any retirement plan of the Corporation or any Subsidiary and shall not affect any benefits under any other benefit plan at any time in effect and which the availability or amount of benefits is related to the level of compensation (unless required by any such other plan or arrangement with specific reference to Awards under this Plan).

14

(o) Severability. If any of the provisions of this Plan or any Award document is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining provisions shall not be affected thereby; provided, that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award documents contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof. No rule of strict construction shall be applied against the Company, the Committee, or any other person in the interpretation of any terms of the Plan, Award, or agreement or other document relating thereto.

(p) Plan Effective Date and Termination. The Plan shall become effective if, and at such time as, the shareowners of the Corporation have approved it by a vote sufficient to approve it in accordance with applicable law and the Corporation’s charter documents. The date of such shareowner approval shall be the Effective Date. Upon such approval of the Plan by the shareowners of the Corporation, no further awards shall be granted under the Preexisting Plan, but any outstanding awards under the Preexisting Plan shall continue in accordance with their terms. Unless earlier terminated by action of the Board of Directors, the authority to make new grants under the Plan shall terminate on the date that is ten years after the latest date upon which shareowners of the Corporation, have approved the Plan, and the Plan will remain in effect until such time as no Stock remains available for delivery under the Plan and the Corporation, has no further rights or obligations under the Plan with respect to outstanding Awards under the Plan.

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DIRECTIONS TO QUINNIPIAC UNIVERSITY

From New London Via I-95:

Take I-95 to New Haven. Then take I-91 North to Exit 10 (Route 40). Follow Route 40 approximately 3 miles to its end (at Whitney Avenue). Turn right onto Whitney Avenue (Route 10) and proceed north for 1.4 miles. Turn right onto Mount Carmel Avenue and go 0.3 miles to campus.

From New York City Via I-95:

Take I-95 to New Haven. Then take I-91 North to Exit 10 (Route 40). Follow Route 40 approximately 3 miles to its end (at Whitney Avenue). Turn right onto Whitney Avenue (Route 10) and proceed north for 1.4 miles. Turn right onto Mount Carmel Avenue and go 0.3 miles to campus.

From New York City Via the Wilbur Cross Parkway (Merritt Parkway):

Take the Parkway (Route 15) to Exit 61. Turn right onto Whitney Avenue (Route 10) and proceed north 3 miles to Mount Carmel Avenue. Turn right onto Mount Carmel Avenue and go 0.3 miles to campus.

From Hartford Via I-91:

Take I-91 South to Exit 10 (Route 40). Follow Route 40 approximately 3 miles to its end (at Whitney Avenue). Turn right onto Whitney Avenue (Route 10) and proceed north for 1.4 miles. Turn right onto Mount Carmel Avenue and go 0.3 miles to campus.

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to UIL HOLDINGS CORPORATION, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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UIL HOLDINGS CORPORATION			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1, 2 and 3.
Vote on Directors			☐	☐	☐
1.	ELECTION OF DIRECTORS
Nominees:
	01) Thelma R. Albright	07) F. Patrick McFadden, Jr.
	02) Marc C. Breslawsky	08) Daniel J. Miglio
	03) Arnold L. Chase	09) William F. Murdy
	04) John F. Croweak	10) James A. Thomas
	05) Betsy Henley-Cohn	11) James P. Torgerson
06) John L. Lahey
Vote on Proposals							For	Against	Abstain
2.	RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS UIL HOLDINGS CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008.						☐	☐	☐
3.	PROPOSAL TO APPROVE THE UIL HOLDINGS CORPORATION 2008 STOCK AND INCENTIVE COMPENSATION PLAN.						☐	☐	☐

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Shareowner(s). If no direction is made, this proxy will be voted FOR items 1, 2 and 3. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on			☐
the back where indicated.

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report and Form 10-K are available at www.proxyvote.com.

UIL HOLDINGS CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF THE SHAREOWNERS

May 14, 2008

The shareowner(s) hereby appoint(s) John L. Lahey and F. Patrick McFadden, Jr., or either of them, as proxies, each with Betsy Henley-Cohn as substitute, in the absence of Mr. Lahey or Mr. McFadden, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of UIL Holdings Corporation that the shareowner(s) is/are entitled to vote at the Annual Meeting of The Shareowners to be held at 10:00 a.m. Eastern Time on May 14, 2008 at Quinnipiac University, School of Law Center – Grand Courtroom, 275 Mount Carmel Avenue, Hamden, Connecticut and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREOWNER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND EACH PROPOSAL, AS WELL AS ANY OTHER ITEMS THAT PROPERLY COME BEFORE THE MEETING.

FOR PARTICIPANTS IN THE UNITED ILLUMINATING COMPANY 401(K)/ESOP (KSOP) PLAN:

This Proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of THE UNITED ILLUMINATING COMPANY 401(K)/ESOP (KSOP) #091792 (the Plan). This proxy, when properly executed, will be voted as directed. If no directions are given to the Trustee by 5:00 P.M. on May 11, 2008, the Plan’s Trustee will vote these shares held in the Plan in the same proportion as votes received from other participants in the Plan.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
CONTINUED AND TO BE SIGNED ON REVERSE SIDE